                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
   (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or 240.14a-12

                                THE CRONOS GROUP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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
                                                                   [CRONOS LOGO]

                                THE CRONOS GROUP
                                Societe Anonyme

November 2, 1999                                                 Dennis J. Tietz
                                                                        Chairman

To Our Shareholders:

     We are transmitting to each of our shareholders the annual report and consolidated financial statements for the year ended December 31, 1998, the unconsolidated financial statements for the year ended December 31, 1998 and our most recent quarterly report for the second quarter ended June 30, 1999. I had hoped to send these reports to you with our proxy statement for the 1999 annual shareholders' meeting, but for reasons discussed below, we have delayed the 1999 annual meeting.

     I became the CEO of Cronos on December 11, 1998, and Chairman of the Board on March 30th of this year. Since becoming Chairman, I and my fellow directors and the management team of Cronos have taken several measures to restore stability to the management of Cronos and return the Company to profitability. These measures include:

     o The Establishment of an Independent Board. The Board now consists of four Directors, myself and three independent Directors, Maurice Taylor, Charles Tharp, and Nick Walker. Director EO Nedelmann, who provided us with wise and prudent counsel for the past two years, is not standing for reelection for the Board and has resigned to make way for Nick Walker. At the 1999 annual meeting, we will also propose that you elect Peter J. Younger, Chief Financial Officer of the Company as a Director, and Robert M. Melzer as an additional outside Director.

     o Improved Operating Results. For the first six months of 1998, Cronos reported a net loss of $2.2 million or $0.25 per outstanding share of Common Stock. For the first six months of 1999, we reduced the Company's net loss by $2 million and, for the third calendar quarter of 1999, we expect the Company will report a quarterly profit for the first time in over two years.

     o Reduction in Administrative Expenses. Prior to my appointment as Chief Executive Officer of Cronos less than twelve months ago, the Company's administrative expenses were running at approximately $21.2 million annually. Through officer and other overhead reductions, our annual administrative expenses have been reduced by approximately $5 million, or 23% of last year's level.

     o Reduction in Staff. As part of the Company's reorganization plan, senior management carefully analyzed our staffing needs and concluded that we could run our business more efficiently with fewer staff. We have reduced the number of employees of Cronos from 128 to 108 worldwide, including the elimination of six officer positions, at an estimated annual saving of $1.7 million.

     o Sale of Windsor Facility. Cronos has a three-story, 22,000 square foot facility located in Windsor, England. Having concluded that we no longer need to own this building, we have put it on the market and expect to realize from $10.7 million to $11.7 million from its sale.

     o Refinancing of Short-Term Debt. When I took office, Cronos was teetering on the brink of insolvency, having failed to pay, when due, over $57.3 million of its indebtedness. Today, after a $50 million refinancing of our debt, which closed in August of this year, Cronos is in compliance with all of its debt covenants. Our debt-to-equity ratio of two to one is the lowest it has been in two years, and is less than the industry average.

     o Interest Savings. As a result of the August refinancing, our annual interest savings should be approximately $1.4 million per year.

     o New Financing. Since April of this year, the Company has negotiated over $21 million in new financing, which was used to purchase approximately 16,000 TEU (twenty-foot equivalent units) of new equipment. I believe this investment of capital sends a clear signal of support for the policies and objectives of the Company's new management team.

     o Increase in Container Utilization. While the market for leased containers remains weak, we have increased the percentage of our container fleet on lease (referred to in the industry as "utilization") from 72.6% at March 31, 1999 to 77% as of September 30, 1999.

     o Removal of "Going Concern" Audit Opinion. Our auditor's opinions on our 1997 and 1998 financial statements contained a "going concern" opinion (raising substantial doubt about our ability to continue in business), which adversely affected our credit standing and business prospects. As a result of our refinancing and the other steps that we have taken, we anticipate receiving a clean auditor's opinion on our 1999 financial statements.

     o Selection of Deloitte & Touche. Subject to the shareholders' approval, we have retained Deloitte & Touche LLP, a "Big-Five" accounting firm, for our 1999 audit. While our current auditors, Moore Stephens, have served us well these past three years, the engagement of Deloitte & Touche is a further indication that Cronos has put behind it the management turmoil that beset the Company over the past few years.

     o SEC Investigation. We are confident of settling before the end of the year the SEC investigation that was triggered by the actions of former management. The conclusion of this investigation will provide reassurance to Cronos' lenders, investors, stockholders and employees, and I believe it will also bolster the Company's future business prospects.

     Cronos is turning the corner. The Company's management team is confident that the steps it has taken will return Cronos to profitability. We invite you to review our 1998 annual report and our second quarter report for further details on our results for 1998 and the first two calendar quarters of 1999.

Interpool Proposal

     Shortly before we were to send the notice of our 1999 annual shareholders' meeting, one of our competitors, Interpool, Inc., proposed to acquire Cronos, by merger with Interpool's 50%-owned subsidiary, Container Applications International, Inc., for $5.00 per share in cash. Interpool gave us 24 hours to respond to the proposal, which was unsolicited, and threatened to go directly to our shareholders if we did not provide Interpool with a "satisfactory" response. Interpool has now filed with SEC preliminary proxy materials pursuant to which it seeks to solicit each of you to elect an alternative slate of directors of Cronos at the 1999 annual meeting, whose sole purpose would be to sell Cronos to Interpool at $5.00 per share (or less).

     The Board has carefully evaluated the Interpool proposal and, relying in part upon the opinion of our financial advisors, First Union Securities, Inc. ("First Union"), unanimously decided to reject the Interpool proposal as inadequate and as not in the best interest of Cronos or its shareholders. At the same time, the Board has retained First Union to consider all strategic alternatives available to the Company to enhance shareholder value, including the possible sale of the Company. We hope to complete our review within a short period of time, and will report to you on the results.

     The Company has made substantial progress in its return to stability and profitability. Now is not the time to sell Cronos to Interpool or to anyone else for less than its true value. Interpool understands the progress the Company has made: That is why it is seeking to buy the Company, just as we are making tangible progress with our turnaround. Nevertheless, we owe it to each of you to explore the alternatives available to us to provide value and liquidity to our shareholders, and this we are doing.

     In the short time since assuming the role of CEO of Cronos, I can proudly point to the fact that, together with our dedicated management team, we have succeeded on several fronts in terms of providing this Company with a new direction and a revitalized spirit. I am confident that our many recent successes, which are discussed above as well as in the Shareholder Letter accompanying the enclosed 1998 Annual Report, will translate into stronger earning potential and enhanced value for our shareholders.

     We hope to reschedule our 1999 annual meeting in the near future. At that time, we will transmit to each of you our proxy statement for the meeting, and I look forward to meeting as many of you as can attend the meeting. In the meantime, you may monitor developments concerning the Company at our website, www.cronos.com.


                                        Very truly yours,

                                        /s/ Dennis J. Tietz
                                        -----------------------------------
                                        Dennis J. Tietz
                                        Chairman of the Board and
                                        Chief Executive Officer

                                                                   [CRONOS LOGO]

1998 SHAREHOLDER LETTER

To Our Shareholders:

     It is with pleasure that I am able to address you as Chairman and CEO of The Cronos Group through my initial letter to the shareholders. The year ended December 31, 1998 turned out to be the most challenging year the company has endured in its 20-year history. This challenge manifested itself in two divergent ways, and I would like to take this opportunity to discuss each in more specific detail.

GLOBAL TRADE AND THE CONTAINER LEASING INDUSTRY

     In terms of the container leasing market, 1998 was a year of volatility. Opinions wavered between optimism that the fallout from the Asian crisis could be contained and concern that it would widen and affect the broader global economy. As these worries intensified, expectations for world economic growth shifted downward. The growth of world containerized trade declined to 5% - 6% during 1998, compared to 7% - 8% in recent past years, limiting the demand for leased containers by the ocean carriers. At the same time, unprecedented trade imbalances developed between Asia and the rest of the world. The devalued currencies of many Asian countries gave rise to booming exports and, together with restricted credit, curtailed the demand for imports from the West. These shifting trade patterns prompted increased requirements for leased containers in Asia but, at the same time, created a surplus of off-hire units in Europe and the Americas.

     During 1998, average utilization levels declined and per diem rental rates continued to soften. Operating margins also were squeezed as the trade imbalances with Asia resulted in significantly higher equipment repositioning expenses. Other key trends that have been in evidence over the past few years continued to affect the container leasing industry during 1998. They include consolidation within the shipping and container leasing industries, increased use of mega-size containerships, and the pooling of owned equipment by customers in order to achieve even greater operating efficiencies.

     If the long-term expectations for economic recovery and growth in most Asian economies and Latin America are well founded, as I believe they are, we should see an increase in world trade volumes over the next few years. While operating in this challenging market environment, I believe it is also important to maintain a global perspective by looking upon the financial concerns of Asia in the broader context of the economic stability and market maturity of the U.S., Canada and Europe. With this in mind, we have taken measures to strengthen our operating margins by focusing on areas where trade volumes are prospering, minimizing equipment repositioning costs, and promoting customer service. While it will take some time to overcome the effects of current market conditions, I believe that the container leasing industry will remain a growing component in the movement of world trade.

COMPANY UPDATE

     While 1998 ended on a more positive note than it had begun, the road was not a smooth one. Within the company, the first six months of the year were characterized by uncertainty and change with regard to corporate governance, banking relationships, and regulatory investigation matters. In spite of the difficulties surrounding the company's ex-Chairman, Stefan M. Palatin, the investigation by the SEC, and attempts to restructure short-term debt, we were determined to formulate a pragmatic, successful strategy for the future. It was clear to me that the problems of the past two years had diverted attention away from our core business.

     As the new Chairman and CEO of the company, my management philosophy is driven by the straightforward notion that we must learn from our problems and focus on proven business strategies for future growth. In December 1998 we announced a corporate restructuring program, and we are now implementing cost-cutting measures designed to refocus our attention on our core business, improve net earnings and raise the return on capital. In conjunction with this restructuring, we have set a goal to cut Selling, General & Administrative expenses by approximately $5 - 6 million this year. Thereafter, we intend to stabilize overheads at these levels to reflect the new organization and the change in strategy. We are currently streamlining our operations by more explicitly defining corporate authority and job responsibility. We have also made significant strides in rebuilding our banking relationships and recently completed a $50 million replacement funding transaction, the largest in the company's history. The proceeds from this transaction were used to pay down short-term debt, including all outstanding amounts due under the company's primary banking facility. Furthermore, since the end of 1998, we have completed several lease-financing transactions, the proceeds from which were used to pay down additional short-term debt. Lastly, subject to shareholder approval, we have reconfigured the Board to include four independent directors. The end of 1998 could be best characterized as a time during which Cronos began to make significant progress in defining a new direction for itself, a direction that would also use to full advantage those strategies that had proved successful over its 20-year history. This new direction was solidified in shape and substance at the beginning of 1999.

     Given the mixed economic results throughout the world and the other factors impacting the container leasing industry, maintaining a long-term perspective can be both difficult and frustrating. The basic principles we work under are as true today as they were when we entered the container fleet management business 20 years ago -- Focus on the fundamentals and on earnings growth using management strength and foresight -- Focus on the business of the company, not the distractions. In doing so, we believe that we can emerge from the uncertainty of the market, re-energized, and well-positioned for the future. Through prudent and conservative management, we will continue our best efforts to enhance fleet performance and strengthen the company's earnings potential. We appreciate your investment in the company, and we will remain always mindful of the responsibilities we have to you, our shareholders.

Respectfully submitted,

/s/ DENNIS J. TIETZ
Dennis J. Tietz
Chairman and CEO
The Cronos Group

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K
                            ------------------------
(MARK ONE)

      [X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED: DECEMBER 31, 1998

                                       OR

      [ ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM: ____________ TO ____________ .

                        COMMISSION FILE NUMBER: 0-24464

                                THE CRONOS GROUP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   LUXEMBOURG                                     NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF INCORPORATION OR       (I.R.S. EMPLOYER IDENTIFICATION NO.)
                 ORGANIZATION)

            16, ALLEE MARCONI, BOITE POSTALE 260, L-2120 LUXEMBOURG
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODES: (352) 453145

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT.

              TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH REGISTERED
              -------------------                   -----------------------------------------
                      NONE                                        NOT APPLICABLE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT.

                     COMMON SHARES, $2 PAR VALUE PER SHARE
                                (TITLE OF CLASS)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in PART III of this Form 10-K or any amendment to this Form 10-K. Yes [ ] No [X]

     The aggregate market value of voting stock of the Registrant held by non-affiliates as of March 26, 1999 (Common Shares) was approximately $33,283,497.

     The number of Common Shares outstanding as of March 29, 1999:

                     CLASS                                 NUMBER OF SHARES OUTSTANDING
                     -----                                 ----------------------------
                     Common                                         8,858,378

     Portions of the following documents have been incorporated by reference into this report.

                    DOCUMENT                               PARTS IN WHICH INCORPORATED
                    --------                               ---------------------------
      Registrant's Proxy Statement for the                           PART III
      1999 Annual Meeting of Shareholders

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--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                THE CRONOS GROUP

                                                                          PAGE
                                                                          ----
Introductory Note.......................................................   ii
                                    PART I

Item 1.     Description of Business.....................................    1
Item 2.     Properties..................................................   10
Item 3.     Legal Proceedings...........................................   10
Item 4.     Submission of Matters to a Vote of Security Holders.........   11

                                   PART II

Item 5.     Market for the Company's Common Equity and Related
            Stockholder Matters.........................................   13
Item 6.     Selected Financial Data.....................................   14
Item 7.     Management's Discussion and Analysis of Financial Condition
            and Results of
            Operations..................................................   16
Item 8.     Financial Statements and Supplementary Data.................   25
Item 9.     Changes In and Disagreements With Accountants on Accounting
            and Financial Disclosure....................................   25

                                   PART III

Item 10.    Directors and Officers of Registrant........................   26
Item 11.    Executive Compensation......................................   26
Item 12.    Security Ownership of Certain Beneficial Owners and
            Management..................................................   26
Item 13.    Certain Relationships and Related Transactions..............   26

                                   PART IV

Item 14.    Exhibits, Finance Statement Schedules, and Reports of Form
            8K..........................................................   27

                               INTRODUCTORY NOTE

     Unless the context indicates otherwise, the "Company" means The Cronos Group and, where appropriate, includes its subsidiaries and predecessors, while "Cronos" means The Cronos Group together with its subsidiaries and predecessors.

     "TEU" means twenty-foot equivalent units, the standard unit of physical measurement in the container industry. All references herein to "$" or "Dollars" are to United States dollars.

     This report discusses certain forward looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, amongst other things, changes in international operations, including exchange rate risks, the Company's success in refinancing its outstanding debt, changes in market conditions for the Company's container lease operations and the Company's ability to provide innovative and cost-effective solutions.

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

INTRODUCTION

     The Company is a limited liability company (societe anonyme) incorporated in Luxembourg with its registered office at 16, Allee Marconi, Boite Postale 260, L-2120 Luxembourg (telephone (352) 453145). The Company is registered with the Luxembourg Registrar of Companies under registration number R.C.S. Lux. B. 27489. Cronos Containers Limited, the Company's principal container leasing subsidiary, is a U.K. corporation located at Orchard Lea, Winkfield Lane, Winkfield, Windsor, Berkshire, SL4 4RU, England.

     Cronos is the successor to Intermodal Equipment Associates ("IEA") and Leasing Partners International ("LPI"). IEA began managing and leasing dry cargo containers in 1978, primarily under master leases. LPI was established in 1983 to manage and lease refrigerated containers. In 1990, LPI acquired IEA and the companies combined their operations under the new name Cronos. In December 1995 and January 1996, the Company and Barton Holding Ltd., a selling shareholder, sold in a public offering (the "Public Offering") 3,643,000 Common Shares of the Company.

     Cronos is one of the world's leading lessors (by aggregate TEU capacity) of intermodal marine containers in owning and managing a fleet of dry cargo, refrigerated, tank and other specialized containers. Through an extensive global network of offices and agents, Cronos leases both its own and other owners' containers to over 400 ocean carriers and transport operators, including all of the 20 largest ocean carriers. The Company is currently seeking to refinance approximately $47.7 million due under the Bank Facility and the Company's other credit facilities by securing new term debt financing and investment by managed container owners. Until the refinancing is completed, there is substantial doubt that the Company will be able to continue as a going concern. See Item
7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

INDUSTRY BACKGROUND

     A marine cargo container is a reusable metal container designed for the efficient carriage of cargo with a minimum of exposure to loss through damage or theft. Containers are manufactured to conform to worldwide standards of container dimensions and container ship fittings adopted by the International Standards Organization ("ISO") in 1968. The standard container is either 20' long x 8' wide x 8'6" high (one TEU) or 40' long x 8' wide x 8'6" high (two
TEU). Standardization of the construction, maintenance and handling of containers allows containers to be picked up, dropped off, stored and repaired effectively throughout the world. This standardization is the foundation on which the container industry has developed.

     Standard dry cargo containers are rectangular boxes with no moving parts, other than doors and are typically made of steel or aluminum. They are constructed to carry a wide variety of cargoes ranging from heavy industrial raw materials to light-weight finished goods. Specialized containers include, among others, refrigerated containers for the transport of temperature-sensitive goods, tank containers for the carriage of liquid cargo and cellular palletwide containers ("CPCs") with extra width. Dry cargo containers currently constitute approximately 83% (in teu) of the worldwide container fleet. Refrigerated containers and tank containers currently constitute approximately 7% (in teu) of the worldwide container fleet, with open-tops and other specialized containers constituting the remaining 10%.

     One of the primary benefits of containerization has been the ability of the shipping industry to effectively lower freight rates due to the efficiencies created by standardized intermodal containers. Containers can be handled much more efficiently than loose cargo and are typically shipped via several modes of transportation, including truck, rail and ship. Containers require loading and unloading only once and remain sealed until arrival at the final destination, significantly reducing transport time, labor and handling costs and losses due to damage and theft. Efficient movement of containerized cargo between ship and shore reduces the amount of time that a ship must spend in port and reduces the transit time of freight moves.

     The logistical advantages and reduced freight rates brought about by containerization have been major catalysts for world trade growth during the last 25 years, resulting in increased demand for containerization. The world's container fleet has grown from an estimated 270,000 TEU in 1969 to approximately
12.2 million TEU by mid-1998.

BENEFITS OF LEASING

     Leasing companies own approximately 47% of the world's container fleet with the balance owned predominantly by shipping lines. Shipping lines, which traditionally operate on tight profit margins, often supplement their owned fleet of containers by leasing a portion of their equipment from container leasing companies and in doing so, achieve financial and operational benefits.

     - Leasing allows the shipping lines to utilize the equipment they need without having to make large capital expenditures;

     - Leasing offers a shipping line an alternative source of financing in a traditionally capital-intensive industry;

     - Leasing enables shipping lines to expand their routes and market shares at a relatively inexpensive cost without making a permanent commitment to support their new structure;

     - Leasing allows shipping lines to respond to changing seasonal and trade route demands, thereby optimizing their capital investment and storage costs.

TYPES OF LEASES

     FINANCE LEASES are usually long term in nature and require relatively low levels of customer service. They ordinarily require fixed payments over a defined period and provide customers with an option to purchase the subject containers at the end of the lease term. Per diem rates typically include an element of repayment of capital and therefore are higher than rates charged under either long-term or short-term leases.

     MASTER LEASES are usually short-term leases under which a customer reserves the right to lease a certain number of containers as needed under a general agreement between the lessor and the lessee. Such leases provide customers with greater flexibility by allowing customers to pick up and drop off containers where and when needed, subject to restrictions and availability, on pre-agreed terms. The commercial terms of master leases are negotiated annually. Master leases also define the number of containers that may be returned within each calendar month and the return locations and applicable drop-off charges. Due to the increased flexibility they offer, master leases usually command higher per diem rates and generate more ancillary fees (including pick-up, drop-off, handling and off-hire fees) than term leases.

     TERM LEASES are for a fixed period of time and include both long and short term commitments, with most extending from three to five years. Term lease agreements may contain early termination penalties that apply in the event of early redelivery. In most cases, however, equipment is not returned prior to the expiration of the lease. Term leases provide greater revenue stability to the lessor, but at lower lease rates than master leases. Ocean carriers use long-term leases when they have a need for identified containers for a specified term. Short-term lease agreements have a duration of less than one year and include one-way, repositioning and round-trip leases. They differ from master leases in that they define the number and the term of the containers to be leased. Ocean carriers generally use one-way leases to manage trade imbalances (where more containerized cargo moves in one direction than another) by picking up a container in one port and dropping it off at another location after one or more legs of a voyage.

     The terms and conditions of the Company's leases provide that customers are responsible for paying all taxes and service charges arising from container use, maintaining the containers in good and safe operating condition while on lease and paying for repairs, excluding ordinary wear and tear, upon redelivery. Some leases provide for a "damage protection plan" whereby lessees, for an additional payment (which may be in the form of a higher per diem rate), are relieved of the responsibility of paying some of the repair costs upon redelivery of the containers. The Company has historically provided this service on a limited basis to selected customers.

Repairs provided under such plans are carried out by the same depots, under the same procedures, as are repairs to containers not covered by such plans. Customers are also required to insure leased containers against physical damage, loss and against third party liability for loss, damage, bodily injury or death.

     The percentage of equipment on term leases as compared to master leases varies widely among leasing companies, depending upon each company's strategy on margins, operating costs and cash flows.

     Lease rates depend on several factors including the type of lease, length of term, maintenance provided, type and age of the equipment and market conditions.

COMPANY STRATEGY

     Cronos targets operating leases, with an emphasis on master leases for its dry cargo containers and term leases for refrigerated and tank containers.

LEASE PROFILE

     Cronos offers flexible leasing arrangements primarily through master leases on dry cargo containers. Cronos' specialized containers are generally leased on longer-term leases because the higher cost, value and complexity of this equipment make it more expensive to redeliver and on-hire frequently.

                                                            PERCENTAGE OF FLEET ON-HIRE
                                                         ---------------------------------
                     TYPE OF LEASE                       DRY CARGO    REFRIGERATED    TANK
                     -------------                       ---------    ------------    ----
Master.................................................      76%           39%          9%
Term...................................................      16            56          91
Finance................................................       8             5          --
                                                            ---           ---         ---
          Total........................................     100%          100%        100%
                                                            ===           ===         ===

CUSTOMERS

     Cronos currently serves over 400 customers, consisting primarily of ocean carriers. Cronos supplies containers to all of the 20 largest ocean carriers worldwide. Cronos is not dependent upon any particular customer or group of customers. None of the Company's customers accounts for more than 10% of its revenue and the ten largest customers accounted for approximately 37.6% of the total TEU fleet-on-hire. Substantially all of Cronos' customers are billed and pay in United States dollars.

     Cronos sets maximum credit limits for all customers, limiting the number of containers leased to each customer according to established credit criteria. Cronos continually tracks its credit exposure to each customer. Cronos' credit committee meets quarterly to analyze the performance of existing customers and to recommend actions to be taken in order to minimize credit risks. Cronos uses specialist third party credit information services and reports prepared by local staff to assess credit applications.

FLEET PROFILE

     Cronos focuses on supplying to its customers high-quality containers, manufactured to specifications that exceed International Standards Organization
(ISO) standards and designed to minimize repair and operating costs. Cronos operates primarily dry cargo and refrigerated containers but, since 1993, it has diversified into tanks and other specialized containers. Cronos believes that this fleet diversification enables it to increase business with its customers by supplying a wide range of their equipment requirements.

                                             CRONOS CONTAINER FLEET (IN TEU THOUSANDS)
                                                          AT DECEMBER 31,
                                             -----------------------------------------
                                             1994     1995     1996     1997     1998
                                             -----    -----    -----    -----    -----
Dry Cargo..................................  211.5    250.2    322.0    345.9    337.8
Refrigerated...............................   14.6     14.3     16.2     16.0     14.7
Tank.......................................    0.4      1.0      1.7      2.0      2.0
Roll-Trailer...............................     --       --      1.7      2.0      2.2
CPCs.......................................     --       --       --      2.4      2.4
Other Dry Freight Specials.................    0.1      0.1      1.2      1.5      2.3
                                             -----    -----    -----    -----    -----
          Total Fleet......................  226.6    265.6    342.8    369.8    361.4
                                             =====    =====    =====    =====    =====

     Dry cargo containers are the most commonly used type of container in the shipping industry. Over 95% of Cronos' dry cargo fleet is constructed of all Corten(R) steel (i.e., Corten(R) roofs, walls, doors and undercarriage), which is a high-tensile steel yielding greater damage and corrosion resistance than mild steel. The Company believes that, among its major competitors, it has the highest percentage of dry cargo containers constructed of all Corten(R) steel.

     Refrigerated containers are used to transport temperature-sensitive products, such as meat, fruit, vegetables and photographic film. All of Cronos' refrigerated containers have high-grade stainless steel interiors. The majority of Cronos' 20' refrigerated containers have high-grade stainless steel walls, while most of the Company's 40' refrigerated containers are steel framed with aluminum outer walls to reduce weight. As with the dry cargo containers, all refrigerated containers are designed to minimize repair and maintenance and maximize damage resistance. Cronos' refrigerated containers are designed and manufactured to include the latest generation refrigeration equipment, with the most recently built units controlled by modular microprocessors. Cronos has not purchased new refrigerated containers since early 1997 due to the weak refrigerated container leasing market resulting from oversupply.

     Cronos' tank containers are constructed in compliance with International Maritime Organization ("IMO") standards and recommendations. The tanks purchased by Cronos to date have all been IMO-1 type tanks constructed to comply with IMO recommendations that require specific pressure ratings and shell thicknesses. These containers are designed to carry highly-flammable materials, corrosives, toxics and oxidizing substances. They are also capable of carrying non-hazardous materials and foodstuffs. They have a capacity of 21,000-24,000 litres and are generally insulated and equipped with steam or electrical heating.

     Dry freight special containers, a small but growing segment of the world container fleet, include rolltrailers, CPCs, open-top and flatrack containers. Cronos diversified into dry freight specials in 1996, when it acquired Intermodal Leasing AB, a Swedish company with a fleet of approximately 800 rolltrailers, a type of heavy-duty chassis used for moving cargo onto and off ships. Cronos markets this product on a worldwide basis through its network of offices and agents, and has increased its rolltrailer fleet to 2,200 TEU at the end of 1998. Cronos owns the patents of the CPC, a specialized container designed specifically for the carriage of European short sea cargo on "Europallets". Since 1996, Cronos has added 2,400 TEU of CPCs into its container fleet.

PURCHASING POLICY

     Cronos' purchasing policy is driven by market requirements and anticipated future demand, including demand generated by trade growth and the replacement of containers retired from fleets around the world.

The Company believes that the worldwide manufacturing capacity for all container types is adequate to meet its current and near-term requirements.

     Cronos purchases dry cargo containers from manufacturers in China, Korea, Taiwan, Indonesia, Thailand, India, Malaysia, Turkey and South Africa as part of its policy to source container production in locations where it can meet customer demands most effectively. No single manufacturer supplies more than 30% of Cronos' annual dry cargo container purchases.

     Cronos' refrigerated containers were purchased mainly from Korean manufacturers. The majority of its refrigeration units were purchased from Carrier Transicold, the primary supplier of container refrigeration units in the United States. To date, all of the Company's tank containers have been purchased from United Kingdom and South African manufacturers.

REPAIR AND MAINTENANCE

     All containers are inspected and repaired when redelivered by a customer, and customers are obligated to pay for all damage repairs, excluding wear and tear, according to standardized industry guidelines. Depots in major port areas perform repair and maintenance that is verified by independent surveyors or the Cronos technical and operations staff.

     Before any repair or refurbishment is authorized on older containers in the Cronos fleet, the Cronos technical and operations staff reviews the age, condition and type of container and its suitability for continued leasing. Cronos compares the cost of such repair or refurbishment with the prevailing market resale price that might be obtained for that container and makes the appropriate decision whether to repair or sell the container. Cronos is authorized to make this decision for most of the owners for whom it manages equipment and makes these decisions by applying the same standards to the managed containers as to its own containers.

MARKET FOR USED CONTAINERS

     Cronos estimates that the period for which a dry cargo or refrigerated container may be used as a leased marine cargo container ranges from 10 to 15 years. Tank containers generally may be used for 12 to 18 years.

     Cronos disposes of used containers in a worldwide market in which buyers include wholesalers, mini-storage operators, construction companies and others. The market for used refrigerated and tank containers is not as stable as the market for used dry cargo containers. Although a used refrigerated container will command a higher price than a dry cargo container, a dry cargo container will achieve a higher percentage of its original price. Historically, the Company has not derived a material proportion of its revenues from selling used containers due to the age profile of its fleet.

OPERATIONS

     Cronos' sales and marketing operations are conducted through Cronos Containers Limited, a wholly-owned subsidiary based in the United Kingdom, with support provided by area offices and dedicated agents located in San Francisco, California; Iselin, New Jersey; Windsor, England; Hamburg; Antwerp; Genoa; Gothenburg, Sweden; Singapore; Hong Kong; Sydney; Tokyo; Taipei; Seoul; Rio de Janeiro; Shanghai and Auckland.

     Cronos also maintains agency relationships with over 20 independent agents around the world, who are generally paid a commission based upon revenues generated in the region or the number of containers that are leased from their area. These agents are located in jurisdictions where the volume of Cronos business necessitates a presence in the area but is not sufficient to justify a fully-functioning Cronos office or dedicated agent. Agents provide marketing support to the area offices covering the region, together with limited operational support.

     In addition, Cronos relies on the services of over 300 independently owned and operated depots around the world to inspect, repair, maintain and store containers while off-hire. The Company's area offices authorize all container movements into and out of the depot and supervise all repairs and maintenance performed by the depot. The Company's technical staff sets the standards for repair of the Cronos fleet throughout the world and monitors the quality of depot repair work. The depots provide a link to the Company's operations, as the redelivery of a container into a depot is the point at which the container is off-hired from one customer and repaired in preparation for re-leasing to the next.

     Cronos' global network is integrated with its computer system and provides 24-hour communication between offices and agents. The system allows Cronos to manage and control its fleet on a global basis, providing Cronos with the responsiveness and flexibility necessary to service the master lease market effectively. This system is an integral part of Cronos' service, as it processes information received from the various offices, generates billings to lessees and generates a wide range of reports on all aspects of the Company's leasing activities. The system records the life history of each container, including the length of time on-hire, repair costs, as well as port activity trends, leasing activity and equipment data per customer. The operations and marketing data is fully interfaced with Cronos' finance and accounting system to provide revenue, cost and asset information to management and staff around the world. Cronos intends to continue to enhance its computer system as needs arise in the future.

COMPETITION

     Competition among container leasing companies is based upon several factors, including the location and availability of inventory, lease rates, the type, quality and condition of the containers, the quality and flexibility of the service offered and the confidence in and professional relationship with the lessor. Other factors include the speed with which a leasing company can prepare its containers for lease and the ease with which a lessee believes it can do business with a lessor or its local area office. Not all container leasing companies compete in the same market as some supply only dry cargo containers and not specialized containers, while others offer only long-term leases. Cronos has historically targeted three particular markets: the master lease dry cargo container market, the refrigerated container market and the tank container market. In recent years, however, the Company has expanded into other specialized container products and other types of leases.

     Cronos competes with various container leasing companies in the markets in which it conducts business, including Transamerica Leasing, Genstar Container Corp. (now GE Seaco), Triton Container International Ltd., Textainer Corp. and others. In a series of recent consolidations, several major leasing companies, as well as numerous smaller ones, have been acquired by competitors. Cronos believes that the current trend toward consolidation in the container leasing industry will continue, making economies of scale, worldwide operations, diversity, size of fleet and financial strength increasingly important to the successful operation of a container leasing business. Additionally, as containerization grows, customers may demand more flexibility from leasing companies regarding per diem rates, pick-up and drop-off locations, availability of containers and other terms.

     Some of Cronos' competitors may have greater financial resources than Cronos and may be more capable of offering lower per diem rates on a larger fleet. In Cronos' experience, however, ocean carriers will generally lease containers from more than one leasing company in order to minimize dependence on a single supplier.

OPERATING SEGMENTS

     Cronos has three operating segments which are determined based on source of container funding:

     1. U.S. Public Limited Partnerships

     2. Other Container Owners

     3. Owned Containers

     Cronos uses various financing programs within its three segments. These financing programs enable Cronos to expand its fleet without being dependent upon any single source of financing. Cronos believes it is important to diversify its financing sources both by market and type of instrument. This diversification reduces its reliance on individual financial markets and provides for a more balanced financing structure.

     The following chart summarizes the composition of the Cronos fleet (based on original equipment cost) at December 31 of each of the years indicated:

                                                            1994    1995    1996    1997    1998
                                                            ----    ----    ----    ----    ----
U.S. Public Limited Partnerships..........................   48%     45%     38%     35%     34%
Other Container Owners....................................   28%     34%     29%     40%     41%
Owned Containers..........................................   24%     21%     33%     25%     25%
                                                            ---     ---     ---     ---     ---
          Total...........................................  100%    100%    100%    100%    100%
                                                            ===     ===     ===     ===     ===

     As of December 31, 1998, no single owner (other than as specified above) held more than 13% of the Cronos fleet (based upon original equipment cost).

     All containers, whether owned or managed, are leased as part of a single global fleet, without regard to ownership. No customer generates 10% or more of a segment's revenues. The Company evaluates the performance of its operating segments based on operating profit or loss. Substantially, all of the Group's lease revenue is earned on containers used in global trade routes. This revenue is deemed to be earned based on the physical location of the containers while on lease. Accordingly, the Group believes that it does not possess discernible geographic reporting segments as defined in Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". See Note 2 to the 1998 Consolidated Financial Statements.

     Segment revenues from external customers, operating profit or loss and total assets are disclosed in the Company's Financial Statements and are incorporated herein by reference.

U.S. PUBLIC LIMITED PARTNERSHIPS

     Cronos has been raising capital through its investment syndication activities since 1979 through the organization and sponsorship of public limited partnership offerings. To date Cronos has sponsored 16 of these public limited partnerships. Cronos has raised over $478 million from over 37,000 investors, providing the means to purchase 181,000 TEU of dry cargo containers, 3,500 TEU of refrigerated containers and 300 TEU of tank containers. A majority of the limited partners in a partnership can remove the general partner, thereby terminating the agreement with Cronos.

     As an operating company, Cronos believes that its substantial experience in the container leasing industry has been integral to the successful syndication of public limited partnerships. However, no public offerings have been made in the U.S. since early 1997. The Company is currently seeking to refinance approximately $47.7 million of indebtedness. See Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources". In addition, since early 1997 the Company has been the subject of an investigation by the U.S. Securities and Exchange Commission. See Item 3 -- "Legal Proceedings". The Company's ability to offer additional investor programs will likely require a satisfactory resolution of these matters.

     The U.S. Public Limited Partnerships provide compensation to Cronos consisting of the following fees and commissions:

     - Syndication commissions: equal to 10% of the gross proceeds from the offering, of which approximately 8% is paid to independent broker-dealers;

     - Acquisition fees: equal to 5.0% of the original cost of equipment purchased by the partnerships, recognized over a 12-year period;

     - Base management fees: equal to 7% of gross lease revenue for operating leases and 2% of gross lease revenue for direct financing leases;

     - General partner share: equal to 5% of distributable cash generated by the partnerships' operating activities;

     - Incentive fees: equal to 15% of distributable cash after the limited partners have received a return of their adjusted capital contributions and distributions in an amount equal to a cumulative compounded rate between 8 to 10% per annum (depending on the program);

     - Sales proceeds fees: equal to a 25% share of container sales proceeds after limited partners have received a return equal to their adjusted capital contribution plus 8% per annum for the leveraged programs; and

     - Reimbursed administrative expenses: for certain overhead and operating expenses.

     Management and acquisition fees, as well as syndication commissions (representing amounts earned on the sale of Limited Partnership interests) earned by the Company, were $15.0 million, $12.0 million, and $11.3 million for the years ended December 31, 1996, 1997 and 1998, respectively.

OTHER CONTAINER OWNERS

     In addition to U.S. Public Limited Partnerships, Cronos manages containers pursuant to agreements negotiated directly with corporations, partnerships and private individuals located in Europe, Asia, the United States and South Africa. Cronos' obligations to investors in the partnerships and the investor programs are substantially similar. The terms of the agreements vary from 1 to 15 years. The agreements generally contain provisions which permit earlier termination under certain conditions upon 60-90 days' notice. Under the agreements with Other Container Owners, the container owner can generally terminate the agreement if average payments by Cronos are less than a certain percentage (specified in each agreement) of total capital invested. Cronos believes that early termination is unlikely in normal circumstances.

     These management agreements generally provide compensation to Cronos consisting of management fees between 5% and 20% of the net lease revenue generated by the containers. Cronos also earns an acquisition fee of approximately 2.5% to 5.0% of the aggregate original equipment cost of the equipment managed for the owners where Cronos has negotiated the purchase of the equipment. In certain cases, an incentive fee may also be earned. Acquisition fees under the investor programs are generally recognized in Cronos' income statements over periods ranging from 7 to 15 years.

     Total fees earned by the Company were $7.4 million, $7.3 million and $7.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     All of the containers managed for these owners are combined into pools with containers of similar age and type and are managed pursuant to generally similar management agreements. Occasionally an owner will have its own pool, due to the size of its fleet or to differences in the structure or terms of the management agreement. The owners of the containers in each pool share revenues and expenses, which are allocated pro rata in order to minimize the effect of possible over-utilization or under-utilization of any particular containers. Pooling was designed to minimize conflicts of interest and promote administrative convenience.

     Revenues and expenses are allocated among owners based upon the aggregate original equipment cost of the containers owned by each owner and the number of days that such containers were in the pool, compared to the total aggregate original equipment cost of all containers in the pool and the total number of days in the period.

OWNED CONTAINERS

     Cronos uses various forms of debt funding to finance its owned fleet including bank loans, private placements, and capital leases. Container ownership provides the Company with the ability to generate lease revenues over the life of the container, matched with relatively fixed costs of interest and depreciation expenses. Most of the Company's long term debt facilities have principal maturities of less than seven years, after which containers financed under such facilities provide increased cash flows. In general, the Company believes that container ownership is more profitable over the life of the container when compared to the corresponding profits generated from container management. However, unlike container management, container ownership can often require an initial cash investment in order to secure cost effective debt financing. Until the Company completes its short term debt refinancing, additional investment in container ownership will be restricted. See Item
7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Cronos also owns containers on a temporary basis until such time that the containers are sold to its U.S. Limited Partnerships and Other Container Owner Programs. Most containers targeted for transfer to managed programs are purchased new by Cronos, and sold to a managed container owner within six months. This strategy allows Cronos more flexibility to negotiate and buy containers strategically, based on market conditions and later sell these containers to third party owners after the initial lease profile is established for a particular group of containers. Cronos also intends to use managed container programs to help it refinance containers held under short-term debt agreements, some of which it has completed in the first quarter of 1999.

ENVIRONMENTAL

     Countries that are signatories to the Montreal Protocol on the environment agreed in November 1992 to restrict the use of environmentally destructive refrigerants, banning production (but not use) of chlorofluorocarbon compounds ("CFCs") beginning in January 1996. CFCs are used in the operation, insulation and manufacture of refrigerated containers. All of Cronos' refrigerated containers purchased since June 1993 use non-CFC refrigerant gas in the operation and insulation of the containers, although a reduced quantity of CFCs is still used in the container manufacturing process. The replacement refrigerant used in the Company's new refrigerated containers may also become subject to similar governmental regulations. Depending on market pressures and future governmental regulations, many of the Company's refrigerated containers may require retrofitting with non-CFC refrigerants. Cronos' technical staff has cooperated with refrigeration manufacturers in conducting investigations into the most effective and economical retrofit plan. In the future, the Company may bear the costs related to retrofitting its Owned Containers, which constitute approximately 25% of its total refrigerated container fleet. Cronos believes that any such further expenses, should they be required, would not be material to its financial position or results of operations. In addition, refrigerated containers that are not retrofitted may command lower prices in the used container market.

EMPLOYEES

     As of December 31, 1998, Cronos had 139 employees worldwide, 32 were located in the United States, 80 in Europe and 27 in Asia. None of Cronos' employees are covered by a collective bargaining agreement.

                       EXECUTIVE OFFICERS OF THE COMPANY

                        NAME                                    POSITION              AGE
                        ----                                    --------              ---
Dennis J. Tietz.....................................  Chief Executive Officer         46
Peter J. Younger....................................  Chief Financial Officer         42
Stephen J. Brocato..................................  President of Leasing Division   46

     A brief summary of the recent business and professional experience of each executive officer is set forth below:

     DENNIS J. TIETZ. Mr. Tietz, 46, was elected Chief Executive Officer of The Cronos Group in December 1998 and Chairman of the Board of Directors in March 1999. Since 1986, Mr. Tietz has been responsible for the organization and marketing and after-market support of investment programs managed by Cronos Capital Corp. ("CCC"), a subsidiary of the Company. Mr. Tietz was a regional manager for CCC, responsible for various container leasing activities in the U.S. and Europe from 1981 to 1986. Prior to joining CCC in December 1981, Mr. Tietz was employed by Trans Ocean Leasing Corporation as Regional Manager based in Houston, with responsibility for all leasing and operational activities in the U.S. Gulf. Mr. Tietz holds a B.S. degree in Business Administration from San Jose State University and is a Registered Securities Principal with the National Association of Securities Dealers ("NASD").

     PETER J. YOUNGER. Mr. Younger, 42, was elected Chief Financial Officer of The Cronos Group in March, 1997, and is based in the United Kingdom. Mr. Younger was appointed Vice President and Controller of Cronos in 1991. He joined IEA in 1987 and served as Director of Accounting and Vice President and Controller, based in San Francisco. Prior to 1987, Mr. Younger was a certified public accountant and a principal with the accounting firm of Johnson, Glaze and Co. in Salem, Oregon. Mr. Younger holds a B.S. degree in Business Administration from Western Baptist College.

     STEPHEN J. BROCATO. Mr. Brocato, 46, was elected President of the Leasing Company's container division in June 1997, and is based in the United Kingdom. Mr. Brocato has held various positions since joining Cronos including, Vice President -- Corporate Affairs and Director of Marketing -- Refrigerated Containers for Cronos in North and South America. Prior to joining Cronos, Mr. Brocato was a Vice President for ICCU Containers from 1983 to 1985 and was responsible for dry cargo container marketing and operations for the Americas. From 1981 to 1983, he was Regional Manager for Trans Ocean Leasing Ltd. On March 31, 1999 Mr. Brocato resigned from his position as President of the Leasing Company's container division and has left the Company to pursue other interests.

INSURANCE

     Cronos' lease agreements typically require lessees to obtain insurance to cover all risks of physical damage and loss of the equipment under lease, as well as public liability and property damage insurance. However, the precise nature and amount of the insurance carried by each ocean carrier varies from lessee to lessee.

     In addition, Cronos has purchased secondary insurance effective in the event that a lessee fails to have adequate primary coverage. This insurance covers liability arising out of bodily injury and/or property damage as a result of the ownership and operation of the containers, as well as insurance against loss or damage to the containers, loss of lease revenues in certain cases and costs of container recovery and repair in the event that a customer goes into bankruptcy. Cronos believes that the nature and amounts of its insurance are customary in the container leasing industry and subject to standard industry deductions and exclusions.

ITEM 2. PROPERTIES

     Cronos owns the real property known as Orchard Lea, located west of London, England. Orchard Lea consists of a 22,000 square foot office building on four acres of land. Orchard Lea is the head office of Cronos' container leasing operations. It is subject to a mortgage and other liens and encumbrances. Cronos leases approximately 12,160 square feet of office space in San Francisco, California, where its U.S. Limited Partnership activities are based. Cronos also conducts container leasing operations from offices in Iselin, New Jersey; Hamburg; Antwerp; Genoa; Gothenburg, Sweden; Hong Kong; Singapore; Sydney; Tokyo; Rio de Janeiro; Shanghai and Auckland, generally under shorter term leases of varying durations. The containers owned and managed by Cronos are described under Item 1 -- "Description of Business -- Company Strategy -- Fleet Profile, Operating Segments -- U.S. Public Limited Partnerships, Other Container Owners and Owned Containers", above. As of December 31, 1998, Cronos owned 50,487 TEU dry cargo containers, 7,537 TEU refrigerated containers, 671 TEU tank containers, 2,419 TEU CPC containers and 2,309 TEU of other specialized equipment. As of December 31, 1998, Cronos managed a total of 287,339 TEU dry cargo containers, 7,165 TEU refrigerated containers, 1,341 TEU tank containers and 2,171 TEU of other specialized equipment.

ITEM 3. LEGAL PROCEEDINGS

     In February 1997, as reported in the Company's Form 6-K, Arthur Andersen resigned as auditors to The Cronos Group and its subsidiaries and related partnerships. In connection with its resignation, Arthur Andersen also prepared a report pursuant to Section 10A of the Securities Exchange Act of 1934 citing its inability to obtain what it considered to be adequate responses to its inquiries primarily regarding the payment of $1.5 million purportedly in respect of professional fees relating to the proposed strategic alliance referred to in
Note 17 to the 1998 Consolidated Financial Statements.

     The Securities and Exchange Commission ("SEC"), a United States regulatory agency, subsequently commenced an investigation of the Company. The SEC's investigation can result in several types of civil or administrative sanctions against the Company and individuals associated with the Company, including the assessment of monetary penalties against the Company. Actions taken by the SEC do not preclude additional actions by any other federal, civil or criminal authorities or by other regulatory organizations or by third parties.

     The SEC's investigation is continuing, and some of the Company's present and former officers and directors and others associated with the Company have given testimony. However, no conclusion of any alleged wrongdoing by the Company or any individual has been communicated to the Company by the SEC. Accordingly, management has not reached a conclusion regarding any possible liability of the Company.

     Since 1983, the Company has managed equipment for Austrian entities sponsored by various Contrin companies. Contrin was formed in 1976 by Mr Rudolf
J. Weissenberger, a former Chief Executive Officer, Chairman and Director of the Company. Subsequently, Mr Palatin, a former Chief Executive Officer, Chairman and Director of the Company, joined Mr Weissenberger in the ownership and management of Contrin. Mr Axel Friedberg, a former non-executive Director of the Company from 1997 to March 1999, served as legal counsel to Mr Weissenberger and some of the Contrin entities. Mr Weissenberger and Mr Palatin terminated their respective positions with Contrin in 1991. Since then, Cronos has continued to manage equipment for Contrin under Management Agreements.

     Certain of the Contrin entities were liquidated in 1996 with alleged losses to the investors in some of the Austrian entities that had provided financing. Investigations that involved allegations of fraudulent dealings in respect of Contrin were initiated against various persons and entities in the Provincial Court of Vienna, Austria (Criminal Division) upon the complaint of certain of the Contrin companies. In September 1997 the Provincial Court of Vienna entered a temporary injunction that froze a payment being made by Cronos Containers NV of 4,617,835 Austrian schillings (approximately $0.36 million) pending the outcome of further legal proceedings. In December 1997 the Vienna Court of Appeal (Criminal Division) sustained the temporary injunction. In its opinion, the Court of Appeal noted that, upon motion of the Public Prosecutor, investigations were then pending against, among others, Mr Palatin. The Court also said that investigations were being initiated against additional persons, including Mr Weissenberger and Mr Friedberg. Mr Palatin and Mr Friedberg have since been formally charged. Such investigations, which are still pending, have not resulted in any actions being taken against Mr Weissenberger, who has informed the Company that he does not believe that there is any valid basis for any such actions to be taken against him.

     In May 1998, Mr Palatin was taken into custody by Austrian governmental authorities pending further hearings on the allegations of fraud in connection with various Contrin transactions. See Notes 17 and 21 to the 1998 Consolidated Financial Statements. In June 1998, the Company's Board of Directors removed Mr Palatin from his position as Chief Executive Officer. Mr Palatin resigned from the Board of Directors on July 3, 1998.

     In response to actions taken by Contrin, the Company terminated certain of its Management Agreements with the various Contrin entities in 1998. Discussions are taking place between Contrin and the Company and it is possible these agreements may be reinstated.

     Based on the information available to it, the Company considers that prudent provision has been made in the 1997 and 1998 Financial Statements for all matters concerning Contrin. See Note 17 to the Company's 1998 Consolidated Financial Statements for additional information.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The annual meeting of shareholders was held on October 29, 1998. The following is a summary of the matters voted on at the meeting:

     Resolution 1: to receive and approve the reports of the independent auditor and of the Board of Directors; votes for 2,502,708; votes against 1,340,140; abstentions 1,075,200. Consequently, the resolution was passed.

     Resolution 2: to ratify the appointment by the Board of Directors of Mr Maurice Taylor on July 9, 1998 to fill a vacancy on the Board; votes for 2,502,508; votes against 1,339,140; abstentions 1,076,400. Consequently, Mr Taylor's appointment by the Board of Directors was ratified.

     Resolution 3: to approve the Consolidated and Unconsolidated Financial Statements of the Company for the year ended December 31, 1997; votes for 2,173,108; votes against 1,340,940; abstentions 1,404,000. Consequently, the Consolidated and Unconsolidated Financial Statements of the Company for the year ended December 31, 1997 were approved.

     Resolution 4: to discharge the Board of Directors (other than Mr Palatin) pursuant to Article 74 of the Company Law (August 10, 1915) for the execution of their mandate for the year ended December 31, 1997; votes for 2,496,098; votes against 1,343,000; abstentions 1,078,950. Consequently, the discharge as proposed was granted.

     Resolution 5: election of Directors

                                                                                VOTES
                                                                 -----------------------------------
                        NOMINEE                           TERM      FOR       AGAINST    ABSTENTIONS
                        -------                           ----   ---------   ---------   -----------
E. A. Eriksen...........................................  2001     487,371   3,352,277    1,078,400
R. J. Weissenberger.....................................  2001   2,160,208   1,586,440    1,171,400
M. Taylor...............................................  2001   2,500,608     913,890    1,503,550
N. Walker...............................................  2001     708,010   1,337,840    2,872,198

     Mr Friedberg and Mr Ernst Otto Nedelmann continued to serve as Directors following the meeting.

     Resolution 6: to rescind the authorization granted at the 1997 annual meeting of shareholders of the Company to pay out dividends of up to 35% of consolidated net earnings for the year ended December 31, 1996; votes for 3,732,958; votes against 106,040; abstentions 1,079,050. Consequently, the authorization was rescinded.

     Resolution 7: to approve the appointment of Moore Stephens S.a.r.l. as the Company's independent auditor for the fiscal year 1998 and to authorize the Directors to fix the independent auditors remuneration; votes for 3,499,348; votes against 343,000; abstentions 1,075,700. Consequently, Moore Stephens S.a.r.l was reappointed.

     Resolution 8: to approve any dividends and allocate the results for the year ended December 31, 1997; votes for 2,169,008; votes against 1,673,840; abstentions 1,075,200. Consequently, it was decided not to pay dividends.

                                    PART II

ITEM 5. MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     As at March 29, 1999, there were outstanding 8,858,378 Common Shares. They were held of record by 16 holders, including five non-U.S. persons holding an aggregate of 2,857,017 shares.

     Prior to December 1995, there was no trading market for the Company's Common Shares. Since the Company's Public Offering, the Common Shares have been quoted and traded over-the-counter on the NASDAQ National Market System under the symbol "CRNSF". In March 1999 the Company announced that it would comply with the reporting requirements applicable generally to U.S. public companies and would therefore trade under the symbol "CRNS". There is no trading market for the Common Shares outside the United States. The table below shows the high and low reported bid prices for the Common Shares on the NASDAQ National Market System for the last two years for the quarterly periods ending on the dates indicated. Bid prices are market quotations and reflect inter dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions.

                                                   PRICE RANGE
                                                    (DOLLARS)
                                                  --------------       TRADING VOLUME
                                                  HIGH      LOW     (# OF COMMON SHARES)
                                                  -----    -----    --------------------
March 31, 1997..................................  7.375    2.750         2,704,887
June 30, 1997...................................  6.875    4.000         1,833,200
September 30, 1997..............................  8.125    6.250         1,671,623
December 31, 1997...............................  7.375    4.500         1,092,334
March 31, 1998..................................  7.250    5.125         1,397,942
June 30, 1998...................................  7.125    5.000           552,233
September 30, 1998..............................  5.969    4.875         1,101,394
December 31, 1998...............................  6.625    3.375           297,081
February 28, 1999...............................  5.938    3.500           137,290

     There are currently no Luxembourg foreign exchange control restrictions on the payment of dividends on the Common Shares or on the conduct of Cronos' operations. In addition, there are no limitations on holding or voting applicable to foreign holders of Common Shares, imposed by law, by the Company's Articles of Incorporation or otherwise, other than those restrictions which apply equally to Luxembourg holders of Common Shares. The company is, under a credit agreement, restricted in declaring or making dividend distributions except in the case where such declarations or distributions are made solely and limited to an amount equal to 35% of Consolidated Net Earnings of any year. No dividend declarations have been made by the Company since its Initial Public Offering in December 1995.

     The following summary of the material Luxembourg tax consequences is not a comprehensive description of all of the tax considerations that are applicable to the holders of Common Shares, and does not deal with the tax consequences applicable to all categories of holders, some of which may be subject to special rules.

     Under present Luxembourg law, as long as the Company maintains its status as a holding company, no income tax, withholding tax (including with respect to dividends), capital gains tax or estate inheritance tax is payable in Luxembourg by shareholders in respect of the Common Shares, except for shareholders domiciled, resident (or, in certain circumstances, formerly resident) or having a permanent establishment in Luxembourg. The reciprocal tax treaty between the United States and Luxembourg limiting the rate of any withholding tax is therefore inapplicable.

ITEM 6. SELECTED FINANCIAL DATA

     The following table sets forth consolidated financial information for the Company as of and for the periods noted. The balance sheet and income statement data for the five years ended December 31, 1998, have been derived from the consolidated financial statements of the Company. The table should be read in conjunction with Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the 1998 Consolidated Financial Statements and related notes thereto included elsewhere in this Annual Report. The Company is facing material financial uncertainties in connection with its refinancing that may cause this data not to be indicative of future financial condition or results of operations.

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1994       1995       1996       1997       1998
                                              --------   --------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Gross lease revenue.........................  $124,658   $150,429   $154,011   $160,848   $157,546
Commissions, fees and other operating
  income....................................     5,667      6,942      7,460      5,545      4,955
Interest income.............................       255      1,329      1,333      1,685      1,154
Equity in earnings of affiliates............     1,445      1,895      1,397         --         --
Gain on conversion of investment in
  affiliate.................................        --         --      5,260        321         --
                                              --------   --------   --------   --------   --------
Total Revenues and Non-Operating Income.....   132,025    160,595    169,461    168,399    163,655
                                              --------   --------   --------   --------   --------
Direct operating expenses...................    23,783     26,938     34,535     34,217     35,318
Payments to container owners................    62,288     77,073     72,894     73,945     75,527
Depreciation and amortization...............     8,711     10,676     14,258     19,033     18,714
Selling, general and administrative
  expenses..................................    20,148     24,133     23,834     22,683     21,164
Financing and recomposition
  expenses(1)(2)............................     1,900         --      2,149      7,384      5,375
Interest expense............................     8,229     11,238     11,368     17,758     15,718
Provision against amounts receivable from
  related parties(3)........................        --         --         --      4,733         --
Provision against available for sale
  securities(4).............................        --         --         --         --      1,500
Impairment losses(5)........................        --         --         --     11,668      6,500
                                              --------   --------   --------   --------   --------
Total Expenses..............................   125,059    150,058    159,038    191,421    179,816
                                              --------   --------   --------   --------   --------
Earnings (Loss) Before Income Taxes.........     6,966     10,537     10,423    (23,022)   (16,161)
Income taxes................................     3,031      3,175      2,441         --        306
                                              --------   --------   --------   --------   --------
Net Income (Loss)...........................     3,935      7,362      7,982    (23,022)   (16,467)
                                              --------   --------   --------   --------   --------
Preferred dividends.........................       900        856         --         --         --
                                              --------   --------   --------   --------   --------
Earnings available for common shares........  $  3,035   $  6,506   $  7,982   $(23,022)  $(16,467)
                                              --------   --------   --------   --------   --------
Earnings (loss) per common share............  $   0.58   $   1.21   $   0.90   $  (2.60)  $  (1.86)
                                              --------   --------   --------   --------   --------
Dividends per common share..................  $    .19   $     --   $     --   $     --   $     --
                                              --------   --------   --------   --------   --------
Shares used in per share calculations(6)....     5,215      5,383      8,853      8,858      8,858
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................  $  7,493   $ 24,243   $ 17,278   $ 14,455   $  9,281
Total assets................................   222,337    266,485    399,301    327,145    279,979
Long-term debt and capital lease
  obligations...............................    93,578     89,600    141,435     88,682     61,195
Total debt and capital lease obligations....   109,696    106,620    198,989    171,399    148,466
Shareholders' equity........................    53,186     85,349     95,576     73,713     56,087

---------------
(1) In 1994, $1.9 million ($.37 per share) of costs incurred in preparation for the Company's Public Offering were written off because the offering, originally planned for the summer of 1994, was postponed for more than 90 days. These costs were non-deductible for tax purposes.

(2) In 1996, 1997 and 1998 the Company incurred costs in connection with certain financing and other transactions and the restructuring of the Board of Directors and other employee positions. Costs incurred and accrued were charged to the income statement where the Company determined that no future benefit would be derived from such costs.

(3) As of December 31, 1997 the Company provided $4.7 million against a loan and associated interest to the then Chairman due to concern over its collectability and the Company's ability to exercize the pledge over shares put up as collateral for the loan.

(4) As of December 31, 1998 the Company provided $1.5 million against the escrow holding certain Transamerica shares pending final determination of post-closing reports and adjustments.

(5) As of December 31, 1997 and 1998 the Company recorded accounting charges relating to the impairment of certain long-lived assets as required by the Statement of Financial Accounting Standards 121.

(6) Weighted average number of shares outstanding during the year.

ITEM 7.MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the 1998 Consolidated Financial Statements and the notes thereto and the other financial and statistical information appearing elsewhere in this Annual Report. The 1998 Consolidated Financial Statements have been prepared in accordance with US Generally Accepted Accounting Principles.

GENERAL

     The Company generates revenues by leasing to ocean carriers marine containers that are owned either by third-party container owners or by the Company itself. These leases, which generate most of the Company's revenues, are generally operating leases.

     The segment information presented in Note 2 of the Notes to the Company's 1998 Consolidated Financial Statements relates to the portions of the Company's fleet owned by the Company itself ("Owned Containers") or by the Company's managed container programs, U.S. Public Limited Partnerships ("U.S. Limited Partnerships") and Other Container Owners ("Other Container Owners") and together with U.S. Limited Partnerships, "Managed Container Owners". Owned Containers include containers held for resale, the financing costs of which are borne by the Company prior to the sale of such containers to Managed Container Owners, and are accounted for in the Owned Container segment. The Company bears the risk of ownership with respect to containers in Owned Containers but not with respect to the majority of containers in the Managed Container Owners segments, although the Company bears the risk that the management agreements could be terminated, resulting in the removal of the corresponding managed containers from the fleet. At December 31, 1998, approximately 34%, 41% and 25% of the Company's fleet (by original equipment cost) was related to U.S. Limited Partnerships, Other Container Owners and Owned Containers, respectively.

     All containers, whether owned or managed, are operated as part of a single fleet. The Company has discretion over which ocean carriers, container manufacturers and suppliers of goods and services it deals with. Since the Company's management agreements with the Managed Container Owners meet the definition of leases in Statement of Financial Accounting Standards No. 13, they are accounted for in the Company's financial statements as leases under which the container owners are lessors and the Company is lessee. The agreements with container owners generally provide that the Company will make payments to the container owners based upon the rentals collected from ocean carriers after deducting direct operating expenses and a management fee. Substantially all payments to container owners are therefore contingent upon the leasing of the containers by the Company to ocean carriers and the collection of lease rentals. Minimum lease payments on the minority of agreements which have fixed payment terms are presented in note 14(c) of the notes to the Company's 1998 Consolidated Financial Statements. Substantially all payments to container owners represent a percentage of the rentals collected from the ocean carriers to whom containers are leased by the Company.

     Gross lease revenue represents revenue from operating leases, excluding billings in advance. These amounts are billed in U.S. dollars on a monthly basis. Amounts due under master leases are calculated by the Company at the end of each month and billed approximately 6 to 8 days thereafter. Amounts due under short-term and long-term leases are set forth in the respective lease agreements and are generally payable monthly. Changes in gross lease revenue depend primarily upon fleet growth, utilization rates and average per diem rates.

     The Company has expanded its fleet since December 31, 1994 from 226,600 TEU to 361,400 TEU at December 31, 1998. Between 1994 and 1998 the owned and managed fleets have grown from 36,700 TEU to 63,400 TEU and from 189,900 TEU to 298,000 TEU, respectively. During this period, the Company added containers having an original equipment cost of $233 million and $135 million, respectively, net of disposals, to its owned and managed fleet, increasing the total original equipment cost of the fleet to $991 million. During 1997 and 1998 the ability of the Company to purchase new equipment for both the owned and managed fleets was constrained by the levels of finance available to the company.

     Utilization of the Company's containers declined in 1996 as a result of the increasing fleet size, an oversupply of containers in the industry, relatively slow growth in world trade and increased competition.

During 1997, utilization experienced steady growth due to marketing efforts and improved inventory management. In 1998, utilization declined reflecting the deteriorating economic position in Asian, South American and other markets.

     The Company's average per diem rates have fallen consistently throughout 1996, 1997 and 1998. This reflects the rationalization in the global shipping industry and the resultant lowering of freight rates.

     Commissions, fees and other operating income includes acquisition fees relating to the Company's managed container programs, syndication fees relating to the Company's limited partnership offerings, income from direct financing leases (principally containers leased under lease-purchase arrangements), fees from the disposal of used containers and miscellaneous other fees and income. This item is affected by the size of new managed programs, the purchase price of containers purchased for new managed programs, the number and value of direct financing leases and income from disposals of used containers. Although acquisition fees are generally received in cash at the inception of a managed container program and are non-refundable, they are amortized in the income statement on a straight-line basis over the period of the managed container agreement to which they relate.

     Direct operating expenses are direct costs associated with leasing containers, both owned and managed. These expenses include depot costs such as repairs, maintenance, handling and storage, non-depot expenses such as insurance, agent fees and repositioning costs, and other expenses such as provisions for doubtful accounts and legal costs. Direct operating expenses are affected primarily by fleet size and utilization. The majority of direct operating expenses relate to off-hire containers, and therefore these costs are sensitive to the quantity of off-hire containers as well as the frequency at which containers are re-delivered.

     Payments to container owners reflect the amounts due to Managed Container Owners, computed in accordance with the terms of the individual agreements.

     Selling, general and administrative expenses include all employee and office costs, professional fees and computer systems costs.

     Operating profit or loss includes items directly attributable to specific containers in each of the Company's operating segments, as well as items not attributable to any specific container but instead are allocated across operating segments. Items directly attributable to operating segments include gross lease revenues, direct operating costs, payments to container owners, container interest and depreciation expense. Indirect items allocated across segments include selling, general and administrative expenses, interest, depreciation and impairment charges on the Company's non-container assets.

RESULTS OF OPERATIONS

     The following chart represents certain key performance measurements, expressed as a percentage of gross lease revenue:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                             1996      1997      1998
                                                             ----      ----      ----
Direct operating expenses..................................  22.4%     21.3%     22.4%
Selling, general and administrative expenses...............  15.5      14.1      13.4
Depreciation and amortization(1)...........................   9.3      11.8      11.9
Interest expense...........................................   7.4      11.0      10.0

---------------
(1) Depreciation and amortization in 1996 includes the amortization of goodwill on the acquisition of capital stock of an affiliate. In the income statement data, this amortization is netted in calculating equity in earnings of affiliates.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     During 1998, the size of the total fleet decreased by 8,400 TEU representing disposals of 11,200 TEU net of new container production of 2,800 TEU. Total new container production in 1998 represented an investment of $9.8 million compared with $92.0 million in 1997. Approximately $3.8 million, or 39%, of the new container investment before disposals related to dry cargo containers, compared to $68.0 million, or 74%, in 1997. Of the remaining new container purchases, $2.7 million was invested in flatracks, $2.0 million was invested in roll-trailers and $1.3 million in tank containers.

     Approximately 85% of new container investment in 1998 was financed within the Managed Container Owners segments, compared to 69% in 1997. The remaining balance of 15% in 1998 and 31% in 1997 was financed within the Owned Container segment by operating cash flow and borrowings.

     Based on current market conditions and expected new container prices in 1999, the Company intends to allocate the majority of its 1999 production funding to new dry cargo containers, and the balance to dry freight specials and tank containers. The majority of new funding in 1999 is expected to come from the Other Container Owner segment, most of which is expected to be used for new production, with the balance targeted to purchase used containers currently owned by the Company.

     Operating profit, see Note 2 to the 1998 Consolidated Financial Statements, from U.S. Limited Partnerships declined by approximately $0.3 million, or 11%, from $2.2 million in 1997 to $1.9 million in 1998 due to lower net lease revenues generated from a smaller fleet size, offset partially by lower allocations of selling, general and administrative expenses.

     Other Container Owners generated an operating loss of $0.7 million in 1998, compared to an operating profit of $0.9 million in 1997. Increased net lease revenues resulting from an increased fleet size, were offset by higher allocations of selling, general and administrative expenses and an allocation of impairment losses in 1998 of $0.8 million related to the Company's real property in England. Operating profit before allocations of indirect items increased slightly due to a larger fleet under management. The Company expects this trend to continue in 1999, both from the funding for new containers purchases, as well as for used containers currently owned by the Company. In the first quarter of 1999, third party container owners purchased approximately $14.4 million in container assets from the Company. The Company anticipates additional transactions of this kind throughout the first half of 1999. In all cases, the assets will continue to be managed by the Company as part of its Other Container Owner programs.

     Owned Containers generated a loss from operations in 1998 of $8.1 million compared to a loss of $6.3 million in 1997. Lower net lease revenues resulting from a softer leasing market as well as a smaller owned fleet and higher interest rates on container debt contributed to the decline in this segment's performance. Additionally, the Company took an impairment charge of $4.5 million in 1998 on selected refrigerated and dry containers, in anticipation of a sale of these assets to various third party investor programs in the first half of 1999. These sales reflect the Company's strategy of refinancing its short term debt and reducing the Company's cost of debt financing. In 1997 the Company booked a $7.4 million impairment charge to write down the carrying value of refrigerated containers.

     Total allocations of selling, general and administrative expenses between all segments in 1999 are expected to decline as a result of the Company's announced restructuring program.

     Gross lease revenue decreased by approximately 2% in 1998, primarily due to lower average utilization rates on dry containers, a smaller average refrigerated container fleet and lower average per diem rates on most product types. Gross lease revenue from dry cargo containers decreased by 2% in 1998 and represented approximately 73% of the overall total, unchanged from 1997. Refrigerated container gross lease revenue declined by $2.8 million, or 9%, to $29.9 million in 1998 due to a reduction in average fleet size following a program of targeting uneconomic equipment for disposal during the year. Refrigerated container gross lease revenue represented 19% of the overall total compared to 20% in 1997. Gross lease revenue from tank containers increased by $1.2 million to $8.3 million, an increase of 17% over 1997, due to improved utilization and a higher average fleet size. The roll-trailer fleet contributed $2.9 million, or 2%, to total gross lease revenue in 1998 compared to $2.8 million, or 2%, in 1997.

     Commissions, fees and other operating income decreased to $5.0 million in 1998, a decrease of $0.6 million, or 11%, over 1997. This was primarily due to reduced income from direct financing leases which was partly offset by increased fees from the disposal of containers and increased property rental income.

     Direct operating expenses increased to $35.3 million in 1998, an increase of $1.1 million, or 3%, over 1997. Reductions in storage, repositioning, handling and agent costs were more than offset by increases in repair costs and in charges in respect of dry cargo and refrigerated container legal expenses and doubtful accounts. Dry container storage costs decreased by $1.0 million, or 10%, to $8.9 million reflecting stronger exchange rates and the negotiation of lower storage rates in several locations. As a percentage of gross lease revenue, direct operating expenses increased to 22% in 1998 from 21% in 1997.

     Payments to container owners increased to $75.5 million in 1998, an increase of $1.6 million, or 2%, over the prior year. Payments to Other Container Owners were $43.6 million in 1998, an increase of $6.1 million, or 16%, over 1997 due to a higher average fleet size which more than offset lower average dry utilization and per diem rates. The increase in the average fleet size was mainly due to transactions involving the sale of equipment from the Owned to the Other Container Owner segment in the second half of 1997 together with new container production. Payment to US Limited Partnerships decreased by $4.6 million to $31.9 million, a 12% decrease compared to 1997. The $6.6 million reduction in gross lease revenue for the segment was caused by lower average utilization and per diem rates and a smaller dry container fleet which more than offset a $1.3 million reduction in direct operating expenses. The US Limited Partnership fleet declined from 138,600 TEU at December 1997 to 128,700 TEU at December 1998 as a result of the disposal of older container equipment including sales of equipment to the Other Container Owner segment. At December 1998, the managed container fleet comprised 75% of the total fleet by original equipment cost which was almost unchanged from 1997.

     Depreciation and amortization decreased slightly to $18.7 million in 1998, a reduction of $0.3 million, or 2%, compared to 1997, due to a lower average Owned Container fleet which was partly offset by an increase in the depreciation charge for refrigerated containers following a change in the depreciation policy at the beginning of 1998.

     Selling, general and administrative expenses were $21.2 million in 1998, compared to $22.7 million in 1997, a decrease of $1.5 million, or 7%, due to lower manpower, professional service and communication costs.

     Financing and recomposition expenses decreased to $5.4 million in 1998, a reduction of $2.0 million, or 27%. During 1998, $3.4 million of charges were incurred in respect of professional and financing fees together with a $2.0 million provision in connection with a restructuring plan. Charges incurred during 1997 comprised a $3.4 million provision against a contingent liability (see Notes 3 and 17 to the 1998 Consolidated Financial Statements) and $4.0 million of costs in respect of professional and financing fees.

     Interest expense decreased to $15.7 million in 1998, a decrease of $2.0 million, or 12%, over 1997 due to a lower average debt balance which was partly offset by a higher average interest rate. The average debt balance was $160.9 million in 1998 compared to $185.1 million in 1997, a decrease of $24.2 million. The reduction in the average debt balance was due to debt repayments of $22.1 million from operating cash during 1998 together with container sales from the Owned Container fleet to the managed container fleet in the second half of 1997.

     Provision against available for sale securities represented a $1.5 million charge to reduce the anticipated proceeds from investment securities presently held in escrow accounts.

     Impairment losses of $6.5 million in 1998 comprised a $4.5 million charge in respect of container equipment and a $2.0 million adjustment to record a property at estimated market value.

     Income taxes of $0.3 million in 1998 represented charges against profits arising in European and Asian marketing offices. There was no income tax charge in 1997.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     During 1997, the Company added 27,000 TEU of dry and special purpose containers to the fleet, compared with 77,200 TEU in 1996, net of disposals. This represented an investment of $92.0 million in new containers in 1997 compared with $253.0 million in 1996. Approximately 74% of the new container investment before disposals related to dry cargo containers, compared to 81% in 1996. Refrigerated container investment was $10.0 million in 1997 compared to $50.0 million in 1996. Of the remaining new container purchases, $6.0 million was invested in tank containers, $4.0 million was invested in palletwide containers, $2.0 million was invested in roll-trailers and $1.0 million in flatracks.

     Approximately 69% of new container investment in 1997 was financed within the Managed Container Owners segments, compared to 50% in 1996. The remaining balance of 31% in 1997 and 50% in 1996 was financed within the Owned Container segment by operating cash flow and borrowings.

     Operating profit, see Note 2 to the 1998 Consolidated Financial Statements, for US Limited Partnerships decreased by $0.1 million, or 3%, compared to 1996. Net lease revenue net of payments to US Limited Partnerships was $2.4 million, or 19%, lower than prior year due to a reduced fleet size and lower per diem rates which were partly offset by improved utilization. The allocation of indirect items decreased by $2.9 million, or 23%, reflecting lower commissions on the sale of limited partnership units and a decrease in selling, general and administrative expense allocations. Operating profit for Other Container Owners increased by $0.3 million, or 55%. Net lease revenue net of payments to container owners increased by $0.3 million, or 5%, due to a higher average fleet size under management and improved utilization which was partly offset by lower per diem rates. The average fleet size increased as a result of investment in new containers during 1997 and purchases of containers from the Owned Container segment in the second half of 1997. The Owned Container segment experienced an operating loss of $6.3 million compared to an operating profit of $6.3 million in 1996 as a result of increased interest and depreciation charges and a charge in respect of a reduction in the carrying value of refrigerated containers of $7.4 million.

     Gross lease revenue increased to $160.8 million in 1997, an increase of $6.8 million, or 4%, due to the expanded fleet size under management and higher average utilization on dry containers which were partly offset by lower average per diem rates. Dry cargo containers comprised 71% of the total fleet by original equipment cost compared to 70% in 1997. Gross lease revenue from this product type in 1997 remained unchanged from 1996, comprising 73% of the overall total. Gross lease revenue from tank containers increased by $1.8 million to $7.1 million, an increase of 34% over 1996. The roll-trailer fleet contributed $2.8 million, or 1.7%, to total gross lease revenue in 1996.

     Commissions, fees and other operating income decreased to $5.5 million in 1997, a decrease of $1.9 million, or 26%, over 1996. This was due to lower fees from the disposal of containers and lower syndication commissions resulting from a reduction in the sale of U.S. Limited Partnership units.

     Gain on conversion of investment in affiliate was $0.3 million in 1997 compared to $5.3 million in 1996. The gain resulted from the conversion of the investment in Trans Ocean Limited in 1996. See Note 9 to the 1998 Consolidated Financial Statements.

     Direct operating expenses decreased to $34.2 million in 1997, a reduction of $.3 million, or 1%, over 1996. Lower repositioning expenses reflecting the continuing improvement in the dry container market were partly offset by higher storage and handling costs and an increased provision for doubtful accounts. Although storage and handling costs decreased in each quarter in 1997 as dry utilization improved, the total cost for 1998 was $1.0 million higher than in 1996. As a percentage of gross lease revenue, direct operating expenses decreased to 21.3% in 1997 from 22.4% in 1996.

     Payments to container owners increased to $73.9 million in 1997, an increase of $1 million, or 1%, over the prior year. Payments to Other Container Owners was $37.5 million in 1997, an increase of $4.9 million over 1996 due to a higher average fleet size and higher dry utilization which more than offset reduced per diem rates. Payment to US Limited Partnerships decreased by $3.9 million to $36.5 million, a 10% decrease compared to the prior year. The decrease in average fleet size and reduction in per diem rates more than offset the improvement in dry utilizations. The size of the total managed container fleet increased from 242,700 TEU at December 31, 1996 to 303,100 TEU at December 31, 1997, an increase of 60,400 TEU, or 25%.

     Depreciation and amortization increased to $19.0 million in 1997, an increase of $4.8 million, or 33%, over 1996, due to a higher average Owned Container fleet.

     Selling, general and administrative expenses were $22.7 million in 1997, compared to $23.8 million in 1996, a decrease of $1.1 million, or 5%, due to lower employee costs and lower commissions paid on the sale of limited partnership units, partly offset by higher professional fees.

     Financing and recomposition expenses increased to $7.4 million in 1997, an increase of $5.2 million over the prior year due to a $3.4 million provision against a contingent liability (see Notes 3 and 17 to the 1998 Consolidated Financial Statements) and higher levels of professional fees incurred in connection with certain financing and other transactions.

     Interest expense increased to $17.8 million in 1997, an increase of $6.4 million, or 56%, over 1996 due to higher average debt balances, a higher average interest rate and increased loan fees. The average debt balance was $185.1 million in 1997 compared to $129.0 million in 1996, an increase of $56.1 million, reflecting a higher 1997 beginning debt position as a result of significant additions to the Owned Container fleet in the second half of 1996. The total debt balance decreased by $32.1 million between June 30, 1997 and September 30, 1997 as a result of container sales from the Owned Container fleet to the managed container fleet. The conversion of the Group's primary revolving credit facility to a term loan resulted in a higher interest rate and increased loan fees.

     Provision against amounts receivable from related parties of $4.7 million in 1997 represents an adjustment in respect of outstanding loans and unpaid interest. See Note 21 to the 1998 Consolidated Financial Statements.

     Impairment losses of $11.7 million were recorded in 1997 in respect of certain long-lived assets in accordance with Statement of Financial Account Standards No. 121. A $7.4 million impairment loss was recognized in respect of refrigerated container equipment to record the assets at fair value. A $4.3 million adjustment in respect of goodwill reflects the impairment of the Group's ability to organize future public limited partnerships in the U.S. See Note 3 to the 1998 Consolidated Financial Statements.

     Income taxes: there was no income tax charge in 1997 reflecting the loss before income taxes. In 1996 the charge was $2.4 million representing an effective tax rate as a percentage of earnings before income taxes of 23.4%.

LIQUIDITY AND CAPITAL RESOURCES

     The funding sources available to the Company and its consolidated subsidiaries include operating cash flow and borrowings. The Company's operating cash flow is derived from lease revenues generated by the Company's fleet and fee revenues from its managed container programs. The Company's working capital requirements generally relate to day-to-day fleet support and servicing the current portion of long-term debt outstanding. The parent company derives all of its operating income and cash flow from its subsidiaries. Dividends of $4.4 million and $3.2 million were paid to the parent company by its subsidiaries during 1996 and 1998, respectively.

     The Company purchases new containers for its own account and for resale to its managed container programs. In recent years the Company has purchased containers to take advantage of strategic purchasing and leasing opportunities. These containers are held for periods of up to six months by the Company until sold to one of the programs. If they are not sold, the Company retains them for its own account. The Company believes that this activity allows the Company to take advantage of opportunistic buying and increases the likelihood that the containers will already be generating revenues at the time they are acquired by the managed container programs, thereby providing managed container programs with more attractive container prices and operating performance. The Company is not obligated to continue this activity in the future. During 1997 and 1998 its ability to purchase new containers was limited by the reduced levels of financing available to the Company.

     Cash from Operating Activities. Net cash provided by operating activities was $19.1 million and $15.2 million in 1996 and 1998, respectively. Net cash used by operating activities was $20.6 million in 1997. The net cash generated in 1996 reflected earnings from operations together with a decrease in new container equipment for resale of $6.4 million. The net cash used in 1997 reflected a payment to container manufacturers of $26.4 million together with the addition of new container equipment for resale of $6.7 million. The net cash generated in 1998 reflected cash generated from operations and $7.9 million of proceeds from new container equipment for sale.

     Cash for Investing Activities. The Company uses cash for investing activities to acquire containers for its owned fleet, to purchase property and other assets related to the operation of its worldwide office network and on occasion to acquire subsidiaries and other investments. Net cash used for investing activities was $121.2 million and $1.4 million in 1996 and 1998, respectively. Net cash provided by investing activities was $44.6 million in 1997. Included in cash paid in 1996 was $3.4 million relating to the acquisition of Intermodal Management AB and Intermodal Leasing AB, operators of a fleet of roll-trailers and other roll-on roll-off terminal handling equipment. Also included in cash paid in 1996 was $142.6 million relating to the purchase of owned container equipment, $26.4 million relating to the purchase of container equipment leased out under a lease purchase agreement, recorded in the Company's balance sheet as Investment in direct financing leases, and $1.5 million in respect of professional fees relating to a proposed strategic alliance. See Note 21 to the 1998 Consolidated Financial Statements. Cash received in 1996 related to proceeds from the sale of container equipment of $36.4 million, and proceeds from the conversion and subsequent sale of the investment in Trans Ocean Limited of $19.3 million. Included in cash paid in 1997 was $38.7 million relating to the purchase of owned container equipment and $3.7 million relating to loans made to the then Chairman. See Note 21 to the 1998 Consolidated Financial Statements. Cash received in 1997 related to proceeds from the sale of container equipment of $61.5 million and proceeds from the sale of an investment in finance lease equipment of $25.1 million made in 1996. Also included in cash received in 1997 was the return of $1.5 million paid by the Company purportedly in respect of professional fees relating to a proposed strategic alliance. Cash payments in 1998 included acquisitions of roll-trailer and computer equipment of $1.6 million and $1.1 million respectively. Cash receipts in 1998 included $1.1 million in respect of container equipment to a third party container owner.

     Cash from Financing Activities. The Company uses cash from financing activities to fund capital acquisition requirements and short-term purchasing requirements of new containers held for resale. Net cash provided by financing activities was $95.1 million in 1996. Net cash used by financing activities was $26.7 and $19.0 million in 1997 and 1998, respectively. Included in the net cash provided in 1996 was $2.1 million in net proceeds from the exercizing of options on 243,000 shares by the underwriters following the Company's Public Offering. In 1998, net cash used by financing activities included $22.1 million of debt and capital lease repayments from operating cash.

  Capital Resources

     In 1993, the Company entered into a Credit Agreement with a group of banks for which Fleet Bank, N.A. acts as Agent. This Credit Agreement, as subsequently amended, is herein called the "Bank Facility". All borrowings under the Bank Facility are secured by container equipment purchased with funds drawn under it. The Bank Facility imposes certain financial covenants on the Company, including requirements not to exceed a specific leverage ratio and to maintain a minimum consolidated tangible net worth, a minimum debt service coverage ratio, a fixed charge coverage ratio and other earnings related covenants.

     An Amended and Restated Credit Agreement was executed in June 1997, subject to various actions being taken by the Company including the provision of additional collateral. This Agreement was further amended in July 1997 and converted the facility to a term loan, payable in instalments, with a final maturity date of May 31, 1998. This Agreement was again amended in December 1997 to amend the covenants relating to maintenance of various financial ratios.

     The Company did not repay the Bank Facility at the amended maturity date of May 31, 1998. On June 30, 1998, the Company entered into a Third Amendment to the Bank Facility (the "Third Amendment"). Under the Third Amendment, the remaining principal amount of approximately $36.8 million was to be amortized in varying monthly instalments, beginning July 31, 1998 and ending January 8, 1999, including a payment of approximately $27.2 million on September 30, 1998. These instalments were subject to acceleration upon the occurrence of an event of default. Interest was payable monthly at a rate per annum equal to 2.5% over the higher of (i) Fleet Bank's prime rate or (ii) the Federal Funds Rate plus 50 basis points. Also, under the Third Amendment, the Company agreed to provide the Banks with a security interest in certain shares of Transamerica Corporation when they are released to the Company under a 1996 escrow agreement. See Note 9 to the 1998 Consolidated Financial Statements.

     The principal payments due under the Third Amendment on September 30, 1998 and January 8, 1999 were not made. The balance outstanding on the facility at December 31, 1998 was $33.1 million. In the first three months of 1999, the Group repaid $7.3 million of the Bank Facility leaving an outstanding balance of $25.8 million. In March 1999, the Company and the Banks entered into a Forbearance Agreement and Fourth Amendment to the Bank Facility with a final maturity date of September 1999 and with varying principal payments due between April and September. The Fourth Amendment became effective as of March 31, 1999 subject to the satisfaction thereafter of various conditions.

     In connection with the July 1997 amendment, the Company assigned to the Banks as additional collateral certain promissory notes of Mr Palatin, together with certain shares of the Company's stock that had been pledged by Mr Palatin as collateral for the promissory notes. See Note 14 to the Company's 1998 Consolidated Financial Statements. Mr Palatin has defaulted on these notes and the Banks have notified the Company of their intention, depending on market conditions, to exercize their rights to sell all or part of 1,463,636 shares under the collateral assignment in order to satisfy, to the extent of the net proceeds, Mr Palatin's obligations under these notes. Any resulting payments on these notes will reduce the Company's obligations under the Bank Facility.

     In December 1994 the Company borrowed $20.0 million under a Note Purchase Agreement with Sun Life Insurance Company of America ("Sun"). Initially, the loan became due and payable in equal quarterly instalments ending January 2003. However, during 1997 the Company was not in compliance with a financial ratio covenant, and on November 1, 1997, the Agreement was amended, in exchange for a waiver, to provide that the loan would become due and payable on May 31, 1998. The Company did not repay the $13.9 million balance of the loan on that date. In July 1998, the Company agreed and executed an Amendment to the Note Purchase Agreement with the current holders of the Notes (as assignees of Sun). Under the Amendment, 70% of the principal amount became due and payable on September 30, 1998 and the balance on January 31, 1999. Prepayments were required in the event of certain issuances of stock, sales of assets or refinancings by the Company. Interest was payable monthly at the Citibank, N.A. prime rate plus 2%.

     The Company did not make the principal payments due on September 30, 1998 and January 31, 1999 and the balance outstanding under the facility at December 31, 1998 was $13.9 million. A second Amendment to the Note Purchase Agreement has been executed in January 1999 which extends the final maturity date to September 1999 and also provides for interim principal payments to be made in April and July. $1.2 million was repaid in February 1999 in lieu of the April payment.

     In March 1999, the Company agreed an amendment to a $20.0 million short term revolving credit facility which had a maturity date of March 31, 1999, under which $10.3 million was outstanding at December 31, 1998. The amendment converted the facility to a short term loan with a final maturity date of November 1999 and with varying principal payments due between April and November.

     The directors believe they are taking the necessary action to secure alternative sources of finance and believe that refinancing will be arranged to meet the Company's amended payment obligations.

     Excluding the Bank Facility and the Sun Life Notes, as of December 31, 1998, the Company had total debt outstanding of $101.5 million secured by specific containers and the headquarters of the Company's container leasing operations. During the year ended December 31, 1998, interest rates on this debt ranged from 6.6% to 9.8% and as of December 31, 1998, the debt bore an average interest rate of 8.3% per annum. To the extent these facilities include financial covenants, they are generally less restrictive than those imposed under the Bank Facility. At December 31, 1998 the Company was not in compliance with various financial covenants with various lenders. Waivers of the covenant breaches have been received.

     The Company manages equipment for third-party container owners and also owns containers. Managed container programs have allowed the Company to expand its fleet significantly without the capital expenditures required for container ownership. Although container ownership may be more profitable for the

Company than the managed container programs over the life of the container, the managed programs provide the company with revenue that is less sensitive to declines in utilization and per diem rates.

  Capital Expenditures and Commitments

     Capital expenditures for containers in 1996, 1997 and 1998 were $142.6 million, $38.7 million and $1.8 million, respectively. Other capital expenditures in 1996, 1997 and 1998 were $0.7 million, $0.6 million and $1.1 million, respectively. During the year ended December 31, 1996, the Company advanced $5.5 million to the then Chairman of the Group, of which $5.5 million was outstanding as of December 31, 1996. In January 1997, the Company advanced a further $3.7 million. As at December 31, 1997, no payments had been received against these loans. See Item 13 -- "Certain Relationships and Related Transactions" and Note 21 of the Notes to the 1998 Consolidated Financial Statements. In October 1996, $1.5 million was placed into an escrow account, purportedly in respect of professional fees relating to a proposed strategic alliance. This alliance did not take place and the escrow funds were released to the Company in January 1997. See Item 13 -- "Certain Relationships and Related Transactions" below and Note 21 to the 1998 Consolidated Financial Statements.

     The Company intends to refinance $47.7 million of amounts due under the Bank Facility and the Company's other credit facilities by securing new term debt financing and new investments by managed container owners. See "Liquidity and Capital Resources -- Capital Resources" above and Note 14 to the 1998 Consolidated Financial Statements. Until the refinancing has been completed, there is substantial doubt that the Company will be able to continue as a going concern.

YEAR 2000

     The Company's computer systems are currently undergoing modifications in order to render the systems ready for the year 2000. The Company has completed a detailed inventory of all software and hardware systems and has identified all components which need to be modified. The Company has completed all the necessary changes and is now performing the required tests in a dedicated year 2000 environment. The Company anticipates that all testing will be completed by mid 1999. The company has contacted all of its critical business suppliers and has been advised that their systems are year 2000 compliant. Expenses associated with addressing the year 2000 issues are being recognized as incurred. Management has not yet assessed the year 2000 compliance expense but does not anticipate the costs incurred to date or to be incurred in the future to be in excess of $0.5 million. The Company believes it will be able to resolve any major year 2000 issues.

     The company is aware of the implications of a year 2000 computer system failure and is currently in the process of developing its contingency plans. Whilst management believe the possibility of a year 2000 system failure to be remote, if the Company's internal systems, or those of its critical business suppliers fail, the Company's consolidated financial position, liquidity or results of operations may be adversely affected.

     The company has assessed the introduction of a single European Currency, the Euro, and believes that it will not be materially affected. In the past, the effects of inflation on administrative and operating expenses have been largely offset by the Company's ability to increase the operational economies of scale through expansion of the fleet.

INFLATION

     Management believes that inflation has not had a material adverse effect on the Company's results of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     This item should be read in conjunction with and by reference to Note 15 of the notes to the 1998 Consolidated Financial statements.

     Interest rate risk: outstanding borrowings are subject to interest rate risk. At December 31, 1998 65% of total borrowings had floating interest rates. The Company performed an analysis of borrowings with variable interest rates to determine their sensitivity to interest rate changes. In this analysis, the same change was applied to the current balance outstanding leaving all other factors constant. It was found that if a 10% increase was applied to market rates, the expected effect would be to reduce annual cash flows by $0.8 million.

     Exchange rate risk: substantially all of the Company's revenues are billed and paid in U.S. dollars and approximately 79% of costs in 1998 were incurred and paid in U.S. dollars. Of the remaining costs, approximately 81% are individually small, unpredictable and incurred in various denominations and thus are not suitable for cost effective hedging. From time to time, Cronos hedges a portion of the expenses that are predictable and are principally in U.K. pounds sterling. In addition, almost all of the Company's container purchases are paid for in U.S. dollars.

     As exchange rates are outside of the control of the Company, there can be no assurance that such fluctuations will not adversely effect its results of operations and financial condition. By reference to 1998, it is estimated that for every 10% fall in value of the U.S. dollar, the effect would be to reduce cash flows by $1.9 million in any similar year.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements listed in this Item 8 are set forth herein beginning on page F1.

     Report of Independent Public accountants

     Consolidated Balance Sheets -- At December 31, 1997 and 1998

     Consolidated Statements of Income for the Years Ended December 31, 1996, 1997 and 1998

     Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1996, 1997 and 1998

     Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and 1998

     Notes to Consolidated Financial Statements

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     In February 1997, as reported in the Company's Form 6-K, Arthur Andersen resigned as auditors to The Cronos Group and its subsidiaries and related partnerships. See Item 3 -- "Legal Proceedings".

     Arthur Andersen did not permit the inclusion of their audit report to the 1995 Consolidated Financial Statements for The Cronos Group in the form 20-F for the year ended December 31, 1997.

     In April 1997, Moore Stephens were appointed as auditors to The Cronos Group and its primary subsidiaries and related partnerships.

     In the Audit Report to the 1997 Consolidated Financial Statements, Moore Stephens drew attention to the fact that The Cronos Group was negotiating the refinancing of certain loans and was not in compliance with the terms of an escrow agreement. Moore Stephens advised that this and other factors raised substantial doubt that the Group would be able to continue as a going concern.

     In the Audit Report to the 1998 Consolidated Financial Statements, Moore Stephens drew attention to the fact that The Cronos Group was negotiating the refinancing of certain loans. Moore Stephens advised that these conditions raise substantial doubt that the Group will be able to continue as a going concern.

     In addition, Moore Stephens drew attention to certain notes to the 1997 and 1998 Consolidated Financial Statements relating to Financing and recomposition expenses, Items affecting fourth quarter results of operations, Commitments and contingencies and Related party transactions. Moore Stephens advised that allegations had been made which could result in the Group becoming defendants in lawsuits alleging various financial improprieties in the operation of certain third party Austrian investment entities and their sponsoring companies.

                                    PART III

ITEM 10. DIRECTORS AND OFFICERS OF REGISTRANT

     Information required by this Item 10 is to be included in and is hereby incorporated by reference from the registrant's definitive proxy statement which is to be used in connection with the registrant's 1999 annual meeting of shareholders and which is to be filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Information relating to the registrant's executive officers is set forth on page 10 herein.

ITEM 11. EXECUTIVE COMPENSATION

     Information required by this Item 11 is to be included in and is hereby incorporated by reference from the registrant's definitive proxy statement which is to be used in connection with the registrant's 1999 annual meeting of shareholders and which is to be filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information required by this Item 12 is to be included in and is hereby incorporated by reference from the registrant's definitive proxy statement which is to be used in connection with the registrant's 1999 annual meeting of shareholders and which is to be filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information required by this Item 13 is to be included in and is hereby incorporated by reference from the registrant's definitive proxy statement which is to be used in connection with the registrant's 1999 annual meeting of shareholders and which is to be filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                                    PART IV

ITEM 14. EXHIBITS, FINANCE STATEMENT SCHEDULES, AND REPORTS OF FORM 8K

NUMBER                             EXHIBIT                               PAGE
------                             -------                               ----
 3.1     Coordinated Articles of Incorporation (designated in the
         Company's Annual Report on Form 20-F for the year ended
         December 31, 1997 (File No. 0-24464) as exhibit 1.1)
 10.1    Amended and Restated Credit Agreement, dated as of June 24,
         1997, by and among Cronos Containers N.V., Cronos Containers
         Ltd., Cronos Equipment Ltd., Cronos Containers Inc., Cronos
         Capital Corp., and Cronos Equipment (Bermuda) Limited, as
         joint and several borrowers, each of the banks that is or
         may become a party thereto, Fleet Bank, N.A., as agent for the banks, and The Cronos Group, as guarantor (the "Credit
         Agreement") (designated in the Company's Annual Report on
         Form 20-F for the year ended December 31, 1997 (File No.
         0-24464) as exhibit 1.2)
10.2     First Amendment to the Credit Agreement, dated as of July
         14, 1997 (designated in the Company's Annual Report on Form
         20-F for the year ended December 31, 1997 (File No. 0-24464)
         as exhibit 1.3)
10.3     Second Amendment to the Credit Agreement, dated as of
         December 3, 1997 (designated in the Company's Annual Report on Form 20-F for the year ended December 31, 1997 (File No.
         0-24464) as exhibit 1.4)
10.4     Third Amendment to the Credit Agreement, dated as of June
         30, 1998 (designated in the Company's Annual Report on Form
         20-F for the year ended December 31, 1997 (File No. 0-24464)
         as exhibit 1.5)
10.5     Confirmation of Guaranties, Agreement and Power of Attorney
         by the Cronos Group, dated June 30, 1998, pertaining to the
         Credit Agreement. (designated in the Company's Annual Report on Form 20-F for the year ended December 31, 1997 (File No.
         0-24464) as exhibit 1.6)
10.6     Deed in lieu of foreclosure relating to shares given as         E1
         collateral to the Palatin loans.
10.7     Forbearance Agreement and Fourth Amendment to Amended and       E6
         Restated Credit Agreement dated March 31, 1999.
10.8     Note Purchase Agreement among Cronos Equipment (Bermuda)
         Limited, The Cronos Group and Sun Life Insurance Company of
         America, dated as of December 29, 1994 (the "Sun Agreement")
         (designated in the Company's Annual Report on Form 20-F for the year ended December 31, 1997 (File No. 0-24464) as
         exhibit 1.7)
10.9     Amendment to the Sun Agreement, dated as of November 1, 1997
         (designated in the Company's Annual Report on Form 20-F for the year ended December 31, 1997 (File No. 0-24464) as
         exhibit 1.8)
10.10    Second Amendment to the Sun Agreement dated as of January       E14
         26, 1999.
10.11    The Cronos Group Management Equity Investment Plan, dated as    E22
         of July 25, 1994.
10.12    Lambert Confirmation, Acknowledgement and Consent of            E39
         Collateral Assignment
10.13    Amendment to the Revolving Credit Facility between Cronos       E43
         Containers Limited and China International Marine Containers
         (Group) Company Limited, dated March 24, 1999
10.14    Employment Agreement dated August 14, 1998, between Cronos      E44
         and Eivind A Eriksen.
10.15    Employment Agreement dated January 24, 1996, between Cronos     E60
         and Stephan M Palatin.
10.16    Employment Agreement dated May 20, 1998, between Cronos and     E69
         Admico SA.
10.17    Employment Agreement dated July 1, 1998, between Cronos and     E73
         Peter J Younger.
10.18    Employment Agreement dated August 25, 1998, between Cronos      E80
         and Stephen J Brocato.
10.19    Employment Agreement dated December 11, 1998, between Cronos    E119
         and Dennis J Tietz
21.1     List of principal wholly-owned subsidiaries at December 31,     E159
         1998
27.      Financial Data Schedule

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          THE CRONOS GROUP

Date: April 8, 1999                       By:         /s/ D J TIETZ
                                            ------------------------------------
                                                      Dennis J. Tietz
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                  By /s/ D J TIETZ                     Chairman of the Board and Chief    April 8, 1999
-----------------------------------------------------  Executive Officer (Principal
                   Dennis J. Tietz                     Executive Officer)

                 By /s/ P J YOUNGER                    Chief Financial Officer and Chief  April 8, 1999
-----------------------------------------------------  Accounting Officer (Principal
                  Peter J. Younger                     Financial and Accounting Officer)

                    By/s/ C THARP                      Director                           April 8, 1999
-----------------------------------------------------
                    Charles Tharp

                   By/s/ M TAYLOR                      Director                           April 8, 1999
-----------------------------------------------------
                   Maurice Taylor

                 By/s/ E O NEDELMANN                   Director                           April 9, 1999
-----------------------------------------------------
                Ernst-Otto Nedelmann

                                THE CRONOS GROUP

                                    INDEX TO

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
1998 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...............  F-2

CONSOLIDATED INCOME STATEMENTS YEARS ENDED DECEMBER 31,
1996, 1997 AND 1998.........................................  F-3

CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1997 AND 1998......  F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER
  31, 1996, 1997 AND 1998...................................  F-5

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY YEARS ENDED
  DECEMBER 31, 1996, 1997 AND 1998..........................  F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-7

                                THE CRONOS GROUP

              CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1998
             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of The Cronos Group:

     We have audited the accompanying consolidated balance sheets of The Cronos Group (a Luxembourg holding company) as of December 31, 1997 and 1998, and the related consolidated statements of income, cash flows and shareholders' equity for the three years ended December 31, 1996, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Cronos Group as of December 31, 1997 and 1998 and the consolidated results of their operations and their cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles in the United States.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 14 to the consolidated financial statements, The Cronos Group is currently negotiating the refinancing of a loan of approximately $25.8 million, which had a final maturity date of January 8, 1999 and loans of $12.7 million and $9.2 million which have final maturity dates of September 30 and November 30, 1999, respectively, to permit the realization of assets and the liquidation of liabilities in the ordinary course of business. The Company cannot predict what the outcome of the negotiations will be. These conditions raise substantial doubt that the group will be able to continue as a going concern. Management plans in respect of this matter are also described in note 14. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     We draw attention also to notes 1r, 3, 17 and 21 in the financial statements. Allegations have been made which may result in the Group becoming defendants in lawsuits alleging various financial improprieties in the operation of certain third party Austrian investment entities and their sponsoring companies.

/s/ MOORE STEPHENS

Moore Stephens
St. Pauls House
Warwick Lane
London EC4P 4BN

April 8, 1999

                                THE CRONOS GROUP

                         CONSOLIDATED INCOME STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         NOTES     1996       1997       1998
                                                         -----   --------   --------   --------
Gross Lease Revenue....................................          $154,011   $160,848   $157,546
Commissions, fees and other operating income:
  US Limited Partnerships..............................             1,941      1,384      1,347
  Other related parties................................    21         132         20         --
  Unrelated parties....................................             5,387      4,141      3,608
Interest income:
  Other related parties................................    21         460        824         --
  Unrelated parties....................................               873        861      1,154
Equity in earnings of affiliates.......................             1,397         --         --
Gain on conversion of investment in affiliate:
  Realized.............................................     9       1,621        321         --
  Unrealized...........................................     9       3,639         --         --
                                                                 --------   --------   --------
          Total Revenues and Non-Operating Income......           169,461    168,399    163,655
                                                                 --------   --------   --------
Direct operating expenses..............................            34,535     34,217     35,318
Payments to container owners:
  US Limited Partnerships..............................            40,338     36,478     31,922
  Other related parties................................    21       3,985         --         --
  Unrelated parties....................................            28,571     37,467     43,605
Amortization of intangible assets......................    11         489        742        683
Depreciation...........................................            13,769     18,291     18,031
Selling, general and administrative expenses...........            23,834     22,683     21,164
Financing and recomposition expenses...................    1r       2,149      7,384      5,375
Interest expense.......................................            11,368     17,758     15,718
Provision against amounts receivable from related
  parties..............................................    21          --      4,733         --
Provision against available for sale securities........   3,9          --         --      1,500
Impairment losses......................................  1u,3          --     11,668      6,500
                                                                 --------   --------   --------
          Total Expenses...............................           159,038    191,421    179,816
                                                                 --------   --------   --------
Earnings (Loss) Before Income Taxes....................            10,423    (23,022)   (16,161)
Income taxes...........................................     4       2,441         --        306
                                                                 --------   --------   --------
Net Income (Loss)......................................             7,982    (23,022)   (16,467)
Other comprehensive income, net of tax:
  Unrealized holding gain (loss) on available for sale
     security..........................................     9          --      1,159     (1,159)
                                                                 --------   --------   --------
Comprehensive Income (Loss)............................          $  7,982   $(21,863)  $(17,626)
                                                                 ========   ========   ========
Earnings (Loss) per Common Share
  (Basic and Diluted)..................................          $   0.90   $  (2.60)  $  (1.86)
                                                                 ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE CRONOS GROUP

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                              NOTES     1997       1998
                                                              -----   --------   --------
Cash and cash equivalents...................................          $ 14,455   $  9,281
Amounts due from lessees (net)..............................  1j,5      40,383     33,215
Amounts receivable from container owners, including amounts
  due from related parties of $7,311 and $7,738 at December
  31, 1997 and 1998, respectively...........................    6        8,402     10,265
New container equipment for resale..........................    7        8,202        315
Net investment in direct financing leases, including amounts due within twelve months of $1,726 and $1,365 at December
  31, 1997 and 1998, respectively...........................    8        4,991      3,504
Investments, including investments in related parties of
  $220 and $55 at December 31, 1997 and 1998,
  respectively..............................................   3,9       4,282      1,458
Container equipment, net of accumulated depreciation of
  $44,980 and $59,640 at December 31, 1997 and 1998,
  respectively..............................................  3,10     192,766    168,243
Property and other equipment, net of accumulated
  depreciation of $9,040 and $10,139 at December 31, 1997
  and 1998, respectively....................................            16,141     13,273
Intangible assets...........................................  3,11      14,771     14,088
Other amounts receivable from related parties (net).........   21        5,500      5,500
Other assets including prepayments..........................   12       17,252     20,837
                                                                      --------   --------
          Total assets......................................          $327,145   $279,979
                                                                      ========   ========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Amounts payable to container owners, including amounts
  payable to related parties of $15,484 and $13,287 at
  December 31, 1997 and 1998, respectively..................   13     $ 31,020   $ 31,314
Amounts payable to container manufacturers..................             7,594        101
Other amounts payable and accrued expenses..................            20,066     23,159
Debt and capital lease obligations, including amounts due
  within twelve months of $82,717 and $87,271 at December
  31, 1997 and 1998, respectively...........................   14      171,399    148,466
Income taxes................................................             3,487      3,110
Deferred income taxes.......................................    4        4,832      4,975
Deferred income and unamortized acquisition fees............   16       15,034     12,767
                                                                      --------   --------
          Total Liabilities.................................           253,432    223,892
                                                                      --------   --------
Commitments and contingencies...............................   17           --         --
Shareholders' Equity
Common shares, par value $2 per share (25,000,000 shares
  authorized; shares issued and outstanding, 8,858,378).....   18       17,717     17,717
Additional paid-in capital..................................  18,20     49,154     49,108
Share subscriptions receivable..............................   19         (169)      (123)
Accumulated other comprehensive income......................    9        1,159         --
Retained earnings
  Restricted................................................   20        1,772      1,772
  Unrestricted..............................................             4,080    (12,387)
                                                                      --------   --------
          Total Shareholders' Equity........................            73,713     56,087
                                                                      --------   --------
          Total Liabilities and Shareholders' Equity........          $327,145   $279,979
                                                                      ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE CRONOS GROUP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              NOTES     1996        1997       1998
                                                              -----   ---------   --------   --------
Cash flows from operating activities
Net income (loss)...........................................          $   7,982   $(23,022)  $(16,467)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Impairment losses.........................................    3            --     11,668      6,500
  Provision against available for sale securities...........    3            --         --      1,500
  Depreciation and amortization of intangible assets........             14,258     19,033     18,714
  Increase (decrease) in unamortized acquisition fees.......                305     (1,322)    (1,907)
  Provision for losses on accounts receivable...............              1,080      2,245      4,062
  (Gain) loss on disposal of fixed assets...................               (582)       129         (1)
  Gain on conversion of investment in affiliate.............             (5,260)      (321)        --
  Share of undistributed income of affiliates...............               (774)        --         --
  Increase (decrease) in current and deferred income
    taxes...................................................                482        837       (234)
  (Increase) decrease in new container equipment for
    resale..................................................              6,425     (6,717)     7,887
  (Increase) decrease in amounts receivable:
    US Limited Partnerships.................................              2,096        458       (427)
    Other related parties...................................   21            --      3,909         --
    Unrelated parties.......................................             (7,240)    (5,327)        75
  Increase (decrease) in amounts payable and accrued
    expenses:
    US Limited Partnerships.................................             (3,578)     1,902     (2,197)
    Other related parties...................................   21        (1,512)      (747)        --
    Unrelated parties.......................................              5,456    (23,369)    (2,266)
                                                                      ---------   --------   --------
Net cash provided (used) by operating activities............             19,138    (20,644)    15,239
                                                                      ---------   --------   --------
Cash flows from investing activities
Purchase of container equipment.............................           (142,609)   (38,724)    (1,822)]
Purchase of property and other equipment....................               (692)      (598)    (1,052)
Purchase of investment in related parties...................    9          (310)       (39)        --
Purchase of intangible asset................................   11        (2,086)       (11)        --
Purchase of subsidiary undertaking (net of cash acquired)...   11        (3,386)        --         --
Investment in finance lease equipment.......................    8       (26,419)    (2,443)        --
Issue of notes to related parties...........................   21        (2,000)    (3,700)        --
Proceeds from sales of container equipment..................             36,419     61,495      1,155
Proceeds from sales of property and other equipment.........                 50         --        325
Proceeds from sale of investment............................    9        19,288      1,953         --
Proceeds from sale of investment in finance lease
  equipment.................................................                 --     25,121         --
Repayment of note by related parties........................   21           511      1,500         --
                                                                      ---------   --------   --------
Net cash (used) provided for investing activities...........           (121,234)    44,554     (1,394)
                                                                      ---------   --------   --------
Cash flows from financing activities
Issue of common shares......................................   18         2,111         --         --
Share subscriptions received................................                134         --         --
Proceeds from issuance of term debt.........................            227,475     62,141      3,109
Repayments of term debt and capital lease obligations.......           (139,589)   (93,874)   (22,128)
Cash deposits (restricted)..................................              5,000      5,000         --
                                                                      ---------   --------   --------
Net cash provided (used) by financing activities............             95,131    (26,733)   (19,019)
                                                                      ---------   --------   --------
Net decrease in cash and cash equivalents...................             (6,965)    (2,823)    (5,174)
Cash and cash equivalents at beginning of year..............             24,243     17,278     14,455
                                                                      ---------   --------   --------
Cash and cash equivalents at end of year....................          $  17,278   $ 14,455   $  9,281
                                                                      =========   ========   ========
Supplementary disclosure of cash flow information:
Cash paid during the year for:
  Interest..................................................          $  11,099   $ 17,605   $ 16,402
  Income taxes..............................................              1,829        492        786
Cash received during the year for:
  Interest..................................................              1,129      1,272      1,092
  Income taxes..............................................                806      1,329        229
Non-cash investing and financing activities:
  Container equipment acquired under capital lease..........              4,999      4,143         --
  Container equipment acquired but unpaid at December 31....             27,426         --         --

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE CRONOS GROUP

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  ACCUMULATED
                                    ADDITIONAL       SHARE           OTHER        RETAINED
                         COMMON      PAID-IN     SUBSCRIPTIONS   COMPREHENSIVE    EARNINGS      RETAINED         TOTAL
                         SHARES      CAPITAL      RECEIVABLE        INCOME       RESTRICTED     EARNINGS     SHAREHOLDERS'
                        (NOTE 18)   (NOTE 20)      (NOTE 19)       (NOTE 9)      (NOTE 20)    UNRESTRICTED      EQUITY
                        ---------   ----------   -------------   -------------   ----------   ------------   -------------
Balance, December 31,
  1995................   $17,231     $47,679         $(404)         $    --        $1,723       $ 19,120       $ 85,349
Net income............                                                                             7,982          7,982
MEIP receipts.........                                 134                                                          134
MEIP lapses...........                   (27)           27                                                           --
Issue of common
  shares..............       486       1,625                                                                      2,111
Transfer to legal
  reserve.............                   (49)                                          49                            --
                         -------     -------         -----          -------        ------       --------       --------
Balance, December 31,
  1996................    17,717      49,228          (243)              --         1,772         27,102         95,576
Net loss..............                                                                           (23,022)       (23,022)
MEIP lapses...........                   (74)           74                                                           --
Unrealized holding
  gain on available
  for sale security...                                                1,159                                       1,159
                         -------     -------         -----          -------        ------       --------       --------
Balance, December 31,
  1997................    17,717      49,154          (169)           1,159         1,772          4,080         73,713
Net loss..............                                                                           (16,467)       (16,467)
MEIP lapses...........                   (46)           46                                                           --
Change in unrealized
  holding gain on
  available for sale
  security............                                               (1,159)                                     (1,159)
                         -------     -------         -----          -------        ------       --------       --------
Balance, December 31,
  1998................   $17,717     $49,108         $(123)         $    --        $1,772       $(12,387)      $ 56,087
                         -------     -------         -----          -------        ------       --------       --------

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE CRONOS GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a) Nature of operations

     The principal activity of The Cronos Group (the "Company") and its subsidiaries (together, the "Group") is the leasing to ocean carriers of marine containers which are owned either by third party container owners or by the Group.

     The Group provides a worldwide service and, accordingly, has significant foreign operations and assets in key shipping locations, particularly in the United States, Europe and Asia.

     The Group enters into agreements with third party container owners to manage the leasing of their containers to ocean carriers. These agreements have taken two principal forms. Under the first form, the Group organizes public limited partnerships in the United States and purchases and manages containers on their behalf. Under the second form, the Group enters into agreements with third parties that provide for the Group to purchase and manage containers for such third parties. Although the provisions of the agreements vary, they all permit the Group to use the containers together with containers owned by the Group as part of a single fleet, which the Group endeavours to operate without regard to ownership. The Group has discretion over which ocean carriers, container manufacturers and suppliers of goods and services it may deal with. Since the agreements with container owners meet the definition of leases in Statement of Financial Accounting Standards ("SFAS") No. 13, they are accounted for as leases under which the container owners are lessors and the Group is lessee.

     The terms of the agreements vary from 1 to 15 years. Containers generally have an expected useful economic life of 12 to 15 years. The agreements generally contain provisions which permit earlier termination under certain conditions upon 60 - 90 days' notice. For the US Limited Partnerships, a majority of the limited partners in a partnership can remove the general partner, thereby terminating the agreement with the Group. Under the agreements with third parties, the container owner can generally terminate the agreement if average payments by the Group are less than a certain percentage (specified in each agreement) of total capital invested. The Group believes that early termination is unlikely in normal circumstances.

     The agreements generally provide that the Group will make payments to the container owners based upon the rentals collected from ocean carriers after deducting direct operating expenses and the Group's management fee. Substantially all payments to container owners are therefore contingent upon the leasing of the containers by the Group to ocean carriers and the collection of lease rentals. Minimum lease payments on the minority of agreements which have fixed payment terms are disclosed in note 14(c). Substantially all payments to container owners represent a percentage of the rentals collected from the ocean carriers to whom containers are leased by the Group.

     The Group also leases containers from lessors under capital leases. The cost and book value of assets acquired under capital leases together with the minimum lease payments representing interest and principal are shown in note 14.

     The Group leases containers to ocean carriers generally under master leases for dry cargo containers and term leases (mostly 2 to 5 years) for refrigerated and other specialized containers. Master leases do not specify the exact number of containers to be leased or the term that each container will remain on hire but allow the ocean carrier to pick up and drop off containers at various locations specified in the lease agreement. Lease rentals, which are generally based upon the number of containers used by the ocean carrier and the applicable per diem rate, are therefore all contingent rentals. Receivables in respect of containers on lease up to the end of an accounting period are included in the balance sheet.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  a) Nature of operations (continued)
     Since all future rentals are contingent on the number of containers used, there are no minimum lease rentals applicable to master leases, and accordingly no analysis of minimum lease rentals is provided in these financial statements.

     Term leases provide the ocean carriers with specified container equipment throughout the term of the lease. The rentals are based upon the number of containers leased, the applicable per diem rate and the length of the lease, irrespective of the number of days during which the ocean carrier actually uses the containers. The minimum lease rentals for term leases are shown in note 5.

  b) Basis of accounting

     The Group's accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.

     The financial statements for the year ended December 31, 1998 reflect compliance with Statement of Financial Accounting Standards No. 130 ("SFAS 130") "Reporting Comprehensive Income" and SFAS 131 "Disclosures about Segments of an Enterprise and Related Information".

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Generally accepted accounting principles also contemplate the continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business. The company is presently involved in negotiations with regard to refinancing certain financial obligations. Details of the anticipated arrangements are given in note 14.

     In addition to the satisfactory renegotiation of certain financial obligations, management is undertaking a restructuring program in order to reduce selling, general and administrative expenses and increase operational efficiency. In this regard a $2,000 financing and recomposition charge has been incurred in December 1998 (note 3(b) ii).

     There can be no assurances that management's plans to secure adequate refinancing will be successful. Should the group be unable to refinance its loans, then the Directors will have to consider discontinuing the operation of or selling the business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue in existence.

  c) Principles of consolidation

     The Company is incorporated in Luxembourg.

     The consolidated financial statements include the accounts of the Company and its subsidiaries all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated on consolidation.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  d) Gross lease revenue

     Gross lease revenue represents invoices to customers for operating leases of marine containers excluding advance billings.

  e) Commissions, fees and other operating income

     This comprises acquisition fees, syndication commissions, income on direct financing leases, income from the Group's limited partner interest in US Limited Partnerships and other income.

     Acquisition fees represent amounts received and receivable from third party container owners when the Group enters into an agreement and begins to manage new container equipment on their behalf. They are generally non-refundable and are amortized in the income statement on a straight-line basis over the period of the agreements to which they relate.

     Syndication commissions represent amounts earned on the sale of US Limited Partnership interests and are recognized at the time of sale.

  f) Advertising costs

     Advertising costs, included in selling, general and administrative expenses, are expensed as incurred, and amounted to $290, $225 and $34 for the years ended December 31, 1996, 1997 and 1998, respectively.

  g) Income taxes

     Income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the statutory tax rate to the difference between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred income taxes of a change in tax rates is recognized in income in the period of enactment.

  h) Earnings per common share

     Earnings per share data have been calculated in accordance with SFAS No.
128.

     Basic earnings per share represent the amount of earnings for the period available to each share of common stock outstanding during the reporting period and have been calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each of the periods.

     Earnings per share have been computed based on a weighted average of 8,853,067, 8,858,378 and 8,858,378 common shares outstanding during the years ended December 31, 1996, 1997 and 1998, respectively.

     The fair value of the Group's common shares has been determined to be below the average exercize price of options outstanding under the Management Equity Investment Plan ("MEIP"). Accordingly there is no dilution caused by the MEIP. However, the MEIP could potentially dilute basic earnings per share in the future.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  i) Cash equivalents

     Cash equivalents are highly liquid debt instruments purchased with original maturities of three months or less. The carrying value approximates fair value. Cash and cash equivalents are maintained in accounts which, at times, may exceed federally insured limits. No losses have been experienced in such accounts and management believes it is not exposed to any significant credit risk. The group places its cash equivalents in investment grade, short term debt instruments and limits the amount of credit exposure to any one commercial issuer.

  j) Amounts due from lessees

     Amounts due from lessees represent gross lease revenue due from customers, less allowance for doubtful accounts of $3,106 and $4,446 at December 31, 1997 and 1998, respectively. Allowance for doubtful accounts comprises specific amounts provided against known potentially doubtful accounts plus a general allowance. The general allowance was $639 and $600 at December 31, 1997 and 1998, respectively. Invoices representing advance billings are included in both Amounts due from lessees and Deferred income.

  k) New container equipment for resale

     New container equipment for resale represents new containers purchased by the Group with an intent to resell to third party container owners. Such sales are usually made at original cost to the Group, and accordingly no gain or loss arises. Where gains or losses on such sales occur, they are recognized at the date of sale, because under the agreements with container owners the Group retains less than substantially all of the remaining use of the containers. Such gains are included within Commissions, fees and other operating income.

     Containers not sold to container owners within six months of purchase are transferred to the Group's long term ownership of container equipment. Depreciation is then calculated from the original date of acquisition. The amount of depreciation which would have been provided on container equipment for resale, had it been transferred to long term ownership at the balance sheet date, is immaterial to the Net income/(loss) in all periods presented.

     Rentals received on new container equipment for resale are included within Gross lease revenue. Container orders are placed with manufacturers based on the identified level of internal and external financing and the projected capacity in the leasing market.

     New container equipment for resale is stated at the lower of original unit cost or net realizable value.

  l) Leases

     i. Group as lessor

     Operating leases with customers. The Group enters into leases with customers, principally as lessor in operating leases. Operating lease rentals are recognized as gross lease revenue on the basis of invoices issued to customers in accordance with the lease agreement.

     Direct financing leases with customers. The Group has entered into direct financing leases as lessor for container equipment owned by the Group. The net investment in direct financing leases represents the receivables due from lessees net of unearned income. Unearned income is amortized to give a constant return on capital over the lease term.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  l) Leases (continued)
     ii. Group as lessee

     Capital leases. Assets held under capital leases are initially reported at the fair value of the asset categorized within container equipment, with an equivalent liability categorized as capital lease obligations. The asset is depreciated over its expected useful life. Finance charges are allocated to accounting periods over the lease term in accordance with the actuarial method.

     Operating leases. Payments by the Group to container owners are charged to the income statement in each period based upon the amounts paid and payable under the agreements with container owners, which generally are contingent upon the lease rentals collected from ocean carriers, direct operating expenses and management fees due to the Group in respect of the containers specified in each agreement.

     Other operating lease rentals are charged to the income statement on a straight-line basis over the lease term.

  m) Investments, including investments in related parties

     i. Investment securities

     Investment securities are classified as either available for sale or trading securities. Available for sale securities are reported at fair market value with unrealized gains and losses included in Stockholders' Equity as Accumulated other comprehensive income. Trading securities are reported at fair market value with unrealized gains and losses reported in earnings.

     ii. Investment in US Limited Partnerships

     Investment in US Limited Partnerships represents the Group's general and limited partner interests in partnerships in which a subsidiary company, Cronos Capital Corp., acts as a general partner. These are accounted for on the equity basis.

     iii. Investments in affiliated companies

     The investments in affiliated companies are stated at cost plus the Group's equity in the undistributed earnings of the affiliates since the date of acquisition or investment, less the amortization, where applicable, of the excess of the purchase price over the fair value of net assets acquired ("goodwill"). Goodwill is amortized over an original period of 40 years.

  n) Container equipment

     Container equipment is carried at cost less accumulated depreciation. Depreciation is provided to write off the cost, less estimated residual value, of containers, both owned by the Group and acquired under capital leases, on a straight-line basis over their expected useful life.

     Refrigerated container equipment is depreciated over a useful life of 12 years to a residual value of 15%, with effect from January 1, 1998, following an impairment review undertaken at December 31, 1997. Previously, refrigerated container equipment was depreciated over a useful life of 15 years to a residual value of 10%. The impact of the change in depreciation policy has been to increase the depreciation charge for the year ended December 31, 1998 by $1,300 ($0.15) per share.

     Dry cargo and other specialized container equipment is depreciated over a useful life of 15 years to a residual value of 10%.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  o) Property and other equipment

     Property and other equipment are carried at cost less accumulated depreciation. Depreciation is provided to write off the cost, less estimated residual value, of each asset on a straight-line basis over its expected useful life. Depreciation periods are as follows:

Properties..................................................  50 years
Property improvements.......................................  25 years
Other equipment.............................................  3 - 7 years
Land is not depreciated.....................................

  p) Intangible assets

     i. Intermodal Equipment Associates

     The intangible asset comprises the excess of the purchase price over the fair value of the net assets ("goodwill") of Intermodal Equipment Associates, a wholly owned subsidiary, acquired in 1990. Goodwill is amortized on a straight line basis over an original period of 40 years. At December 31, 1997, an impairment charge was recorded to write off part of the value of the intangible asset (note 3) in accordance with SFAS 121.

     ii. Intermodal Management AB & Intermodal Leasing AB (together
"Interlease")

     The intangible asset includes the goodwill acquired with the purchase of the wholly owned subsidiary Intermodal Management AB and its subsidiary Intermodal Leasing AB in August 1996. The acquired goodwill is amortized on a straight line basis over a period of 40 years.

     iii. Cellular Palletwide Container (CPC) & Slimwall CPC patents

     The Group acquired the patent rights relating to the Cellular Palletwide Container ("CPC"), the Slimwall CPC and the intellectual property of Cargo Unit Containers Limited ("CUC") in August 1996. The Group also acquired the business of CUC which markets CPCs and controls the manufacturing licences for CPCs. The goodwill acquired is amortized on a straight line basis over a period of 40 years. The cost of the patents is amortized on a straight line basis over a period of between 4 - 40 years depending on the patent type as follows:

CPC patents..............................................    4 - 12 years
Cargo Unit Containers Limited -- patents.................    11 - 17 years
Cargo Unit Containers Limited -- trademark...............    40 years

  q) Translation of foreign currencies

     Substantially all the Group's revenue is denominated in US dollars as are a significant proportion of total costs, including container purchases. Accordingly, the functional currency of the Group is the US dollar, the currency in which the financial statements are prepared.

     Transactions denominated in other currencies are translated into US dollars and recorded at the rate of exchange at the date of the transaction. Balances denominated in other currencies are translated into US dollars at the rate of exchange on the balance sheet date. Exchange differences arising are charged or credited to the income statement.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  r) Financing and recomposition expenses

     In 1996, costs, which were incurred and accrued by the Group in connection with its initial public offering ("IPO") of common shares, were charged to Additional paid-in capital and set off against the proceeds of the IPO, as shown in note 20.

     In 1997, the Group made an adjustment of $3,400 in respect of a contingent liability (note 17). This amount was included in Other amounts payable and accrued expenses at December 31, 1997 and 1998, respectively.

     In 1996, 1997 and 1998 the Group incurred and accrued costs in connection with certain financing and other transactions, the restructuring of the Board of Directors, senior management and other employee positions. Costs incurred and accrued were charged to the income statement, where the Group determined that no future benefit would be derived from such costs.

  s) Management Equity Investment Plan ("MEIP")

     Amounts received and receivable for the purchase of options under the contractual arrangements of the MEIP are included within Additional paid-in capital when the commitment is made by the key employee. Amounts receivable for the purchase of options are offset against Share subscriptions receivable within Shareholders' equity.

     During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", effective for fiscal years beginning after December 15, 1995. The Group continues to account for the MEIP under APB (Accounting Practices Board) Opinion No. 25, "Accounting for Stock Issued to Employees" under which no compensation cost has been recognized. As required by SFAS 123, the Group has made the required disclosures in relation to proforma Net income/(loss) and Earnings/(loss) per share, as shown in note 19.

  t) Financial instruments-derivatives

     The Group enters into interest rate swap transactions from time to time to hedge a portion of its exposure to floating interest rates. These transactions involve the conversion of floating rates over the life of the transactions without an exchange of underlying principal. The differential is accrued as interest rates change and recognized as an adjustment to interest expense. The related amount receivable from or payable to counterparties is included in accrued interest expense. The fair values of the interest rate swaps are recognized in the financial statements.

     The Group enters into forward exchange contracts from time to time, typically covering an average period of approximately 5 months, to hedge a portion of its expenses, which are paid in U.K. Sterling. Realized and unrealized gains and losses on foreign currency hedging transactions that are designated and effective as hedges of firm identifiable foreign currency commitments are deferred and recognized in income over the period of the hedged transaction. No such transactions were undertaken during 1998.

     The group has not entered into any speculative derivative contracts.

  u) Asset impairment

     Certain long-term assets of the Group are reviewed when changes in circumstances require as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  u) Asset impairment (continued)
Assets to be Disposed Of". Management considers assets to be impaired if the carrying value of the asset exceeds the future projected cash flows from related operations (undiscounted and without interest charges). When impairment is deemed to exist, the assets are written down to fair value or projected discounted cash flows from related operations. Management also re-evaluates the period of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. In accordance with SFAS 121, the Group recorded impairment losses of $0, $11,668 and $6,500 for the years ended December 31, 1996, 1997 and 1998, respectively (note 3).

  v) New pronouncements

     In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated. A variable cash flow hedge of a forecasted transaction is initially recorded as comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. Gains and losses from foreign currency exposure hedges are reported in other comprehensive income as part of the cumulative translation adjustment. Gains and losses from fair value hedges are recognized in earnings in the period of any changes in the fair value of the related recognized asset or liability or firm commitment. Gains and losses on derivative instruments that are not designated as a hedging instrument are recognized in earnings in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and should not be applied retroactively to financial statements for prior periods.

     While the Company does enter into interest rate swaps to hedge a portion of its exposure to floating interest rates and enters into forward exchange contracts to hedge a portion of its expenses which are paid in U.K. Sterling, it does not currently record its derivative instruments as assets or liabilities and does not measure such instruments at fair value. The Company is assessing the impact that SFAS No. 133 will have in accounting for its derivative transactions and hedging activities.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2 OPERATING SEGMENT DATA

     Segment information is provided in the tables below:

                                                                   OTHER
                                                  US LIMITED     CONTAINER      OWNED
                                                 PARTNERSHIPS     OWNERS      CONTAINERS     TOTAL
                                                 ------------    ---------    ----------    --------
YEAR ENDED DECEMBER 31, 1996
Items directly attributable to operating
segments:
  - gross lease revenue........................    $ 69,088      $ 48,218      $ 36,705     $154,011
  - direct operating expenses..................     (15,703)      (10,602)       (8,230)     (34,535)
                                                   --------      --------      --------     --------
     Net lease revenue.........................      53,385        37,616        28,475      119,476
  - payments to container owners...............     (40,338)      (32,556)           --      (72,894)
  - commissions, fees and other operating
     income....................................       1,941         2,326         3,193        7,460
  - depreciation...............................          --            --       (12,277)     (12,277)
  - interest expense...........................          --            --        (8,978)      (8,978)
                                                   --------      --------      --------     --------
Operating profit before indirect items.........      14,988         7,386        10,413       32,787
Indirect allocations:
  - interest income............................          --           225         1,108        1,333
  - depreciation...............................        (669)         (467)         (356)      (1,492)
  - interest expense...........................        (278)         (193)         (147)        (618)
  - selling, general and administrative
     expenses..................................     (11,786)       (6,379)       (4,700)     (22,865)
                                                   --------      --------      --------     --------
Operating profit...............................    $  2,255      $    572      $  6,318     $  9,145
                                                   ========      ========      ========     ========
Segment assets.................................    $ 33,141      $ 17,754      $285,551     $336,446
Expenditure for segment assets.................    $    439      $    307      $173,820     $174,566
YEAR ENDED DECEMBER 31, 1997
Items directly attributable to operating
  segments:
  - gross lease revenue........................    $ 61,235      $ 54,179      $ 45,434     $160,848
  - direct operating expenses..................     (14,153)      (11,377)       (8,687)     (34,217)
                                                   --------      --------      --------     --------
     Net lease revenue.........................      47,082        42,802        36,747      126,631
  - payments to container owners...............     (36,478)      (37,467)           --      (73,945)
  - commissions, fees and other operating
     income....................................       1,384         1,919         2,242        5,545
  - depreciation...............................          --            --       (16,686)     (16,686)
  - interest expense...........................          --            --       (16,628)     (16,628)
  - impairment losses..........................          --            --        (7,368)      (7,368)
                                                   --------      --------      --------     --------
Operating profit before indirect items.........      11,988         7,254        (1,693)      17,549
Indirect allocations:
  - interest income............................          --           480         1,205        1,685
  - depreciation...............................        (611)         (541)         (453)      (1,605)
  - interest expense...........................        (315)         (279)         (234)        (828)
  - selling, general and administrative
     expenses..................................      (8,878)       (6,028)       (5,109)     (20,015)
                                                   --------      --------      --------     --------
Operating profit...............................    $  2,184      $    886      $ (6,284)    $ (3,214)
                                                   ========      ========      ========     ========
Segment assets.................................    $ 29,429      $ 19,531      $221,925     $270,885
Expenditure for segment assets.................    $    228      $    201      $ 43,036     $ 43,465

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2 OPERATING SEGMENT DATA (CONTINUED)

                                                                   OTHER
                                                  US LIMITED     CONTAINER      OWNED
                                                 PARTNERSHIPS     OWNERS      CONTAINERS     TOTAL
                                                 ------------    ---------    ----------    --------
YEAR ENDED DECEMBER 31, 1998
Items directly attributable to operating
segments:
  - gross lease revenue........................    $ 54,677      $ 63,013      $ 39,856     $157,546
  - direct operating expenses..................     (12,820)      (14,325)       (8,173)     (35,318)
                                                   --------      --------      --------     --------
     Net lease revenue.........................      41,857        48,688        31,683      122,228
  - payments to container owners...............     (31,922)      (43,605)           --      (75,527)
  - commissions, fees and other operating
     income....................................       1,347         2,349         1,259        4,955
  - depreciation...............................          --            --       (16,403)     (16,403)
  - interest expense...........................          --            --       (15,124)     (15,124)
  - impairment losses..........................          --            --        (4,500)      (4,500)
                                                   --------      --------      --------     --------
Operating profit before indirect items.........      11,282         7,432        (3,085)      15,629
Indirect allocations:
  - interest income............................          --           584           570        1,154
  - depreciation...............................        (565)         (651)         (412)      (1,628)
  - interest expense...........................        (206)         (238)         (150)        (594)
  - selling, general and administrative
     income....................................      (7,884)       (7,023)       (4,516)     (19,423)
  - impairment losses..........................        (694)         (800)         (506)      (2,000)
                                                   --------      --------      --------     --------
Operating profit...............................    $  1,933      $   (696)     $ (8,099)    $ (6,862)
                                                   ========      ========      ========     ========
Segment assets.................................    $ 23,872      $ 21,121      $183,822     $228,815
Expenditure for segment assets.................    $    365      $    421      $  2,088     $  2,874

     Reconciliation of operating profit for reportable segments to earnings before taxes:

                                                               1996        1997        1998
                                                              -------    --------    --------
Operating profit............................................  $ 9,145    $ (3,214)   $ (6,862)
Equity in earnings of affiliate.............................    1,397          --          --
Gain on conversion of investment in affiliate...............    5,260         321          --
Unallocated amounts:
  - interest expense........................................   (1,772)       (302)         --
  - selling, general and administrative expenses............     (969)     (2,668)     (1,741)
Amortization of intangibles.................................     (489)       (742)       (683)
Financing and recomposition expenses........................   (2,149)     (7,384)     (5,375)
Provisions against amounts receivable from related
  parties...................................................       --      (4,733)         --
Provision against available for sale securities.............       --          --      (1,500)
Impairment losses...........................................       --      (4,300)         --
                                                              -------    --------    --------
Earnings (loss) before income taxes.........................  $10,423    $(23,022)   $(16,161)
                                                              =======    ========    ========

     Reconciliation of assets for reportable segments to total assets:

                                                       1996        1997        1998
                                                     --------    --------    --------
Total assets for reportable segments...............  $336,446    $270,885    $228,815
General corporate assets...........................    62,855      56,260      51,164
                                                     --------    --------    --------
Total assets.......................................  $399,301    $327,145    $279,979
                                                     ========    ========    ========

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2 OPERATING SEGMENT DATA (CONTINUED)
     The segments shown above depict the different forms of agreements entered into by the Group with third party container owners and represent different levels of profitability and risk to the Group. Although there are a number of different forms of agreements, they fall into two principal categories -- those with US Limited Partnerships and those with Other Container Owners. Owned containers are those in which the Group has the risk of ownership and which are financed by the Group's own capital resources, debt facilities and capital leases, and include new container equipment for resale.

     All revenues and expenses that are specifically identifiable to the containers within each segment are allocated to that segment. The Group manages a number of different container products, revenue details on which are given below. Individual product revenues have been aggregated within the operating segments reported. A significant portion of the selling, general and administrative expenses relating to the operation of the entire container fleet is not identified to segments. Since the Group operates the container fleet as a homogenous unit, these expenses have been allocated on the basis of the gross lease revenue in each segment.

     Revenues from external customers by product comprised:

  Gross lease revenue

                                                       1996        1997        1998
                                                     --------    --------    --------
Dry cargo containers...............................  $112,015    $117,094    $114,373
Refrigerated containers............................    34,808      32,675      29,901
Tanks..............................................     5,245       7,054       8,269
Other container products...........................     1,943       4,025       5,003
                                                     --------    --------    --------
Total..............................................  $154,011    $160,848    $157,546
                                                     ========    ========    ========

     No single lessee accounted for 10% or more of total revenues in the years ended December 31, 1996, 1997 and 1998, respectively.

     Almost all of the Group's lease revenue is earned on containers used by its customers in global trade routes. Accordingly, the Group believes that it does not possess discernible geographic reporting segments as defined in Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information".

3 ITEMS AFFECTING FOURTH QUARTER RESULTS OF OPERATIONS

     In the fourth quarters of 1997 and 1998 the Group recorded asset impairment and other charges, the aggregate of which was to reduce 1997 and 1998 net income by $19,801 ($2.24 per share) and $11,500 ($1.30 per share), respectively. There were no such charges in the fourth quarter of 1996.

  a) Impairment losses

     In December 1997 and 1998, the Group recorded charges relating to the impairment of certain long-lived assets as required by SFAS 121.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3 ITEMS AFFECTING FOURTH QUARTER RESULTS OF OPERATIONS (CONTINUED)
     Impairment losses comprised:

                                                            1996     1997       1998
                                                            ----    -------    ------
Container equipment.......................................  $ --    $ 7,368    $4,500
Goodwill..................................................    --      4,300        --
Property..................................................    --         --     2,000
                                                            ----    -------    ------
          Total...........................................  $ --    $11,668    $6,500
                                                            ====    =======    ======

     i. Container equipment

     In December 1997, in response to market information, management conducted a review of the carrying value of refrigerated containers. The review concluded that the carrying value of the equipment was greater than the undiscounted future cash flows. In accordance with SFAS 121, an impairment loss of $7,368 was recognized to record the assets at fair value. A study of refrigerated container disposals was undertaken in order to determine fair value.

     In December 1998, in response to proposed asset sales to third party container owners, management concluded that the carrying value of certain refrigerated and dry cargo containers was not recoverable. An impairment charge of $4,500 was recognized to record the assets at fair value.

     ii. Goodwill

     At December 31, 1997 management concluded that the ability of the Group to organize future public limited partnerships was impaired by the continuing SEC investigation (note 17). Accordingly, a $4,300 impairment charge was recorded to write off the element of the carrying value of the unamortized portion of goodwill, relating to the acquisition of Intermodal Equipment Associates in 1990, attributed by the directors to the public limited partnership fund raising capacity of the business.

     iii. Property

     In December 1998, management concluded that the carrying value of a property exceeded fair value. An impairment charge of $2,000 was recorded to state the asset at fair value in accordance with SFAS 121. Independent valuations were used to determine fair value.

  b) Other adjustments

     i. Related party loans and contingent liabilities

     In December 1997, charges of $4,733 and $3,400 were made in respect of related party loans (note 21) and contingent liabilities (note 17) respectively.

     ii. Restructuring program

     During 1998, the Group announced a restructuring program, which will reorganize the Group's key activities into three divisions:

     - Leasing

     - Capital Markets and Investor Services

     - Finance and Administration

     This program, which commenced in December 1998 will be substantially completed by June 1999 and anticipates the termination of 15 employees. In December 1998, the Group recorded a $2,000 Financing and

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3 ITEMS AFFECTING FOURTH QUARTER RESULTS OF OPERATIONS (CONTINUED) recomposition charge in respect of termination and related costs. The first phase of this program was implemented in December 1998, with the internal replacement of the Chief Executive Officer and with the redundancy of the Chief Operating Officer. In January and February 1999, the Group made termination payments totalling $220.

     iii. Financing transactions

     In December 1998, the Group made provision for $1,500 of fees in connection with the extension of certain loan facilities. The fees, which are payable between February and September 1999, were included in Other amounts payable and accrued expenses at December 31, 1998.

     iv. Available for sale securities

     In February 1999, management was advised that there were claims outstanding against certain of the Transamerica shares held in escrow (note 9ii and 9iii). A provision of $1,500 has been made in this regard.

4 INCOME TAXES

     The provision for income taxes comprises:

                                                            1996       1997      1998
                                                           -------    -------    ----
Current taxes:
Federal..................................................  $(1,707)   $   585    $ --
  State..................................................     (149)         3      --
  Withholding............................................       23         --      --
  Foreign................................................   (1,386)       928     309
                                                           -------    -------    ----
                                                            (3,219)     1,516     309
                                                           -------    -------    ----
  Share of affiliate tax.................................      623         --      --
                                                           -------    -------    ----
Deferred taxes:
  Federal................................................    1,942     (1,316)     (3)
  State..................................................      157        (20)     --
  Withholding............................................     (562)        37      --
  Foreign................................................    3,500       (217)     --
                                                           -------    -------    ----
                                                             5,037     (1,516)     (3)
                                                           -------    -------    ----
Total provision for income taxes.........................  $ 2,441    $    --    $306
                                                           =======    =======    ====

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4 INCOME TAXES (CONTINUED)
     Differences between the provision for taxes that would be computed at the US statutory rate and the actual tax provision were:

                                                          1996      1997       1998
                                                         ------    -------    -------
Expected US federal provision..........................  $3,418    $(7,827)   $(5,495)
Foreign income not subject to US corporate taxes.......  (2,630)     7,135      5,341
Tax impact of net loss carried forward.................      --         --        516
State taxes (net of Federal tax benefit)...............      19        (56)        --
Share of state and foreign taxes of affiliate..........      69         --         --
Foreign corporate taxes................................   2,099        711        309
Other foreign taxes....................................      39         --         --
Tax on unremitted retained earnings of subsidiaries....    (562)        37         --
Other..................................................     (11)        --       (365)
                                                         ------    -------    -------
Actual tax provision...................................  $2,441    $    --    $   306
                                                         ======    =======    =======

     Temporary differences giving rise to the net deferred income tax liability as of the balance sheet date were:

                                                               1997      1998
                                                              ------    ------
Assets
Acquisition fees............................................  $3,098    $3,098
  Other.....................................................     165       197
                                                              ------    ------
          Total deferred income tax assets..................   3,263     3,295
                                                              ------    ------
Liabilities
  Depreciation..............................................   7,932     8,327
  Partnership income taxable in different periods for book
     and tax purposes.......................................   2,219     2,171
  Unremitted retained earnings of subsidiaries..............     133       265
  Losses carried forward....................................  (2,189)   (3,723)
  Adjustment for deferred tax allowances not recognized.....      --     1,230
                                                              ------    ------
          Total deferred income tax liabilities.............   8,095     8,270
                                                              ------    ------
          Net deferred income tax liabilities...............  $4,832    $4,975
                                                              ======    ======

     Tax losses have arisen in US entities. As of December 31, 1998 the deferred tax asset associated with these losses carried forward will expire as follows:

1999........................................................  $   --
2000........................................................      --
2001........................................................      50
2002........................................................      75
2003........................................................      49
2004 and thereafter.........................................   3,549
                                                              ------
          Total.............................................  $3,723
                                                              ======

     The Group has a potential deferred income tax liability for tax arising on unremitted retained earnings of certain subsidiaries. Upon remittance of such earnings to the parent company, tax may be withheld by certain jurisdictions in which the Group operates. The directors have considered the Group's remittance intentions in

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4 INCOME TAXES (CONTINUED)
arriving at the related provision for deferred income taxes. The total potential amount of such deferred income taxes not provided at December 31, 1997 and 1998 was $422 and $303, respectively, based on unremitted earnings for which provision has been made of $8,435 and $6,061 respectively.

5 AMOUNTS DUE FROM LESSEES

     Amounts due from lessees represent gross lease revenue due but not paid by ocean carriers.

     As of December 31, 1998 the minimum lease rentals collectable in future years under term operating leases were:

1999.......................................................  $24,838
2000.......................................................   15,975
2001.......................................................    8,661
2002.......................................................    3,959
2003.......................................................    2,716
2004 and thereafter........................................    1,988
                                                             -------
          Total............................................  $58,137
                                                             =======

6 AMOUNTS RECEIVABLE FROM CONTAINER OWNERS

     Amounts receivable from container owners comprise:

                                                               1997      1998
                                                              ------    -------
Amounts due from unrelated parties..........................  $1,091    $ 2,527
Amounts due from related parties
  -- US Limited Partnerships................................   7,311      7,738
                                                              ------    -------
                                                              $8,402    $10,265
                                                              ======    =======

7 NEW CONTAINER EQUIPMENT FOR RESALE

     Activity during the year in new container equipment for resale was:

                                                         1996        1997       1998
                                                       --------    --------    ------
Beginning of year....................................  $  7,910    $  1,485    $8,202
Container purchases..................................   137,755      34,959       671
Container disposals
  -- sold to container owners........................   (58,328)    (28,242)   (8,558)
  -- transferred to long term ownership of container
     equipment.......................................   (85,852)         --        --
                                                       --------    --------    ------
End of year..........................................  $  1,485    $  8,202    $  315
                                                       ========    ========    ======

8 NET INVESTMENT IN DIRECT FINANCING LEASES

     The Group, as lessor, has entered into various leases of equipment that qualify as direct financing leases.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8 NET INVESTMENT IN DIRECT FINANCING LEASES (CONTINUED)
     The minimum lease receivables under these direct financing leases, net of unearned income, are collectable as follows:

                                                     NET LEASE       UNEARNED      TOTAL LEASE
                                                    RECEIVABLES    LEASE INCOME      RENTALS
                                                    -----------    ------------    -----------
December 31, 1997.................................    $4,991          $1,074         $6,065
                                                      ======          ======         ======
December 31, 1998:
  -- 1999.........................................    $1,365          $  430         $1,795
  -- 2000.........................................     1,216             208          1,424
  -- 2001.........................................       322              78            400
  -- 2002.........................................       261              49            310
  -- 2003.........................................       290              20            310
  -- 2004 and thereafter..........................        50              --             50
                                                      ------          ------         ------
          Total...................................    $3,504          $  785         $4,289
                                                      ======          ======         ======

9 INVESTMENTS, INCLUDING INVESTMENTS IN RELATED PARTIES

     Investments comprise:

                                                               1997      1998
                                                              ------    ------
Investment in US Limited Partnerships.......................  $  220    $   55
Investment securities available for sale:
  -- cost...................................................   2,903     1,403
  -- unrealized holding gain................................   1,159        --
                                                              ------    ------
                                                              $4,282    $1,458
                                                              ======    ======

     i. Investment in US Limited Partnerships

     The Group has a general partnership investment and a further limited partnership investment in ten sponsored funds. These general and limited partner investments are accounted for on the equity basis. The subsidiary of the Company which acts as a general partner maintains insurance against liability for bodily injury, death and property damage for which a partnership may be liable, and may be contingently liable for uninsured obligations of the partnerships.

     ii. Investments in affiliated companies

     The activity in the investments in affiliated companies was:

                                                                1996      1997    1998
                                                              --------    ----    ----
Beginning of year...........................................  $ 17,691    $ 2     $--
Share of undistributed income for the year..................     1,002     --      --
Amortization of goodwill....................................      (228)    --      --
Disposal of investment......................................   (18,562)    --      --
Other.......................................................        99     (2)    $--
                                                              --------    ---     ---
End of year.................................................  $      2    $--     $--
                                                              ========    ===     ===

     As of December 31, 1995, the investments in affiliated companies comprised an interest of approximately 24% in Trans Ocean Limited ("TOL"), a container leasing company incorporated in Delaware, United States

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9 INVESTMENTS, INCLUDING INVESTMENTS IN RELATED PARTIES (CONTINUED) and an interest, purchased in 1994 for $2, of approximately 49% in Hinderton Limited ("Hinderton"), a container investment company incorporated in the Isle of Man.

     In 1996, following an Agreement and Plan of Merger between Transamerica Corporation ("Transamerica") and TOL, the Group was entitled to receive 19.23 Transamerica shares for each TOL common share it held. Of these Transamerica shares, the Group sold 251,882 in October 1996 for a consideration of $19,288. The total gain on conversion of the TOL shares recognized in 1996 was $5,260, of which $1,621 was realized.

     Following the final determination of the initial escrow fund, 21,989 shares were released to the Group and sold for a consideration of $1,953 in May 1997 resulting in a realized gain of $321. As of December 31, 1998, a further 47,196 shares remain held in escrow pending final determination of post-closing reports and adjustments in 1999 (note 9iii).

     In December 1996 the equity interest in Hinderton was exchanged for subordinated debt, that was to earn interest equivalent to 50% of the net profit of Hinderton. No interest has been earned in any of the periods presented. In 1998 the subordinated debt was assigned to Hinderton for a nominal consideration.

     The Group has a management agreement covering the operation of containers owned by Hinderton, under which management and acquisition fees are receivable. The revenue earned with respect to this agreement was not material in any of the periods presented.

     iii. Investment securities

     Investment securities: the available for sale balance of $1,403 represents 12,326 shares in Transamerica, which are on deposit in escrow accounts pending resolution of withholding tax issues, following the conversion of the TOL shares disclosed above, together with the estimated fair value of the additional 47,196 Transamerica shares held in escrow at December 31, 1998 (note 9ii). The Group has agreed to provide a bank group with a security interest in respect of the Transamerica shares when they are released to the Group (note 14(a)). The estimated fair value of the shares is based on the number of shares anticipated to be released from the escrow funds, valued at the closing rate at the balance sheet date. In February 1999, the Group was advised that claims, which are being challenged, have been made against the escrow funds, which hold the 47,196 shares, for amounts in excess of the value of the shares held. In this regard, the Group recorded a charge to reduce the carrying value of the investment securities by $1,500, in addition to which a charge of $1,159 has been incurred in respect of an unrealized holding gain. There is a reasonable possibility that the estimated realizable value of these shares could change within one year of the date of these financial statements.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10 CONTAINER EQUIPMENT

     The activity in container equipment for the years ended December 31, 1997 and 1998 was:

COST
Balance, December 31, 1996..................................  $276,174
  Additions.................................................    42,867
  Disposals.................................................   (73,927)
  Impairment loss (note 3)..................................    (7,368)
                                                              --------
  Balance, December 31, 1997................................   237,746
  Additions.................................................     1,822
  Disposals.................................................    (7,185)
  Impairment loss (note 3)..................................    (4,500)
                                                              --------
  Balance, December 31, 1998................................  $227,883
                                                              ========
ACCUMULATED DEPRECIATION
  Balance, December 31, 1996................................    33,831
  Expense...................................................    16,686
  Disposals.................................................    (5,537)
                                                              --------
  Balance, December 31, 1997................................    44,980
  Expense...................................................    16,403
  Disposals.................................................    (1,743)
                                                              --------
  Balance, December 31, 1998................................  $ 59,640
                                                              ========
BOOK VALUE
  December 31, 1997.........................................  $192,766
                                                              ========
  December 31, 1998.........................................  $168,243
                                                              ========

     The depreciation expense in 1996 was $12,601

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11 INTANGIBLE ASSETS

     The activity in the intangible assets was:

                                                         PATENTS    GOODWILL     TOTAL
                                                         -------    --------    -------
COST
Balance, December 31, 1996.............................  $2,085     $20,119     $22,204
  Additions............................................      11         412         423
  Impairment loss (see note 3).........................      --      (4,300)     (4,300)
                                                         ------     -------     -------
  Balance, December 31, 1997...........................   2,096      16,231      18,327
  Additions............................................      --          --          --
                                                         ------     -------     -------
  Balance, December 31, 1998...........................  $2,096     $16,231     $18,327
                                                         ======     =======     =======
ACCUMULATED AMORTIZATION
  Balance, December 31, 1996...........................  $   62     $ 2,752     $ 2,814
  Expense..............................................     188         554         742
                                                         ------     -------     -------
  Balance, December 31, 1997...........................     250       3,306       3,556
  Expense..............................................     188         495         683
                                                         ------     -------     -------
  Balance, December 31, 1998...........................  $  438     $ 3,801     $ 4,239
                                                         ======     =======     =======
BOOK VALUE
  December 31, 1997....................................  $1,846     $12,925     $14,771
                                                         ======     =======     =======
  December 31, 1998....................................  $1,658     $12,430     $14,088
                                                         ======     =======     =======

     The amortization expense in 1996 was $489.

     i. Goodwill

     Goodwill arose on the acquisition in 1990 of Intermodal Equipment Associates and the acquisition in 1996 of Intermodal Management AB. At December 31, 1997, the Group recorded an impairment loss of $4,300 against the unamortized portion of goodwill relating to the acquisition of Intermodal Equipment Associates.

     The Group acquired Intermodal Management AB and its subsidiary Intermodal Leasing AB in August 1996. Goodwill arose on the acquisition of $4,644
(1997 -- $412, 1996 -- $4,232).

     ii. Patents

     The Group acquired the patent rights relating to the Cellular Palletwide Container ("CPC") and the Slimwall CPC and the business of Cargo Unit Containers Limited in August 1996. The total consideration paid for the patents and business assets was $2,096.

12 OTHER ASSETS

     At December 31, 1998 other assets includes the following items:

     i. In 1997 and 1998 non interest bearing loan notes of $6,766 and $539, respectively, were received in part consideration for respective asset sales to a third party container owner of $25,800 and $3,914. The loan notes fall due for repayment after certain other loan notes due to third parties have been repaid from funds generated from containers managed by the Group. It is anticipated that the loan notes will not be repaid until 2006 at the earliest. The Group owns one share of $1 in the third party container owner, which has a share capital of $12,000 and has the option to acquire 75% of the container owning company for $1 in August 2006.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12 OTHER ASSETS (CONTINUED)
     ii. At December 31, 1997 and 1998 an amount of $1,598 was held in escrow in connection with a container sale to a third party container owner during 1997 (note 17).

     iii. Amounts of $3,613 and $3,704 were held as retention deposits by financial institutions in connection with long term funding transactions at December 31, 1997 and 1998 respectively. These amounts will be released on dates between 2000 and 2005 in accordance with the terms of the funding transactions (note 14(a)).

     iv. At December 31, 1997 and 1998 deposits of $743 and $4,450, respectively, were held in escrow accounts in respect of amounts due to third party container owners (note 17).

     v. At December 31, 1997 and 1998 an amount of $793 was held in escrow in respect of the sale in December 1996 of Cronos Investments B.V. (note 17).

13 AMOUNTS PAYABLE TO CONTAINER OWNERS

     Amounts payable to container owners comprise:

                                                               1997       1998
                                                              -------    -------
Amounts due to unrelated parties............................  $15,536    $18,027
Amounts due to related parties:
  -- US Limited Partnerships................................   15,484     13,287
                                                              -------    -------
                                                              $31,020    $31,314
                                                              =======    =======

14 DEBT AND LEASE OBLIGATIONS

     Debt and capital lease obligations comprise:

                                                                1997        1998
                                                              --------    --------
Debt
-- long term................................................  $ 66,038    $ 49,687
  -- current................................................    77,648      74,820
Obligations under capital leases
  -- long term..............................................    22,644      11,508
  -- current................................................     5,069      12,451
                                                              --------    --------
                                                              $171,399    $148,466
                                                              ========    ========

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14 DEBT AND LEASE OBLIGATIONS (CONTINUED)
  a) Debt

     Debt comprises:

                                                               1997       1998
                                                              -------    -------
Long term debt:
Revolving credit............................................  $16,189    $15,134
  Term loans
     -- fixed rate..........................................   45,356     39,980
     -- variable rate.......................................   82,141     69,393
                                                              -------    -------
                                                              143,686    124,507
Less: current maturities of long term debt..................   77,648     74,820
                                                              -------    -------
                                                              $66,038    $49,687
                                                              =======    =======

     Bank loans are secured by the Group's container equipment and property, with instalments payable through 2004 and with interest rates fixed or floating dependent upon the facilities. The weighted average interest rates for the years ended December 31, 1996, 1997 and 1998 were 8.1%, 8.5% and 9.0%, respectively.

     The Group has entered into interest rate swap agreements to effectively fix the rates on $20,625 of floating rate long term debt until 1999 (note 15).

     As of December 31, 1998 the estimated fair value of fixed rate long term debt was $37,625 (1997 -- $46,946) for which the carrying value was $39,980 (1997 -- $45,356). The fair value of fixed rate long term debt has been calculated using the market rates prevailing at December 31, 1998.

     As of December 31, 1998 the Group had $133,332 of term facilities (including capital lease financing) under which $133,332 was outstanding. In addition, as of such date, the Group had available lines of credit of $27,500 under short term revolving credit facilities, under which $15,134 was outstanding. Interest rates under these facilities ranged from 6.6% to 10.2%. The terms of these facilities extend to various dates up to 2005. In March 1999, the Group agreed an amendment to a $20,000 short term revolving credit facility which had a maturity date of March 31, 1999, under which $10,334 was outstanding at December 31, 1998. The amendment converted the facility to a short term loan with a final maturity date of November 1999 and with varying principal payments due between April and November. In the first three months of 1999, the Group made repayments of $1,100.

     The Group is subject to quarterly loan covenants which include financial covenants relating to minimum tangible net worth, leverage, interest and fixed charge coverage, earnings and debt service, and other covenants relating to the filing of quarterly unaudited financial statements and annual audited financial statements together with a limitation on dividend distributions to 35% of retained earnings after tax.

     At December 31, 1998 the Group was in breach of loan covenants relating to interest coverage, fixed charge coverage, minimum tangible net worth, earnings and debt service with five institutions representing 31% of debt and lease obligations. Waivers have been received in respect of the breaches at December 31, 1998.

     Following negotiations in 1997 with the banks providing the Group's primary revolving credit facility, under which $73,500 was outstanding as of December 31, 1996, an Amended and Restated Credit Agreement was executed in June 1997, subject to various actions being taken by the Group, primarily relating to the provision of additional collateral. This Agreement was further amended in July 1997 and the provisions of the Agreement and its Amendment converted the facility (the "Bank Facility") to a term loan, payable in

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14 DEBT AND LEASE OBLIGATIONS (CONTINUED) instalments with a final maturity date of May 31, 1998. The terms of the Agreement and its Amendment also provided for additional security over shares in the subsidiary of the Group that owns the head office of the Group's container leasing operations. They also provided for the loans to Mr S M Palatin (a former Chairman and director) of $5,900 and $3,700 to be restructured as obligations of Mr S M Palatin to another subsidiary of the Group, together with the pledge to this subsidiary company of 2,030,303 Common Shares beneficially owned by him in The Cronos Group, as security for these loans (note 21). They further provided for the assignment of these loans to the lending banks, together with the pledge of 1,000,000 shares and the assignment of the rights of the Group in respect of the other 1,030,303 shares. The Group did not repay the Bank Facility at the amended maturity date of May 31, 1998.

     On June 30, 1998 the Group entered into a third amendment (the "Third Amendment") to the Bank Facility. Under the Third Amendment, the remaining principal amount of $36,800 was due to be amortized in varying monthly amounts commencing on July 31, 1998 with $26,950 due on September 30, 1998 and a final maturity date of January 8, 1999.

     Under the Third Amendment, the Group agreed to provide the banks with a security interest in certain shares of Transamerica Corporation when they are released to the Group under a 1996 Escrow Agreement (note 9).

     The principal payments due under the Third Amendment on September 30, 1998 and January 8, 1999 were not made. The balance outstanding on the facility at December 31, 1998 was $33,110. In the first three months of 1999, the Group repaid $7,279 of the Bank Facility leaving an outstanding balance of $25,831.

     In March 1999, the Group agreed a fourth amendment (the "Fourth Amendment") to the Bank Facility under which, the final maturity date will be September 1999. The Fourth Amendment became effective as of March 31, 1999 subject to the satisfaction thereafter of various conditions, including the delivery of the Group's audited financial statements for 1998, together with various legal opinions and other loan documentation by April 15, 1999.

     Prior to the agreement of the Fourth Amendment, the principal bank, under the Bank Facility, secured title to 463,636 shares previously held by Lambert Business Inc ("Lambert"). This is discussed more fully in note 21vii.

     As at May 31, 1998, the Group owed $13,900 principal amount under a Note Purchase Agreement which became due and payable on May 31, 1998. In July 1998, the Group agreed and executed an Amendment to the Note Purchase Agreement with the holders of the Notes under which 70% of the principal amount was due and payable on September 30, 1998 and the balance on January 31, 1999. Neither of these principal payments were made and the balance outstanding under the facility at December 31, 1998 was $13,900. An amendment to the Note Purchase Agreement has been executed in 1999 which extends the final maturity date to September 1999 and also provides for interim principal payments to be made in April and July. In February 1999, the Group made a $1,200 repayment, in lieu of the April payment, leaving an outstanding balance of $12,700.

     The directors are taking the necessary action to secure alternative sources of finance and are confident that refinancing will be arranged to meet these amended repayment obligations. Failure to meet revised lending terms would allow the lenders to declare a default. The declaration of default would result in further defaults with other lenders under loan agreement cross-default provisions. Should a default of the term loans be declared, the Group may be unable to continue as a going concern.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14 DEBT AND LEASE OBLIGATIONS (CONTINUED)
     As of December 31, 1998, based, as management anticipates, on the satisfactory implementation of the revised loan terms as outlined above, the annual maturities of debt were:

1999......................................................  $ 74,820
2000......................................................     7,217
2001......................................................     7,179
2002......................................................    12,496
2003......................................................     7,345
2004 and thereafter.......................................    15,450
                                                            --------
          Total...........................................  $124,507
                                                            ========

  b) Capital lease obligations

     The cost and net book value of assets acquired through capital leases was $43,158 and $29,878, respectively, at December 31, 1998 ($43,341 and $31,303, respectively, at December 31, 1997). Amortization in respect of these leases is included in depreciation expense. The aggregate capital lease obligations are secured by container equipment.

     As of December 31, 1998, based, as management anticipates, on the satisfactory implementation of the revised loan terms as outlined in 14(a) above, the minimum lease payments under capital leases representing interest and principal were:

                                                                                CAPITAL LEASE
                                                       PRINCIPAL    INTEREST     OBLIGATIONS
                                                       ---------    --------    -------------
1999.................................................   $12,451      $1,147        $13,598
2000.................................................     2,050         803          2,853
2001.................................................     1,495         661          2,156
2002.................................................     1,776         545          2,321
2003.................................................     1,733         414          2,147
2004 and thereafter..................................     4,454         359          4,813
                                                        -------      ------        -------
          Total......................................   $23,959      $3,929        $27,888
                                                        =======      ======        =======

  c) Operating leases

     i. Group as lessee

     The Group leases container equipment, computer equipment and office space under operating leases.

     Rental expense for containers, substantially all of which is contingent as described in note 1(a), is shown in the income statement as Payments to container owners. Rental expense for those leases which carry fixed payment terms was $3,829, $4,023, and $4,023 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Rental expense for computer equipment and office space was $1,595, $1,548 and $1,593 for the years ended December 31, 1996, 1997 and 1998, respectively.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14 DEBT AND LEASE OBLIGATIONS (CONTINUED)
     As of December 31, 1998, based, as management anticipates, on the satisfactory implementation of the revised loan terms as outlined in 14(a) above, future minimum lease payments under these non-cancellable operating leases were:

1999.......................................................  $ 5,771
2000.......................................................    5,293
2001.......................................................    4,982
2002.......................................................    4,833
2003.......................................................    4,704
2004 and thereafter........................................    6,717
                                                             -------
          Total............................................  $32,300
                                                             =======

     ii. Group as lessor

     The Group sub-leases containers to ocean carriers under operating leases, as described in note 1(a). The Group also sub-leases office space and earned revenue of $278, $88 and $211 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Rental income from sub-leasing containers owned by third party container owners to ocean carriers was $117,306, $115,414 and $117,690 for the years ended December 31, 1996, 1997 and 1998, respectively. These amounts are included in Gross lease revenue in the income statement.

     Future sub-lease rentals for containers leased under operating leases to ocean carriers under non-cancellable term leases are included in the amounts shown in note 5.

  d) Going concern

     As indicated in note 1(b), these financial statements have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities in the normal course of business. Negotiations for refinancing are continuing and are detailed in this note. There can be no assurances that management's plans to secure adequate refinancing will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

15 FINANCIAL INSTRUMENTS-DERIVATIVES

     The Group has entered into a limited number of interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate long term debt. As of December 31, 1998 the notional principal amount outstanding under these agreements was $20,625. The agreements were with major commercial banks and expire in 1999.

     The Group is exposed to credit risk in the event of non-performance by the other parties to the interest rate swap agreements. The Group does not anticipate non-performance by these counterparties.

     As of December 31, 1998 the fair value of the agreements was a net payable of $91 (1997 -- $206), which is included in Other amounts payable and accrued expenses, for which the carrying value was $20,625 (1997 -- $24,269). The fair value has been calculated using the market rate prevailing at December 31, 1998.

     Interest expense includes charges in respect of interest rate swap agreements of $223, $149 and $243 for the years ended December 31, 1996, 1997 and 1998 respectively.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16 DEFERRED INCOME AND UNAMORTIZED ACQUISITION FEES

     Deferred income and unamortized acquisition fees comprise:

                                                               1997       1998
                                                              -------    -------
Advance billings............................................  $ 3,041    $ 2,681
Unamortized acquisition fees................................   11,993     10,086
                                                              -------    -------
                                                              $15,034    $12,767
                                                              =======    =======

     The recognition of unamortized acquisition fees is not contingent upon the performance or continuation of any of the agreements to which they relate. On the termination of an agreement, any unamortized fees are recognized immediately. As of December 31, 1998 unamortized acquisition fees are scheduled to be recognized as follows:

1999.......................................................  $ 2,065
2000.......................................................    1,933
2001.......................................................    1,672
2002.......................................................    1,273
2003.......................................................    1,085
2004 and thereafter........................................    2,058
                                                             -------
          Total............................................  $10,086
                                                             =======

17 COMMITMENTS AND CONTINGENCIES (TO BE READ IN CONJUNCTION WITH NOTE 21)

     i. Commitments

     At December 31, 1998 the Group had commitments under operating leases for office space and equipment which were not material.

     The group had no outstanding orders in respect of container equipment at December 31, 1998.

     ii. Contingencies -- general

     At December 1998, the Group had $1,598 held in escrow following the sale in August 1997 of $15,974 of containers to an existing container owner. In March 1999, this amount was repaid to the Group in return for a corporate guarantee under the terms of which the Group may be liable to pay $1,598 to the container owner if a qualified audit opinion is issued for either of the years ended December 31, 1998 and 1999, respectively.

     The Group has deposited $360 in a bank account under the control of Austrian Courts. This deposit is intended to fulfil liabilities regarding the operation of certain containers once the proper recipients have been determined and is discussed further in iv below.

     The Group has deposited a further $4,090 in escrow bank accounts in order to fulfil liabilities in respect of specified containers once certain issues have been resolved. In February, 1999 the Group released $2,703 of the escrow deposits. This matter is discussed further in iv below.

     At December 31, 1998, Other assets included an amount of $793 which was held in escrow, in respect of the sale in December 1996 of Cronos Investments B.V., the release of which was dependant on the agreement of the 1992 to 1996 tax filings. In February 1999 the Dutch tax authorities issued final assessments in respect of these years. The Group received an initial payment of $619 and expects to receive a further payment of $42 in final settlement of the escrow fund.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17 COMMITMENTS AND CONTINGENCIES (TO BE READ IN CONJUNCTION WITH NOTE 21) (CONTINUED)
     The Group does not believe it has any other contingent liabilities, other than as disclosed in note 14 and as set forth below.

     iii. Contingency -- SEC investigation

     In February 1997, as reported in the Company's Form 6-K, Arthur Andersen resigned as auditors to The Cronos Group and its subsidiaries and related partnerships. In connection with its resignation, Arthur Andersen also prepared a report pursuant to Section 10A of the Securities Exchange Act 1934 ("the Act") citing its inability to obtain what it considered to be adequate responses to its enquiries primarily regarding the payment of $1,500 purportedly in connection with an obligation to pay professional fees relating to a proposed strategic alliance. This sum was returned to the Group in January 1997. See also note 21 in this regard. To date current management has been unable to obtain an adequate explanation of the facts and circumstances with respect to this payment and its return.

     The Securities and Exchange Commission ("SEC"), a United States regulatory agency, subsequently commenced an investigation of the Company in or about February 1997. The SEC's investigation could result in one or more of civil, judicial and administrative proceedings against both the Company and certain individuals, including the assessment of monetary penalties by the SEC against the Company. Actions taken by the SEC do not preclude additional actions by any other federal, civil, criminal authorities, by other regulatory organisations or by other parties.

     Based on the limited information available to it, the Company believes that the investigation by the SEC may relate to possible violations of the federal securities laws that could include but are not limited to the following sections: S10b and Rule 10b-5 thereunder, of the Act, (pertaining to the anti-fraud provisions); S10A of the Act, (pertaining to audit notification requirements in the event the independent public accountant detects or otherwise becomes aware of information indicating that an illegal act has or may have occurred); S13(a) and 13(b) (2) (A) of the Act, (pertaining to the filing of periodical and other reports with the SEC and pertaining to the implementation of a system of internal accounting controls, respectively).

     The SEC's investigation is still ongoing and some of the present and former officers and directors and others associated with the Company have given testimony. However, no conclusion of any alleged wrong doing by the Company or any individual has been communicated to the Company by the SEC. Accordingly, management has not reached a conclusion regarding any possible liability of the Company.

     Since 1983, as described in the prospectus dated December 7, 1995, a subsidiary company has managed containers for Austrian investment entities, including limited and unlimited partnerships and companies, sponsored by companies owned by Contrin Holding S.A., a Luxembourg holding company ("Contrin"), and for that company itself. Mr S M Palatin has been a director of Contrin. During 1994, ownership of the companies sponsoring these entities was transferred by Contrin to Barton Holding Ltd, a Bahamian company, which has owned preferred shares in the Company ("the former preferred shareholder"). Further details regarding Barton Holding Ltd ("Barton") and transactions involving that company are given in note 21.

     Some participants in a number of the aforementioned Austrian investment entities have made allegations to the Company and Austrian government authorities regarding the conduct of the investment entities, the sponsoring companies and companies alleged to be connected to Mr S M Palatin and regarding Mr S M Palatin himself.

     Firstly it is alleged, broadly, that not all container management income due to participants in these investment entities ("third parties") has been received by them.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17 COMMITMENTS AND CONTINGENCIES (TO BE READ IN CONJUNCTION WITH NOTE 21) (CONTINUED)
     In this connection, a bank account to which $360 was transferred by the Group, following instructions which may have been falsified, regarding a purported cash distribution to Austrian investment entities, is under the control of the Austrian courts which will determine the recipients of the funds. Management consider that no liability arises as a consequence of making this transfer as the funds are under the control of the Austrian courts which will determine the correct recipients of the funds. In March 1999, the Group together with the Austrian investment entities have applied to the Austrian courts for the release of the funds to the Austrian investment entities.

     Moreover, Austrian courts have initiated investigations against Mr S M Palatin and additional persons, including Mr R J Weissenberger, a former Chairman and director, and Mr A Friedberg, a former director. Mr S M Palatin and Mr A Friedberg have since been formally charged. Such investigations have not resulted in any actions being taken against Mr R J Weissenberger and he has informed the Company that he does not believe that there is any valid basis for any such actions to be taken against him.

     Management have been unable to obtain definitive information regarding the relationships suggested in the allegations by the third parties.

     Secondly, it is alleged that funds may have been remitted to the Group which were not deposited in a Group bank account and are not reflected in the Group's accounting records. Specifically, it is alleged that Mr S M Palatin acknowledged receipt of funds in the amount of $2,600 during the year ended December 31, 1995, yet it appears that these funds were received into a non-Group bank during the year ended December 31, 1994. Previous to these allegations, the Company's current management was not aware of the receipt of the $2,600, nor was it aware of Mr S M Palatin's acknowledgement. The Group has determined that a $400 distribution, to third party investors, was paid by the Group in December 1994, into the same bank account into which the $2,600 was apparently deposited. Management is investigating these allegations and is continuing to seek definitive information regarding the non-Group bank account and the receipt and disbursement of the $2,600.

     Thirdly, claims relate to alleged transactions between third parties and companies alleged to be connected to Mr S M Palatin, involving the purchase and sale of containers in a manner designed to secure a tax mitigation advantage to those third parties. It is alleged that sums remain owing to the third parties by one or more of these companies in connection with the pre-arranged trading in containers. It is the view of management that the Group was not involved in these transactions, that the Group has no access to the records of the alleged transactions and, so far as the Group has managed the containers, the Group has acted in accordance with instructions from authorised representatives of the third parties. Management has been unable to quantify the extent, if any, that the Group might be held to be liable should the claims prove to be substantiable. The mechanisms, if any, and jurisdictions for initiation of any claims are also unclear.

     Certain of the companies which have sponsored Austrian investment entities have, under the terms of the relevant management agreement, arranged for examination of Group records appertaining to the management of containers owned by those investment entities. Some enquiries were made by representatives of the third parties. Management is not aware of any unresolved issues in this respect.

     In response to the actions taken by Contrin, the Group terminated certain of its management agreements with Contrin entities in 1998. Discussions are taking place between Contrin and the Group and it is anticipated that these agreements will be reinstated.

     Management consider that prudent provision has been made in these financial statements for the matters in this connection. Details of the provision are given in notes 1r and 3.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17 COMMITMENTS AND CONTINGENCIES (TO BE READ IN CONJUNCTION WITH NOTE 21) (CONTINUED)
     v. Contingencies -- Arbitration

     Under the terms of the relevant management agreement an arbitration process was commenced on or around February 1997 by one of the companies which had sponsored Austrian entities in respect of distributions made, by the Group, through its Austrian attorney. In December 1998, the arbitration panel found that the management agreements with the Austrian investment entities were valid. The Group has made provision for anticipated legal expenses arising from the arbitration.

     vi. Contingencies and commitments -- overall

     There is a reasonable possibility that a material change could occur in respect of commitments and contingencies within one year of the date of these financial statements.

18 COMMON SHARES AND INITIAL PUBLIC OFFERING

     The common shares of the Company are publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ), following the Company's initial public offering in December 1995.

     As part of the initial public offering the underwriters were granted options at $10 per share, exercizable by January 7, 1996, to purchase up to an additional 510,000 shares for the purposes of covering over-allotments. On January 7, 1996, the underwriters exercized 243,000 of these options. The remaining 267,000 options lapsed.

     During 1997 and 1998 there were no changes to the number of issued common shares.

                                                    1996          1997          1998
                                                 ----------    ----------    ----------
Common shares outstanding:
At beginning of year...........................   8,615,378     8,858,378     8,858,378
  New common shares issued.....................     243,000            --            --
                                                 ----------    ----------    ----------
          At end of year.......................   8,858,378     8,858,378     8,858,378
                                                 ==========    ==========    ==========
Proceeds of the offering:
  Sale price of shares issued..................  $    2,430    $       --    $       --
  Underwriting discounts and commissions.......        (170)           --            --
  Expenses of issuance and distribution........        (149)           --            --
                                                 ----------    ----------    ----------
          Net proceeds.........................  $    2,111    $       --    $       --
                                                 ==========    ==========    ==========

     All common shares rank equally in respect of shareholder rights.

19 MANAGEMENT EQUITY INVESTMENT PLAN ("MEIP")

     In November 1994, the Group introduced the MEIP for key employees of the Group. A total of 440,000 common shares have been reserved for issuance under the MEIP. As of December 31, 1998 outstanding options to acquire 156,600 common shares were held by 20 employees. The main terms of the plan are as follows:

     i. The MEIP consists of option units comprising four separate options, each option granting the right to the key employee to acquire an equal number of common shares at four different exercize prices. The key employee must pay an option price to acquire each option. The exercize price for each option was determined at the date of grant.

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19 MANAGEMENT EQUITY INVESTMENT PLAN ("MEIP") (CONTINUED)
     ii. Each option vested 25% in the years ended December 31, 1995 and 1996, respectively. Options may only be exercized in units of each of the four options. At December 31, 1998 options were exercizable over 81,000 shares.

     iii. Members of the MEIP may only exercize vested options within seven years of November 25, 1994, the date of grant. No options were granted in 1996 and 1997. Unexercized options will expire thereafter. As of December 31, 1998 unexercized options have a remaining contractual life of 2 years, 11 months.

     The granting of the options did not result in additional compensation for the key employees who joined the plan for the year ended 31 December, 1998. As of December 31, 1998, the options are estimated to have a nil value based on the share price at that date and the exercize prices. Total compensation cost recognized in the income statement for stock-based employee compensation was nil.

     As of December 31, 1998, outstanding unpaid options amounts to $123, included as Share Subscriptions Receivable within Shareholders' Equity. The cost of each option and the associated exercize price at the beginning and end of the current period are as follows:

                                           NUMBER          NUMBER
                                         OF SHARES       OF SHARES      OPTION PRICE   EXERCIZE PRICE
                                        AT JANUARY 1   AT DECEMBER 31    PER SHARE       PER SHARE
                                        ------------   --------------   ------------   --------------
Option 1..............................     53,250          39,150          $1.43           $14.30
Option 2..............................     53,250          39,150          $1.56           $15.60
Option 3..............................     53,250          39,150          $1.69           $16.90
Option 4..............................     53,250          39,150          $1.82           $18.20
                                          -------         -------
          Total.......................    213,000         156,600
                                          =======         =======

     The options purchased by key employees represent a potential ownership interest, on a fully diluted basis, of 2.4% of common shares. Options over 56,400 shares lapsed during the year as a result of eligible employees leaving the group.

20 RETAINED EARNINGS -- RESTRICTED

     On an annual basis, Luxembourg law requires appropriation of an amount equal to at least 5% of Net income to a legal reserve until such reserve equals 10% of the stated capital in respect of the outstanding common and preferred shares. This reserve is not available for dividends. In 1995, following the sale of the common shares in the initial public offering, an amount of $1,062 was transferred from Additional paid-in capital to increase the legal reserve to the required 10% of stated capital. A further amount of $49 was transferred from Additional paid-in capital following the exercize of the underwriters options and the issuance of 243,000 additional shares in January 1996 (note 18). At December 31, 1997 and 1998, the legal reserve represented 10% of the stated capital in respect of outstanding common shares. Accordingly, no appropriation to the legal reserve was required for either year.

21 RELATED PARTY TRANSACTIONS (TO BE READ IN CONJUNCTION WITH NOTE 17)

     The Group had the following transactions with related parties during the three years ending December 31, 1998:

     i. In 1996 the Group had management agreements with a limited number of companies in which Mr S M Palatin, or the former preferred shareholder, Barton Holding Ltd ("Barton") held an interest. These

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

21 RELATED PARTY TRANSACTIONS (TO BE READ IN CONJUNCTION WITH NOTE 17) (CONTINUED) agreements were entered into on terms similar to other management agreements. The net revenue retained by the Group with respect to these agreements approximated 1% of Total revenues.

     ii. In December 1994, payments amounting to $500 were reported as a distribution to third parties in Austria (see note 17). Subsequent investigations by management indicate that, of this, a remittance of $400 was made to the bank account that received the $2,600 referred to in note 17; management has requested necessary information which may be subject to confidentiality considerations of the jurisdiction. Current management have seen both instructions and a receipt for this amount from an authorised representative of the third parties and is continuing to seek definitive information regarding title and conduct of this non-Group bank account.

     iii. At December 31, 1995, other assets included a loan to a director of $511. The loan carried interest at a rate of 10% and was repaid in the amount of $279 in January 1996 and the balance of $232 in September 1996.

     iv. As part of organising the US public limited partnerships the Group purchases containers for resale to these partnerships. For the years ended December 31, 1996, 1997 and 1998 containers amounting to $48,107, $2,623 and $0 respectively, were purchased and resold. These transactions were entered into on normal commercial terms.

     v. During 1998, an ocean carrier in which a director of the Company was a non executive director ceased trading. At December 31, 1998, a specific provision of $553, representing the total amount due from the lessee of $1,153 less expected insurance proceeds, was included in the allowance for doubtful accounts.

     vi. During the years ended December 31, 1997 and 1998, payments of $97 and $150, respectively, were made to a non executive director of the Company in respect of legal fees.

     vii. As of January 1, 1996, $4,723 was outstanding under a unsecured loan agreement with Barton, the former preferred shareholder. This amount bore interest at 9% and was repayable in instalments on March 31, 1996 and June 30, 1996.

     In February 1996 the Group entered into an agreement with Mr S M Palatin, under which Mr S M Palatin purportedly guaranteed the performance by Barton of its obligations under the loan agreement, including repayment of interest and principal according to the terms prescribed in the agreement. Mr S M Palatin's guarantee purports to pledge 1,030,303 Common Shares owned by him in The Cronos Group; the owner of record of these shares was Lambert Business Inc incorporated under the laws of Panama.

     The prospectus dated December 7, 1995 specifies that Barton is an unaffiliated company; the Group has received no notification of a change in this regard.

     In April 1996, the Group advanced $500 to Mr S M Palatin. This advance bore interest at 9% per annum and was repayable by June 30, 1996. On June 30, 1996, principal and interest on the Group's loan to Barton in the amount of $4,950 came due, but no repayment thereon was received.

     In August 1996, the Company and Mr S M Palatin entered into a new Loan Agreement and related Pledge Agreement, each dated as of July 1, 1996, pursuant to which Mr S M Palatin borrowed $5,461 from the Company which was used to repay the principal and interest due on June 30, 1996, on the loan to Barton and the $500 advance.

     This loan bore interest at 9% per annum and matured on December 30, 1996. The 1,030,303 Common Shares remained pledged as security for this loan and all other obligations of Mr S M Palatin to the Group existing at that date. No repayments have been made since the inception of this loan. In July 1997, in

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

21 RELATED PARTY TRANSACTIONS (TO BE READ IN CONJUNCTION WITH NOTE 17) (CONTINUED) connection with the execution of the Amended and Restated Credit Agreement and the Amendment thereto, relating to the Group's primary revolving credit facility, this loan was revised in the amount of $5,900, representing principal and interest due on the original loan, and was assigned to a subsidiary of the Group, together with all the Company's rights in respect of this loan, including the collateral rights concerning the purported pledge of 1,030,303 Common Shares (note 14(a)). As of December 31, 1996, the fair value of this loan was $5,461. December 31, 1997 was agreed as the revised repayment date for the loan, but no principal or interest payments have been received. Management did not seek to enforce the pledge following conflicting advice as to the feasibility of this action and in particular, the powers of the Board of Lambert to prevent the enforcement of the pledge, the sale of the shares without defect in title, or the realisation of proceeds of sale for the benefit of the Group. As previously disclosed, Mr R J Weissenberger had an interest in the shares of Lambert. In March 1999, in connection with the negotiation of the Fourth Amendment (note 14(a)), title to 463,636 shares in the Company held by Lambert has been granted as security to the Bank Facility. Title to the remaining 566,667 shares has been taken by Mr R J Weissenberger to discharge his interest.

     As indicated below, a provision of $4,733 was made in December 1997 against Mr S M Palatin's outstanding loans and unpaid interest in view of these circumstances.

     The Company has engaged legal counsel to provide advice and commence legal action, if appropriate, against former officers or directors if it is determined that they engaged in any misfeasance or improper self-dealing. A special committee has been appointed to work with counsel in this regard and also in the recovery of balances due by Mr S M Palatin including interest.

     In October 1996, $1,500 was paid by the Group purportedly in respect of an obligation regarding professional fees relating to a proposed strategic alliance. This alliance did not take place and the funds were repaid to the Group in January 1997, as described in note 17iii above. To date no adequate explanation of the facts and circumstances with respect to this payment and its return has been forthcoming. At December 31, 1996 this amount was included within amounts advanced to Mr S M Palatin.

     In January 1997, the Group advanced an amount of $3,700 to Mr S M Palatin under the same terms as the Loan Agreement dated July 1, 1996. This loan bore interest at 9% per annum and was secured by a further pledge of 1,000,000 Common Shares beneficially owned by him in The Cronos Group. This loan was replaced in July 1997 by a new loan in like amount from a subsidiary of the Group to Mr S M Palatin, pursuant to the Amended and Restated Credit Agreement and the Amendment thereto (see note 14). This new loan bore interest at 9% per annum and was secured, together with all other obligations of Mr S M Palatin to this subsidiary company, by the pledge of 1,000,000 shares. The loan was due to be repaid on October 31, 1997, but no interest or principal payments were received. Consequently title to the 1,000,000 shares was established by the banks providing certain of the Group's term loans which totalled $33,110 at December 31, 1998 (note 14(a)). As of December 31, 1998 no interest or principal payments have been received.

     Interest of $460 and $824 was credited on these loans during the years ended December 31, 1996 and 1997, respectively. During 1998, additional interest of $864 became due under Mr S M Palatin's outstanding loans. This amount has not been recognized in income.

     viii. In May 1998, the then Chairman, Mr S M Palatin, was taken into custody in Austria in connection with continuing investigations into alleged offences. In July 1998, he resigned as Chief Executive Officer, Chairman and from all other positions within the Group. The Group has retained $240 in respect of outstanding payroll for Mr S M Palatin which will be held as possible settlement against any claims.

     In view of these circumstances and the doubt concerning the Board's ability to exercize the pledge over the remaining 1,030,303 shares, a provision of $4,733, including unpaid interest, was made on December 31,

                                THE CRONOS GROUP

           (US DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

21 RELATED PARTY TRANSACTIONS (TO BE READ IN CONJUNCTION WITH NOTE 17)
(CONTINUED)
1997 against Mr S M Palatin's outstanding loans and unpaid interest. At December 31, 1997 and 1998, respectively, the fair value of Mr S M Palatin's loans was $5,500. In March 1999, title to 463,636 of the 1,030,303 shares was granted as security to the Bank facility.

     ix. In 1998, the Group identified amounts totalling $232 which were paid in respect of professional services during 1997 and 1998 and have since been attributed to Mr S M Palatin. Such costs were included in Financing and recomposition expenses in the years in which they were incurred. The Group intends to seek recovery of these costs.

     x. Amounts of $283, $618 and $436 were paid for services provided under the terms of an information technology agreement with a company, to which Mr S M Palatin has indicated he is related, for the years ended December 31, 1996, 1997 and 1998, respectively.

     xi. As indicated in note 17, it has been asserted by a representative of Contrin that Mr S M Palatin has financial and other interests in companies that were involved in the trading of containers with participants in certain Austrian investment entities. The relationship or otherwise between these companies and the Group cannot be substantiated by management at present. The public records regarding these companies do not disclose their beneficial ownership. One of the companies in question, Transocean Equipment Manufacturing and Trading Limited, has been separately registered in the same name in both the United Kingdom and the Isle of Man and has been regarded by management as a subsidiary of Contrin and is so characterised in certain commercial correspondence. Contrin, through three management companies, administered the Austrian investment entities. Transocean Equipment Manufacturing and Trading Limited is in liquidation in the United Kingdom and the Group has received a request for information from the liquidator in respect of its trading transactions with that company.

Corporate Information
-------------------------------------------------------------

                        EXECUTIVE OFFICERS                      TRANSFER AGENT
                        Dennis J. Tietz                         BankBoston, NA
                        Chairman of the Board and               c/o EquiServe Limited Partnership
                        Chief Executive Officer                 P.O. Box 8040
                                                                800-733-5001
                        Peter J. Younger                        Boston, MA 02266-8040
                        Chief Financial Officer                 www.equiserve.com
                        BOARD OF DIRECTORS                      INDEPENDENT AUDITORS
                        Dennis J. Tietz                         Moore Stephens
                        Chairman of the Board and               St. Pauls House
                        Chief Executive Officer                 Warwick Lane
                        The Cronos Group                        London EC4P 4BN
                                                                England
                        Ernst-Otto Nedelmann
                        Managing Partner                        STOCK LISTING
                        E.O.N. Vermoegensverwaltung
                        GmbH                                    The Company's common stock is
                                                                traded over the counter on the
                        Maurice Taylor                          NASDAQ National Market System
                        Independent Business                    under the symbol CRNS
                        Consultant
                                                                REGISTERED OFFICE
                        Charles Tharp                           35 Rue Glesener
                        Independent Financial                   L-1631 Luxembourg
                        Management Consultant                   www.cronos.com

                                The Cronos Group

                              (A Societe Anonyme)

                     Financial statements December 31, 1998
                 together with directors' and auditors' reports

                                THE CRONOS GROUP
                                16 ALLEE MARCONI
                               L-2120 LUXEMBOURG
                      R.C. LUXEMBOURG SECTION B. NO. 27478

                               DIRECTORS' REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1998

     We present the financial statements of the Company for the year ended December 31, 1998.

     In December 1998, Mr D. J. Tietz was appointed Chief Executive Officer. On March 30, 1999, Mr Tietz was named Chairman of the Board replacing Mr R. J. Weissenberger, who resigned as Chairman and non-executive director. Also on March 30, 1999, Mr C. Tharp was appointed as a non-executive director following the resignation of Mr A. Friedberg.

     In December 1998, the directors implemented the first phase of a restructuring plan, which is designed to reduce selling, general and administrative expenses and increase operational efficiency.

     The directors are currently negotiating the extension of certain term loans, and are confident that this refinancing will be achieved. Therefore, the accounts have been prepared on a going concern basis.

                                          On behalf of the Board of Directors

                                          /s/ D.J. TEITZ

                                          D. J. Tietz
                                          Chairman of the Board and Chief
                                          Executive Officer

April 8, 1999

                          INDEPENDENT AUDITORS' REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1998

To the Shareholders of The Cronos Group:

     We have audited the accompanying balance sheet of The Cronos Group (a Luxembourg holding company) as of December 31, 1998, and the related statements of profit and loss for the year then ended and have read the related Directors' report. These financial statements and the Directors' report are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit and to check the consistency of the Directors' report with them.

     We conducted our audit in accordance with International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above give, in conformity with the legal requirements, a true and fair view of the financial position of The Cronos Group as of December 31, 1998, and the results of its operations for the year then ended.

     The Directors' report is in accordance with these financial statements.

     Without qualifying our opinion, we draw attention to the fact that certain group companies are currently negotiating the refinancing of loans of approximately $48 million which have final maturity dates ranging from January 8, 1999 to November 30, 1999. Failure to agree and comply with the terms of refinancing could result in an event of default; any such default would result in these loans together with all other loans becoming repayable immediately. Due to the existence of intercompany guarantees until the refinancing has been completed there is substantial doubt that the Company will be able to continue as a going concern.

     Without qualifying our opinion, we draw attention also to note 11 in the financial statements. Allegations have been made which may result in the Company becoming a defendant in lawsuits alleging various financial improprieties in the operation of certain third party Austrian investment entities and their sponsoring companies. The ultimate outcome of the matter cannot presently be determined.

                                          LOGO
                                          Moore Stephens S.a.r.l.
                                          Independent Auditors

Luxembourg
April 8, 1999

                                THE CRONOS GROUP

                BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1997

                                                              NOTES      1998       1997
                                                              ------    -------    -------
                                                                         $000       $000
ASSETS
FIXED ASSETS
Financial assets
  -- investments in subsidiaries............................             16,638      8,932
  -- other investment.......................................    3         1,403         --
CURRENT ASSETS
Receivables.................................................    4        45,285     63,147
Cash at bank and in hand....................................                311        251
                                                                        -------    -------
          TOTAL ASSETS......................................             63,637     72,330
                                                                        =======    =======

SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY
Subscribed capital..........................................    5        17,717     17,717
Additional paid-in capital..................................    13       39,108     39,154
Share subscriptions receivable..............................  1e, 12       (123)      (169)
Profit and loss reserve (without current year results)......    6        13,056     30,108
Loss for the year...........................................            (15,907)   (17,052)
Legal reserve...............................................    7         1,772      1,772

LIABILITIES DUE WITHIN ONE YEAR
Other creditors.............................................              8,014        800
                                                                        -------    -------

          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........             63,637     72,330
                                                                        =======    =======

   The accompanying notes are an integral part of these financial statements.

                                THE CRONOS GROUP

  STATEMENTS OF PROFIT AND LOSS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                              NOTES     1998       1997
                                                              -----    -------    -------
                                                                        $000       $000
EXPENSES
Charges.....................................................           (10,674)    (2,420)
Impairment loss of investment in subsidiaries...............    2      (12,500)   (13,000)
Provision for amounts owed by subsidiaries..................    4           --     (7,000)
Provision for loss on other investment......................            (1,500)        --
Taxation....................................................    9           --       (267)
INCOME......................................................   10        8,767      5,314
GAIN ON CONVERSION OF INVESTMENT IN AFFILIATE...............   1c           --        321
                                                                       -------    -------
NET LOSS FOR THE YEAR.......................................           (15,907)   (17,052)
                                                                       =======    =======

   The accompanying notes are an integral part of these financial statements.

                                THE CRONOS GROUP

       NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Cronos Group (the "company") is a holding company incorporated under the laws of Luxembourg on February 22, 1988.

     The company maintains its books and records in US dollars. Unless otherwise stated all balances are in $000's.

     The financial statements are prepared in accordance with generally accepted accounting principles in Luxembourg, which include the following significant accounting policies:

  a) Format of financial statements

     In accordance with Article 205 of the Luxembourg law of May 4, 1984, the accompanying financial statements have been presented with certain modifications to the prescribed legal format. The directors consider that the format adopted is the most suitable for the presentation of the company's operations.

     Generally accepted accounting principles contemplate the continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business. However, certain group companies are presently in default with regard to certain financial obligations in respect of which the Company has given pledges. Negotiations in respect of these obligations are continuing.

     There can be no assurances that management's plans to secure adequate refinancing will be successful. Should the group be unable to refinance its loans, then the Directors will have to consider discontinuing the operation of or selling the business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue in existence.

  b) Investment in subsidiaries

     Investments in subsidiaries are stated at cost less any permanent impairment in value. Under this method earnings of subsidiaries are recognised when, and to the extent, dividends have been received from subsidiaries.

  c) Other investment

     At the end of December 1995 the company acquired from another group company, an interest of approximately 24% in Trans Ocean Ltd ("TOL"), a container leasing company incorporated in Delaware, United States.

     In 1996, following an Agreement of Plan and Merger between Transamerica Corporation ("Transamerica") and TOL, the company was entitled to receive 19.23 Transamerica shares for each TOL common share it held. Of these Transamerica shares, the company sold 251,882 in October 1996 for a consideration of $19,288. The total gain on conversion of the TOL shares recognised in 1996 was $12,771.

     Following the final determination of the initial escrow fund, 21,989 shares were released to the Group and sold for consideration of $1,953 in May 1997 resulting in a gain of $321. As of December 31, 1998, a further 47,196 shares remain held in escrow pending final determination of post-closing reports and adjustments in 1999 (see Note 3).

  d) Foreign currency translation

     Assets and liabilities denominated in currencies other than US Dollars have been translated at the exchange rate prevailing at the date of the balance sheet. Non-US Dollar income and expenses are translated

                                THE CRONOS GROUP

       NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) at the rates of exchange prevailing at the date of the transaction. Exchange differences are recorded in the statement of profit and loss.

  e) Management Equity Investment Plan ("MEIP")

     Amounts received and receivable for the purchase of options under the contractual arrangement of the MEIP is credited to Additional paid-in-capital when the key employee makes the commitment. Amounts receivable for the purchase of options is debited to Share subscriptions receivable within Shareholders' equity.

  f) Financing and recomposition expenses

     In 1997 and 1998 the company incurred and accrued costs in connection with certain financing and other transactions, the restructuring of the Board of Directors, senior management and other employee positions. Costs incurred and accrued were charged to the income statement where the company determined that no future benefit would be derived from such costs.

2 FIXED ASSET INVESTMENTS

     The company's principal wholly-owned subsidiaries at December 31, 1998 were as follows:

                COMPANY               COUNTRY OF INCORPORATION           PRINCIPAL ACTIVITY
                -------               ------------------------           ------------------
    Cronos Containers Limited*        UK                          Container leasing management and
                                                                  administration
    Cronos Containers N.V.*           Netherlands Antilles        Container management, financing
                                                                  and administration
    Cronos Capital Corp.              USA                         General Partner and limited
                                                                  partnership administration
    Cronos Securities Corp.           USA                         Securities broking
    Cronos Containers Inc.            USA                         Administration and marketing,
                                                                  USA
    Cronos Containers PTE Limited*    Singapore                   Administration and marketing --
                                                                  Singapore
    Cronos Containers Pty Limited*    Australia                   Administration and marketing --
                                                                  Australia
    Cronos Containers S.r.l.          Italy                       Administration and marketing --
                                                                  Southern Europe and container
                                                                  investment
    Cronos Containers (Hong Kong)     Hong Kong                   Administration and marketing --
      Limited*                                                    Hong Kong and Australia
    Cronos Containers Leasing GmbH    Germany                     Administration and marketing --
                                                                  Germany
    Cronos Equipment S.A.*            Liberia                     Container Investment

                                THE CRONOS GROUP

       NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997

2 FIXED ASSET INVESTMENTS (CONTINUED)

                COMPANY               COUNTRY OF INCORPORATION           PRINCIPAL ACTIVITY
                -------               ------------------------           ------------------
    Cronos Equipment (Jersey) Ltd.*   Jersey                      Container Investment
    Cronos Equipment (Bermuda) Ltd.*  Bermuda                     Container Investment
    Cronos Containers Insurance       Guernsey                    Container Investment
      Ltd.*
    Cronos Equipment Limited          UK                          Administration and container
                                                                  investment
    Advanced Property Services        UK                          Property investment
      Limited
    C G Finance B.V.                  Netherlands                 Financing
    Cronos Management N.V.*           Netherlands                 Holding Company and provision of
                                      Antilles                    Executive services
    Cronos Containers Scandinavia     Sweden                      Intermodal equipment management
      AB+
    Intermodal Leasing AB             Sweden                      Intermodal equipment management
    Cronos Containers (Cayman) Ltd.*  Cayman Islands              Container Investment
    Cronos Containers Leasing Ltd.*   Virgin Islands              Container Investment
    Cronos Holdings Investments       USA                         Holding Company
      Inc.*

------------------------

* These companies are owned directly by the company. All the other companies are owned indirectly.

     In October 1998, The Cronos Group made an investment in Cronos Containers (Cayman) Ltd. and Cronos Containers Leasing Ltd. of $200 and $6 respectively.

     In December 1998, The Cronos Group increased its investment in Cronos Containers Ltd. and Cronos Equipment (Bermuda) Ltd. by $10,000 and $17,000 respectively.

     As at December 31, 1998, the company determined that an impairment charge should be provided for in respect of the diminution in value of its investment in subsidiary companies.

3 OTHER INVESTMENT

     The available for sale balance of $1,403 represents 12,326 shares in Transamerica, which are on deposit in escrow accounts pending resolution of withholding tax issues, following the conversion of the TOL shares disclosed above, together with the estimated fair value of the additional 47,196 Transamerica shares held in escrow at December 31, 1998. The balance of $2,903, as at December 31, 1997, was included in other debtors. The Group has agreed to provide a bank group with a security interest in respect of the Transamerica shares when they are released to the Group. The estimated fair value of the shares is based on the number of shares anticipated to be released from the escrow funds, valued at the closing rate at the balance sheet date. In February 1999, the Group was advised that claims, which are being challenged, have been made against the escrow funds, which hold the 47,196 shares, for amounts in excess of the value of the shares held. In this regard, the Group recorded a charge to reduce the carrying value of the investment securities by $1,500. There

                                THE CRONOS GROUP

       NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997

3 OTHER INVESTMENT (CONTINUED)
is a reasonable possibility that the estimated realizable value of these shares could change within one year of the date of these financial statements.

4 RECEIVABLES

     The receivables balance comprises the following:

                                                          1998         1997
                                                        ---------    ---------
                                                        $  000       $  000
Amounts owed by subsidiaries..........................     45,251       60,194
Other.................................................         34        2,953
                                                        ---------    ---------
                                                           45,285       63,147
                                                        =========    =========

5 SHARE CAPITAL

                                                          1998         1997
                                                        ---------    ---------
                                                        $  000       $  000
Authorised:
25,000,000 ordinary shares of $2 each.................     50,000       50,000
                                                        =========    =========

     The common shares of the company began to be publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) following the company's initial public offering on December 13, 1995.

                                                          1998         1997
                                                        ---------    ---------
Common shares outstanding:
Brought forward and carried forward...................  8,858,378    8,858,378
                                                        =========    =========

6 PROFIT AND LOSS RESERVE

                                                          1998         1997
                                                        ---------    ---------
                                                        $  000       $  000
Profit and loss reserve comprises:
Profit and loss reserve at beginning of year..........     30,108        9,206
Allocation of preceding year (loss) profit............    (17,052)      20,902
                                                        ---------    ---------
Profit and loss reserve at end of year................     13,056       30,108
                                                        =========    =========

     No dividends were paid or proposed for 1998 or 1997.

7 LEGAL RESERVE

     The legal reserve at December 31, 1998 was as follows:

                                                          1998         1997
                                                        ---------    ---------
                                                          $000         $000
Brought forward and carried forward...................      1,772        1,772
                                                        =========    =========

8 COMMITMENTS AND GUARANTEES

     The company has provided guarantees in respect of loans to subsidiaries.

                                THE CRONOS GROUP

       NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997

9 TAXES

     As a Luxembourg holding company, the company is subject to an annual subscription tax which is current 0.2%, payable quarterly, based on the estimated value of its outstanding shares as of the beginning of the year. The determination of share value for purposes of calculating the annual subscription tax is subject to change and is influenced by whether or not the shares are publicly traded, the level of dividend payments, and other factors.

10 INCOME

     Income comprises:

                                                              1998     1997
                                                              -----    -----
                                                              $000     $000
Interest income from intercompany receivables...............  5,509    5,042
Dividends received from subsidiaries........................  3,187       --
Other.......................................................     71      272
                                                              -----    -----
                                                              8,767    5,314
                                                              =====    =====

11 CONTINGENCIES

  i. Contingency -- SEC investigation

     In February 1997, as reported in the Company's Form 6-K, Arthur Andersen resigned as auditors to The Cronos Group and its subsidiaries and related partnerships. In connection with its resignation, Arthur Andersen also prepared a report pursuant to Section 10A of the Securities Exchange Act of 1934 ("the Act") citing its inability to obtain what it considered to be adequate responses to its enquiries primarily regarding the payment of $1,500 purportedly in connection with an obligation to pay professional fees relating to a proposed strategic alliance. This sum was returned to the Group in January 1997. To date current management has been unable to obtain an adequate explanation of the facts and circumstances with respect to this payment and its return.

     The Securities and Exchange Commission ("SEC"), a United States regulatory agency, subsequently commenced an investigation of the Company in or about February 1997. The SEC's investigation could result in one or more of civil, judicial and administrative proceedings against both the Company and certain individuals, including the assessment of monetary penalties by the SEC against the Company. Actions taken by the SEC do not preclude additional actions by any other federal, civil, criminal authorities, by other regulatory organisations or by other parties.

     Based on the limited information available to it, the Company believes that the investigation by the SEC may relate to possible violations of the federal securities laws that could include but are not limited to the following sections: S10b and Rule 10b-5 thereunder, of the Act, (pertaining to the anti-fraud provisions); S10A of the Act, (pertaining to audit notification requirements in the event the independent public accountant detects or otherwise becomes aware of information indicating that an illegal act has or may have occurred); S13(a) and 13(b)(2)(A) of the Act, (pertaining to the filing of periodical and other reports with the SEC and pertaining to the implementation of a system of internal accounting controls, respectively).

     The SEC's investigation is still ongoing and some of the present and former officers and directors and others associated with the Company have given testimony. However, no conclusion of any alleged wrongdoing by the Company or any individual has been communicated to the Company by the SEC. Accordingly, management has not reached a conclusion regarding any possible liability of the Company.

                                THE CRONOS GROUP

       NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997

11 CONTINGENCIES (CONTINUED)
  ii. Contingencies -- Austrian allegations

     Since 1983, as described in the prospectus dated December 7, 1995, a subsidiary company has managed containers for Austrian investment entities, including limited and unlimited partnerships and companies, sponsored by companies owned by Contrin Holding S.A., a Luxembourg holding company ("Contrin"), and for that company itself. The former Chairman of the Group, Mr. S.M. Palatin has been a director of Contrin. During 1994, ownership of the companies sponsoring these entities was transferred by Contrin to Barton Holding Ltd. a Bahamian company, which has owned preferred shares in the Company ("the former preferred shareholder").

     Some participants in a number of the aforementioned Austrian investment entities have made allegations to the Company and Austrian government authorities regarding the conduct of the investment entities, the sponsoring companies and companies alleged to be connected to Mr. S.M. Palatin and regarding Mr. S.M. Palatin himself.

     Firstly it is alleged, broadly, that not all container management income due to participants in these investment entities ("third parties") has been received by them.

     In this connection, a bank account to which $360 was transferred by a subsidiary company, following instructions which may have been falsified, regarding a purported cash distribution to Austrian investment entities, is under the control of the Austrian courts which will determine the recipients of the funds. Management consider that no liability arises as a consequence of making this transfer as the funds are under the control of the Austrian courts which will determine the correct recipients of the funds. In March 1999, the Group together with the Austrian investment entities have applied to the Austrian courts for the release of the funds to the Austrian investment entities. Moreover, Austrian courts have initiated investigations against Mr. S.M. Palatin and additional persons, including Mr. R.J. Weissenberger, a former Chairman and director, and Mr. A. Friedberg, a former director. Mr. S.M. Palatin and Mr. A. Friedberg have since been formally charged. Such investigations have not resulted in any actions being taken against Mr. R.J. Weissenberger and he has informed the Company that he does not believe that there is any valid basis for any such actions to be taken against him.

     Management have been unable to obtain definitive information regarding the relationships suggested in the allegations by the third parties.

     Secondly, it is alleged that funds may have been remitted to the Group which were not deposited in a Group bank account and are not reflected in the Group's accounting records. Specifically, it is alleged that Mr. S.M. Palatin acknowledged receipt of funds in the amount of $2,600 during the year ended December 31, 1995, yet it appears that these funds were received into a non-Group bank during the year ended December 31, 1994. Previous to these allegations, the Company's current management was not aware of the receipt of the $2,600, nor was it aware of Mr. S.M. Palatin's acknowledgement. The Group has determined that a $400 distribution, to third party investors, was paid by the Group in December 1994, into the same bank account into which the $2,600 was apparently deposited. Management is investigating these allegations and is continuing to seek definitive information regarding the non-Group bank account and the receipt and disbursement of the $2,600.

     Thirdly, claims relate to alleged transactions between third parties and companies alleged to be connected to Mr. S.M. Palatin involving the purchase and sale of containers in a manner designed to secure a tax mitigation advantage to those third parties. It is alleged that sums remain owing to the third parties by one or more of these companies in connection with the pre-arranged trading in containers. It is the view of management that the Group was not involved in these transactions, that the Group has no access to the records of the alleged transactions and, so far as the Group has managed the containers, the Group has acted

                                THE CRONOS GROUP

       NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997

11 CONTINGENCIES (CONTINUED)
in accordance with instructions from authorised representatives of the third parties. Management has been unable to quantify the extent, if any, that the Group might be held to be liable should the claims prove to be substantiable. The mechanisms, if any, and jurisdictions for initiation of any claims are also unclear.

     Certain of the companies which have sponsored Austrian investment entities have, under the terms of the relevant management agreement, arranged for examination of Group records appertaining to the management of containers owned by those investment entities. Some enquiries were made by representatives of the third parties. Management is not aware of any unresolved issues in this respect.

     In response to the actions taken by Contrin, a subsidiary company has terminated certain of its management agreements with Contrin entities in 1998. Discussions are taking place between Contrin and a subsidiary company and it is anticipated that these agreements will be reinstated.

     Management consider that prudent provision has been made for the matters in this connection.

12 MANAGEMENT EQUITY INVESTMENT PLAN ("MEIP")

     In November 1994, the Group introduced the MEIP for key employees of the Group. A total of 440,000 common shares have been reserved for issuance under the MEIP. As of December 31, 1998 outstanding options to acquire 156,000 common shares were held by 20 employees. The main terms of the plan are as follows:

     i. The MEIP consists of option units comprising four separate options, each option granting the right to the key employee to acquire an equal number of common shares at four different exercise prices. The key employee must pay an option price to acquire each option. The exercize price for each option was determined at the date of grant.

     ii. Each option vested 25% in the years ended December 31, 1995 and 1996 respectively. Options may only be exercized in units of each of the four options. At December 31, 1997 options were exercizable over 81,000 shares.

     iii. Members of the MEIP may only exercize vested options within seven years of November 25, 1994, the date of grant. No options were granted in 1997 and 1998. Unexercized options will expire thereafter. As of December 31, 1998 unexercized options have a remaining contractual life of 2 years, 11 months.

     The granting of the options did not result in additional compensation for the key employees who joined the plan for the year ended December 31, 1998. As of December 31, 1998, the options are estimated to have a nil value based on the share price at that date and the exercize prices. Total compensation cost recognized in the income statement for stock-based employee compensation was nil.

     As of December 31, 1998, outstanding unpaid options amounts to $123, included as Share Subscriptions Receivable within Shareholders' Equity. The cost of each option and the associated exercize price at the beginning and end of the current period are as follows:

                                              NUMBER
                                            OF SHARES        NUMBER         OPTION         EXERCIZE
                                                AT        OF SHARES AT      PRICE           PRICE
                                            JANUARY 1     DECEMBER 31     PER SHARE       PER SHARE
                                           ------------   ------------   ------------   --------------
Option 1.................................     53,250         39,150         $1.43           $14.30
Option 2.................................     53,250         39,150         $1.56           $15.60
Option 3.................................     53,250         39,150         $1.69           $16.90
Option 4.................................     53,250         39,150         $1.82           $18.20
                                             -------        -------
Total....................................    213,000        156,600
                                             =======        =======

                                THE CRONOS GROUP

       NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997

12 MANAGEMENT EQUITY INVESTMENT PLAN ("MEIP") (CONTINUED)
     The options purchased by key employees represent a potential ownership interest, on a fully diluted basis, of 2.4% of common shares. Options over 56,400 shares lapsed during the year as a result of eligible employees leaving the group.

13 SHAREHOLDERS' EQUITY

     The reported amount of shareholders' equity comprises statutory capital under Luxembourg law. This differs from the consolidated group financial statements, which are prepared under US GAAP and include additional amounts in respect of additional paid-in capital and investment securities, which do not constitute statutory capital under Luxembourg law.

     i) Additional paid-in capital: the consolidated group financial statements include an additional paid-in surplus of $10,000 within additional paid-in capital, relating to the acquisition of a subsidiary.

     A reconciliation of the statutory company financial statements to the consolidated group financial statements is shown below.

                                                              1998      1997
                                                             ------    ------
                                                             $000      $000
Additional paid-in capital:
As stated in the statutory company financial statements....  39,108    39,154
Additional paid-in surplus recognized under US GAAP........  10,000    10,000
                                                             ------    ------
As stated in the consolidated group financial statements...  49,108    49,154
                                                             ======    ======

     ii) Investment securities: the consolidated group financial statements include an unrealised holding loss of $1,159 (1997 gain of $1,159) in shareholders' equity relating to the recording of an available-for-sale investment security at fair market value.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-Q
                            ------------------------

(MARK ONE)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED: JUNE 30, 1999

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM: ____________ TO ____________ .

                        COMMISSION FILE NUMBER: 0-24464
                            ------------------------

                                THE CRONOS GROUP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  LUXEMBOURG                                   NOT APPLICABLE
         (STATE OR OTHER JURISDICTION                         (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

            16, ALLEE MARCONI, BOITE POSTALE 260, L-2120 LUXEMBOURG
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

                                  (352) 453145
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODES)
                            ------------------------

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     The number of common shares outstanding as of August 2, 1999:

                    CLASS                              NUMBER OF SHARES OUTSTANDING
                    -----                              ----------------------------
                   Common                                        9,158,378

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                THE CRONOS GROUP

                               TABLE OF CONTENTS

                                THE CRONOS GROUP

                        PART I -- FINANCIAL INFORMATION

Item 1. Financial Statements................................    3
        Management Representation...........................    3
        Consolidated Statements of Income...................    4
        Consolidated Balance Sheets.........................    5
        Consolidated Statements of Cash Flows...............    6
        Consolidated Statements of Shareholders' Equity.....    7
        Notes to the Consolidated Financial Statements......    8
Item 2. Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   11
        General.............................................   11
        Three Months Ended June 30, 1999 Compared to Three
  Months Ended June 30, 1998................................   12
        Six Months Ended June 30, 1999 Compared to Six
  Months Ended June 30, 1998................................   13
        Liquidity and Capital Resources.....................   14
Item 3. Quantitative and Qualitative Disclosures about
  Market Risk...............................................   16
                PART II -- OTHER INFORMATION
Item 1. Legal Proceedings...................................   16
Item 5. Other Information...................................   17
Item 6. Exhibits and Reports on Form 8-K....................   17

                                THE CRONOS GROUP

                        PART I -- FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

MANAGEMENT REPRESENTATION

     The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes, however, that the disclosures are adequate to make the information presented not misleading.

     These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's latest Annual Report on Form 10-K.

     This financial information reflects, in the opinion of management, all adjustments necessary to present fairly, the results for the interim periods. Such adjustments consist of only normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

                                THE CRONOS GROUP

                       CONSOLIDATED STATEMENTS OF INCOME
           (US dollar amounts in thousands, except per share amounts)
                                  (Unaudited)

                                               THREE MONTHS ENDED           SIX MONTHS ENDED
                                                    JUNE 30,                    JUNE 30,
                                            ------------------------    ------------------------
                                               1999          1998          1999          1998
                                            ----------    ----------    ----------    ----------
GROSS LEASE REVENUE.......................  $   32,082    $   40,042    $   66,832    $   80,568
Commissions, fees and other income........       1,664         1,573         3,288         3,187
                                            ----------    ----------    ----------    ----------
TOTAL REVENUES............................      33,746        41,615        70,120        83,755
                                            ----------    ----------    ----------    ----------
Direct operating expenses.................       7,799         8,504        15,863        17,215
Payments to container owners..............      15,101        19,615        31,773        39,081
Depreciation and amortization.............       3,987         4,821         8,385         9,452
Selling, general and administrative
  expenses................................       4,013         5,871         8,139        11,226
Financing and recomposition expenses......          --           242            --           484
Interest expense..........................       2,949         4,047         6,156         8,290
                                            ----------    ----------    ----------    ----------
TOTAL EXPENSES............................      33,849        43,100        70,316        85,748
                                            ----------    ----------    ----------    ----------
LOSS BEFORE INCOME TAXES..................        (103)       (1,485)         (196)       (1,993)
Income taxes..............................          --            68            --           235
                                            ----------    ----------    ----------    ----------
NET LOSS..................................        (103)       (1,553)         (196)       (2,228)
                                            ==========    ==========    ==========    ==========
LOSS PER COMMON SHARE (BASIC AND
  DILUTED)................................  $    (0.01)   $    (0.17)   $    (0.02)   $    (0.25)
                                            ==========    ==========    ==========    ==========
BASIC AND DILUTED SHARES OUTSTANDING......   8,858,378     8,858,378     8,858,378     8,858,378

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE CRONOS GROUP

                          CONSOLIDATED BALANCE SHEETS
           (US dollar amounts in thousands, except per share amounts)

                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
Cash and cash equivalents...................................   $  5,566        $  9,281
Amounts due from lessees, net...............................     29,062          33,215
Net investment in direct finance leases.....................      1,577           3,504
Container equipment, net....................................    143,312         168,558
Property and investments, net...............................     29,160          32,323
Amounts receivable from related parties.....................        225           5,500
Other.......................................................     25,205          27,598
                                                               --------        --------
TOTAL ASSETS................................................   $234,107        $279,979
                                                               ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Amounts payable to container owners.........................   $ 25,643        $ 31,314
Debt and capital lease obligations..........................    114,494         148,466
Current and deferred income taxes...........................      7,696           8,085
Other liabilities...........................................     30,383          36,027
                                                               --------        --------
TOTAL LIABILITIES...........................................    178,216         223,892
                                                               --------        --------

SHAREHOLDERS' EQUITY
Common shares...............................................     17,717          17,717
Additional paid-in capital..................................     49,077          49,108
Share subscriptions receivable..............................        (92)           (123)
Retained earnings...........................................    (10,811)        (10,615)
                                                               --------        --------
TOTAL SHAREHOLDERS' EQUITY..................................     55,891          56,087
                                                               --------        --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $234,107        $279,979
                                                               ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE CRONOS GROUP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           (US dollar amounts in thousands, except per share amounts)
                                  (Unaudited)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................  $ 12,047    $ 8,690
                                                              --------    -------
INVESTING ACTIVITIES:
Purchase of container and other equipment...................      (267)    (2,363)
Proceeds from sales of container and other equipment........    19,416        901
                                                              --------    -------
NET CASH (USED) PROVIDED FOR INVESTING ACTIVITIES...........    19,149     (1,462)
                                                              --------    -------

FINANCING ACTIVITIES:
Proceeds from issuance of term debt.........................        --      1,889
Repayments of term debt and capital lease obligations.......   (34,911)    (9,880)
                                                              --------    -------
NET CASH USED BY FINANCING ACTIVITIES.......................   (34,911)    (7,991)
                                                              --------    -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (3,715)      (763)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     9,281     14,455
                                                              --------    -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  5,566    $13,692
                                                              ========    =======
Supplementary disclosure of cash flow information:
Cash paid during the period for:
-- interest.................................................  $  6,345    $ 9,884
-- income taxes.............................................       257         82
Cash received during the period for:
-- interest.................................................       267      1,678
-- income taxes.............................................        --         --
Non-cash investing and financing activities:
-- container equipment acquired under capital lease.........        --         --
-- container equipment acquired but unpaid at June 30.......        --         --

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE CRONOS GROUP

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    Six Months Ended June 30, 1998 and 1999
          (U.S. dollar amounts in thousands, except per share amounts)
                                  (Unaudited)

                                                       ACCUMULATED
                                         ADDITIONAL       SHARE           OTHER         RETAINED         TOTAL
                               COMMON     PAID-IN     SUBSCRIPTIONS   COMPREHENSIVE     EARNINGS     SHAREHOLDERS'
                               SHARES     CAPITAL      RECEIVABLE        INCOME       UNRESTRICTED      EQUITY
                               -------   ----------   -------------   -------------   ------------   -------------
SIX MONTHS ENDED JUNE 30,
1998

Balance, December 31, 1997...  $17,717    $49,154         $(169)         $1,159         $  5,852        $73,713
MEIP lapses..................       --         --            --              --               --             --
Net loss.....................       --         --            --              --           (2,228)        (2,228)
                               -------    -------         -----          ------         --------        -------
Balance, June 30, 1998.......  $17,717    $49,154         $(169)         $1,159         $  3,624        $71,485
                               =======    =======         =====          ======         ========        =======

SIX MONTHS ENDED JUNE 30,
  1999
Balance, December 31, 1998...  $17,717    $49,108         $(123)         $   --         $(10,615)       $56,087
MEIP lapses..................       --        (31)           31              --               --             --
Net loss.....................       --         --            --              --             (196)          (196)
                               -------    -------         -----          ------         --------        -------

Balance, June 30, 1999.......  $17,717    $49,077         $ (92)         $   --         $(10,811)       $55,891
                               =======    =======         =====          ======         ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                THE CRONOS GROUP

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          (U.S. dollar amounts in thousands, except per share amounts)

1. The consolidated financial statements include the accounts of The Cronos Group and its wholly-owned subsidiaries (the "Company"). All material intercompany accounts and transactions have been eliminated.

2. Operating segment data

     Condensed segment information is provided in the tables below:

                                                                   OTHER
                                                  US LIMITED     CONTAINER      OWNED
                                                 PARTNERSHIPS     OWNERS      CONTAINERS     TOTAL
                                                 ------------    ---------    ----------    --------
THREE MONTHS ENDED JUNE 30, 1998
Gross lease revenue............................    $14,062        $15,750      $10,230      $ 40,042
Operating profit before indirect items.........      2,780          1,743          455         4,978
Operating profit...............................        663           (366)        (915)         (618)
Segment assets.................................     24,363         23,841      199,682       247,886

THREE MONTHS ENDED JUNE 30, 1999
Gross lease revenue............................    $10,738        $13,538      $ 7,806      $ 32,082
Operating profit before indirect items.........      2,155          1,492          762         4,409
Operating profit...............................        609             39         (167)          481
Segment assets.................................     21,334         19,939      155,159       196,432

SIX MONTHS ENDED JUNE 30, 1998
Gross lease revenue............................    $28,489        $31,594      $20,485      $ 80,568
Operating profit before indirect items.........      5,740          4,082          702        10,524
Operating profit...............................      1,414            130       (1,844)         (300)
Segment assets.................................     24,363         23,841      199,682       247,886

SIX MONTHS ENDED JUNE 30, 1999
Gross lease revenue............................    $22,533        $27,778      $16,521      $ 66,832
Operating profit before indirect items.........      4,521          3,102        1,304         8,927
Operating profit...............................      1,380            182         (578)          984
Segment assets.................................     21,334         19,939      155,159       196,432

Reconciliation of operating profit for reportable segments to earnings before taxes:

                                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                                              JUNE 30,             JUNE 30,
                                                         ------------------    ----------------
                                                          1999       1998      1999      1998
                                                         ------    --------    -----    -------
Operating profit.......................................  $ 481     $  (618)    $ 984    $  (300)
Selling, general and administrative expenses...........   (414)       (468)     (839)      (913)
Amortization of intangibles............................   (170)       (157)     (341)      (296)
Financing and recomposition expenses...................     --        (242)       --       (484)
                                                         -----     -------     -----    -------
Loss before income taxes...............................  $(103)    $(1,485)    $(196)   $(1,993)
                                                         =====     =======     =====    =======

3. Container equipment

     Container equipment is net of accumulated depreciation of $59,863 and $59,640 at June 30, 1999 and December 31, 1998, respectively.

                                THE CRONOS GROUP

          (U.S. dollar amounts in thousands, except per share amounts)

4. Amounts payable to container owners

     Amounts payable to container owners include amounts payable to related parties of $11,942 and $13,287 at June 30, 1999 and December 31, 1998, respectively.

5. Debt and capital lease obligations

     Debt and capital lease obligations include amounts due within twelve months of $59,477 and $87,271 at June 30, 1999 and December 31, 1998, respectively. On August 2, 1999, the Company successfully closed a $50.0 million re-financing transaction, the proceeds of which were used to refinance all of the Company's debt scheduled to mature in the next six months. See also "Liquidity and Capital Resources -- Capital Resources".

6. Commitments and contingencies (to be read in conjunction with Note 21 to the 1998 Consolidated Financial Statements)

     i. Commitments

     At June 30, 1999, the Company had commitments under operating leases for office space and equipment that were not material.

     The Company had no outstanding orders in respect of container equipment at June 30, 1999.

     ii. Contingencies -- Austrian allegations

     Since 1983, as described in the Company's prospectus dated December 7, 1995, a subsidiary company has managed containers for Austrian investment entities, including limited and unlimited partnerships and companies, sponsored by companies owned by Contrin Holding S.A., a Luxembourg holding company ("Contrin"), and for that company itself. Mr. S M Palatin, a former Chairman of the Board of Directors and former Chief Executive Officer, has been a director of Contrin. During 1994, ownership of the companies sponsoring these entities was transferred by Contrin to Barton Holding Ltd, a Bahamian company, which has owned preferred shares in the Company ("the former preferred shareholder"). See
Note 21 to the 1998 Consolidated Financial Statements for further details regarding Barton Holding Ltd ("Barton") and transactions involving that company.

     Some participants in a number of the aforementioned Austrian investment entities have made allegations to the Company and Austrian government authorities regarding the conduct of the investment entities, the sponsoring companies and companies alleged to be connected to Mr. Palatin and regarding Mr. Palatin himself.

     Firstly, it is alleged, broadly, that not all container management income due to participants in these investment entities ("third parties") has been received by them.

     In this connection, in September 1997 the Company transferred $360 in Contrin distributions to a bank account pursuant to instructions that may have been falsified. The Austrian courts took control of the account and on June 8, 1999 authorized release of the monies to the originally intended Contrin entities. The Company believes it has no further liability regarding this matter. A further $118 deposited by the Company in an Austrian bank account also supervised by the Austrian Courts, representing distributions due to certain Contrin entities, was released by the courts to those entities in November 1998.

     Moreover, Austrian courts have initiated investigations against Mr. Palatin and additional persons, including Mr. R J Weissenberger, a former Chairman and director, and Mr. A Friedberg, a former director. Mr. Palatin and Mr. Friedberg have since been formally charged. Such investigations have not resulted in any actions being taken against Mr. Weissenberger and he has informed the Company that he does not believe that there is any valid basis for any such actions to be taken against him.

                                THE CRONOS GROUP

          (U.S. dollar amounts in thousands, except per share amounts)

     Management has been unable to obtain definitive information regarding the relationships suggested in the allegations by the third parties.

     Secondly, it is alleged that funds may have been remitted to the Company, which were not deposited in a Company bank account and are not reflected in the Company's accounting records. Specifically, it is alleged that Mr. Palatin acknowledged receipt of funds in the amount of $2,600 during the year ended December 31, 1995, yet it appears that these funds were received into a non-Company bank during the year ended December 31, 1994. Previous to these allegations, the Company's current management was not aware of the receipt of the $2,600, nor was it aware of Mr. Palatin's acknowledgement. The Company has determined that a $400 distribution to third party investors was paid by the Company in December 1994, into the same bank account into which the $2,600 was apparently deposited. Management is investigating these allegations and is continuing to seek definitive information regarding the non-Company bank account and the receipt and disbursement of the $2,600.

     Thirdly, claims relate to alleged transactions between third parties and companies alleged to be connected to Mr. Palatin, involving the purchase and sale of containers in a manner designed to secure a tax mitigation advantage to those third parties. It is alleged that sums remain owing to the third parties by one or more of these companies in connection with the pre-arranged trading in containers. It is the view of management that the Company was not involved in these transactions, that the Company has no access to the records of the alleged transactions and, so far as the Company has managed the containers, the Company has acted in accordance with instructions from authorised representatives of the third parties. Management has been unable to quantify the extent, if any, that the Company might be held to be liable should the claims prove to be substantiable. The mechanisms, if any, and jurisdictions for initiation of any claims are also unclear.

     Certain of the companies which have sponsored Austrian investment entities have, under the terms of the relevant management agreement, arranged for examination of Company records pertaining to the management of containers owned by those investment entities. Some inquiries were made by representatives of the third parties. Management is not aware of any unresolved issues in this respect.

     In response to the actions taken by Contrin, the Company terminated certain of its management agreements with Contrin entities in 1998. Discussions are taking place between Contrin and the Company and it is anticipated that these agreements will be reinstated.

     Management considers that prudent provision has been made in the financial statements for the matters in this connection. There is a reasonable possibility that a material change could occur in respect of commitments and contingencies within one year of the date of these financial statements. Details of the provision are provided in Notes 1r and 3 to the 1998 Consolidated Financial Statements.

     iii. Contingencies -- Arbitration

     Under the terms of the relevant management agreement, an arbitration process was commenced on or around February 1997 by one of the companies that had sponsored Austrian entities in respect of distributions made by the Company through its Austrian attorney. In December 1998, the arbitration panel found that the management agreements with the Austrian investment entities were valid. The Company has made provision for anticipated legal expenses arising from the arbitration.

     See also Note 14 to the 1998 Consolidated Financial Statements.

                                THE CRONOS GROUP

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company generates revenues by leasing to ocean carriers marine containers that are owned either by third-party container owners or by the Company itself. These leases, which generate most of the Company's revenues, are generally operating leases.

     The following chart summarizes the composition of the Cronos fleet (based on original equipment cost) at June 30 for each of the periods indicated:

                                                              1999      1998
                                                              ----      ----
U.S. Public Limited Partnerships............................   34%       35%
Other Container Owners......................................   43%       40%
Owned Containers............................................   23%       25%
                                                              ---       ---
          Total.............................................  100%      100%
                                                              ===       ===

     All containers, whether owned or managed, are operated as part of a single fleet. The Company has discretion over which ocean carriers, container manufacturers and suppliers of goods and services it deals with. Since the Company's management agreements with the Managed Container Owners meet the definition of leases in Statement of Financial Accounting Standards No. 13, they are accounted for in the Company's financial statements as leases under which the container owners are lessors and the Company is lessee. The agreements with container owners generally provide that the Company will make payments to the container owners based upon the rentals collected from ocean carriers after deducting direct operating expenses and a management fee. The majority of payments to container owners are therefore contingent upon the leasing of the containers by the Company to ocean carriers and the collection of lease rentals. Minimum lease payments on the minority of agreements that have fixed payment terms are presented in Note 14(c) to the 1998 Consolidated Financial Statements. The majority of payments to container owners represent a percentage of the rentals collected from the ocean carriers to whom containers are leased by the Company.

     The following chart summarizes the composition of the Cronos fleet (based on TEU thousands), by equipment type, at June 30 for each of the periods indicated:

                       EQUIPMENT TYPE                         1999       1998
                       --------------                         -----      -----
Dry cargo...................................................  333.4      342.3
Refrigerated................................................   14.2       15.1
Tank........................................................    2.0        2.0
Roll-Trailer................................................    2.1        2.3
Cellular palletwide containers ("CPCs").....................    2.4        2.4
Other dry freight specials..................................    2.5        1.8
                                                              -----      -----
          Total fleet.......................................  356.6      365.9
                                                              =====      =====

     In recent months, economic reforms in Asia, as well as in Latin America, have begun to produce gradual improvement in terms of world trade, and there are preliminary indications that containerized trade volumes from North America and Europe to Asia, in particular, may be increasing. Intra-Asian trade, which also had stagnated since the Asia financial crisis began nearly two years ago, has shown increased activity in recent months. These favorable signs, however, have yet to produce any significant positive impact on the Company's operating performance. In spite of the reduced redelivery of on-hire equipment by the ocean carriers, per-diem rental rates have continued to decline as a result of competitive market conditions and high inventories.

     The Company continues to take advantage of its marketing resources in order to seek out leasing opportunities during this period. The short-term objective is to improve utilization by offering greater leasing incentives and actively repositioning equipment to higher-demand locations. While this short-term strategy

                                THE CRONOS GROUP

will increase repositioning expenses, it may also minimize those expenses related to storing off-hire containers. These measures will also provide the longer-term advantage of placing the containers where the demand is greatest.

     The following chart summarizes the combined utilization of the Cronos fleet (based on approximate original equipment cost) at the dates indicated:

                                                 JULY 31    JUNE 30    MARCH 31    JUNE 30
                                                  1999       1999        1999       1998
                                                 -------    -------    --------    -------
Utilization....................................   75.7%      75.2%       72.6%      80.4%

     During the first six months of 1999, the Company made significant reductions to selling, general and administrative expenses in line with a restructuring program that was announced in late 1998. This program, which has now been substantially completed, involved the reorganization of key activities together with the termination of certain employee positions. In addition, the Company reduced its short-term debt by $20.6 million in accordance with its strategy to refinance certain short-term debt obligations and thereby reduce the cost of debt financing. Through June 30, 1999, this strategy has resulted in the sale by Cronos of $36.6 million of container equipment, at Cronos' original equipment cost, to various third party investor programs. On August 2, 1999, the Company successfully closed a $50.0 million re-financing transaction, the proceeds of which were used to refinance all of the Company's debt scheduled to mature in the next six months. See also "Liquidity and Capital
Resources -- Capital Resources".

     THREE MONTHS ENDED JUNE 30, 1999 COMPARED TO THREE MONTHS ENDED JUNE 30,
1998

     Operating profit for the three months ended June 30, 1999 was $0.5 million compared to a loss of $0.6 million during the corresponding period of 1998. Reductions in selling, general and administrative expenses, interest expense and depreciation expense more than offset reduced income from both the owned and managed container fleets.

     Gross lease revenue of $32.1 million in the three months ended June 30, 1999 was $8.0 million, or 19.9% lower than in the corresponding period of 1998. This decline can be attributed to the combined effect of reduced utilization, lower per diem rates and a smaller fleet size representing approximately $3.7 million, $3.3 million and $1.0 million of the reduction respectively.

     Commissions, fees and other income of $1.7 million in the three months ended June 30, 1999 were almost unchanged from the corresponding period in 1998. Increased income, primarily from specialized container products, was partially offset by reduced fees from the disposal of containers and lower finance lease income.

     Direct operating expenses were $7.8 million in the three months to June 30, 1999, a decrease of $0.7 million, or 8.3%, compared to the corresponding period in 1998. Increased storage, reflecting a larger off-hire fleet, was more than offset by reductions in charges for doubtful accounts, repairs, repositioning and handling.

     Payments to container owners amounted to $15.1 million during the three months ended June 30, 1999, a decrease of $4.5 million or 23.0%, when compared to the corresponding period in 1998.

     Payments to U.S. Limited Partnerships amounted to $5.7 million, a decline of $2.9 million or 33.9%, when compared to the corresponding period in 1998. Lower average utilization and per-diem rates, as well as a smaller container fleet caused the decline in net lease revenue for this segment. The U.S. Limited Partnership fleet declined from 135,517 TEU at June 30, 1998, to 126,620 TEU at June 30, 1999 as a result of the disposal of older container equipment.

     Payments to Other Container Owners were $9.4 million during the three months ended June 30, 1999, a decrease of $1.6 million, or 14.4%, when compared to the corresponding period of 1998 as lower average utilization and per-diem rates more than offset a larger average fleet size. The increase in the average fleet size

                                THE CRONOS GROUP

was due to transactions involving the sale of equipment from the Owned to the Other Container Owners segment.

     Depreciation and amortization decreased by $0.8 million, or 17.3%, in the three months to June 30, 1999, to $4.0 million due to container sales from the Owned to the Other Container Owners segment.

     Selling, general and administrative expenses decreased to $4.0 million for the three months ended June 30, 1999 from $5.9 million for the three months ended June 30, 1998, a decrease of $1.9 million or 31.6%. The decrease was due primarily to a $1.0 million reduction in manpower and manpower-related costs, together with lower costs related to information technology, professional services and communications.

     Interest expense of $2.9 million for the three months ended June 30, 1999 declined $1.1 million or 27.1%, when compared to the corresponding period in 1998. This decrease is due primarily to a reduction in the average debt balance from $163.8 million to $122.1 million between the second quarters of 1998 and 1999, respectively.

     SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Operating profit of $1.0 million for the six months to June 30, 1999 was $1.3 million higher than the $0.3 million loss for the corresponding period in 1998. Reductions in selling, general and administrative expenses, interest expense and depreciation expense more than offset reduced income from both the owned and managed container fleets.

     Gross lease revenue of $66.8 million in the six months to June 30, 1999 was $13.7 million, or 17.1%, lower than in the corresponding period in 1998. This decline can be attributed to the combined effect of reduced utilization, lower per diem rates and a smaller fleet size representing approximately $7.1 million, $4.7 million and $1.9 million of the reduction respectively.

     Commissions, fees and other income of $3.3 million during the six months ended June 30, 1999 were almost unchanged from the corresponding period in 1998. Increased income, primarily from specialized container products, was partially offset by reduced fees from the disposal of containers and lower finance lease income.

     Direct operating expenses were $15.9 million during the six months ended June 30, 1999, a decrease of $1.4 million, or 7.9%, compared to the corresponding period in 1998. Increased storage, reflecting a larger off-hire fleet, was more than offset by reductions in charges for doubtful accounts, repairs, repositioning and handling.

     Payments to container owners decreased to $31.8 million during the six months ended June 30, 1999, a decrease of $7.3 million, or 18.7%, compared to the corresponding period in 1998.

     Payments to U.S. Limited Partnerships amounted to $12.5 million, a decline of $4.8 million or 27.7%, when compared to the corresponding period in 1998. Lower average utilization and per-diem rates, as well as a smaller container fleet, caused the decline in net lease revenue for this segment.

     Payments to Other Container Owners were $19.2 million during the six months ended June 30, 1999, a decrease of $2.5 million, or 11.5%, when compared to the corresponding period in 1998, as lower average utilization and per-diem rates more than offset a larger average fleet size. The increase in the average fleet size was due to transactions involving the sale of equipment from both the U.S. Limited Partnerships and Owned segments to the Other Container Owners segment.

     Depreciation and amortization decreased by $1.1 million, or 11.3%, during the six months ended June 30, 1999 to $8.4 million due to container sales from the Owned to the Other Container Owners segment.

     Selling, general and administrative expenses decreased to $8.1 million during the six months ended June 30, 1999 from $11.2 million in the corresponding period of 1998, a decrease of $3.1 million or 27.5%. The

                                THE CRONOS GROUP

decrease was due primarily to a $1.5 million reduction in manpower and manpower-related costs together with costs related to information technology, professional services and communications.

     Interest expense of $6.2 million for the six months to June 30, 1999 was $2.1 million lower, or 25.7%, compared to the corresponding period of 1998 due primarily to a reduction in the average debt balances.

LIQUIDITY AND CAPITAL RESOURCES

     Cash from Operating Activities: Net cash provided by operating activities was $12.0 million and $8.7 million during the first six months of 1999 and 1998, respectively. The net cash generated in 1999 reflected earnings from operations together with the release of $4.9 million of deposits which had been held in escrow, of which $2.7 million was utilized to make payments to third party container owners. In addition, $5.3 million was received from the sale of the Company's stock held as collateral on the Palatin Loans that was utilized in reducing both short-term debt and Mr. Palatin's indebtedness to the Company. The net cash generated in 1998 reflected earnings from operations together with a $8.0 million decrease in new container equipment for resale.

     Cash from Investing Activities: Net cash provided by investing activities was $19.1 million in the first six months of 1999 reflecting sales of container equipment to third party container owners. Net cash used for investing activities was $1.5 million in the first six months of 1998 reflecting purchases of container and other equipment of $2.4 million, which was partly offset by proceeds from equipment sales.

     Cash from Financing Activities: Net cash used by financing activities was $34.9 million during the first six months of 1999 compared to $8.0 million in the corresponding period of 1998. Repayments of debt and capital lease obligations included $20.6 million in short-term debt repayments that were generated from proceeds of container equipment sales. A further $5.3 million of short-term debt was repaid following the sale of the Company's stock held as collateral on the Palatin loans. In 1998, debt repayments of $9.9 million from operating cash were partly offset by $1.9 million of additional funding.

  Capital Resources

     On August 2, 1999, the Company refinanced approximately $47.8 million of its short-term and other indebtedness by establishing a Loan Facility (the "Loan Facility") with MeesPierson N.V., a Dutch financial institution, as agent for itself and First Union National Bank (collectively, the "Lenders"). The borrower under the Loan Facility was Cronos Finance (Bermuda) Limited, a newly-organized, wholly-owned, special purpose subsidiary of the Company ("Cronos Finance"). Cronos Finance borrowed $50.0 million under the Loan Facility for the purpose of acquiring containers from three other direct or indirect wholly-owned subsidiaries (the "Sellers") of the Company and paying certain fees associated with the establishment of the Loan Facility and the fees of certain former lenders. The Sellers utilized the cash proceeds from the sale of the containers to Cronos Finance to repay $47.8 million in principal due by the Sellers to eight different creditors or groups of creditors of the Group, including all indebtedness owed to a group of banks for which Fleet Bank, N.A. acted as agent.

     Monies borrowed under the Loan Facility bear interest at the annual rate of the 3-month LIBOR plus 1.50% (currently 6.8725%). The interest rate will be re-set quarterly. Amounts borrowed under the Loan Facility are repayable over five years, with a balloon payment of 25% of borrowings due at the maturity. To secure the borrowings made under the Loan Facility, the Lenders have been granted: (i) a first priority security interest in the containers purchased by Cronos Finance; (ii) a guarantee by the Company of 20% of the amount of the Credit facility; (iii) a second mortgage over the Company's office building in Windsor, England; and (iv) certain additional collateral. The Company guarantee is secured by (i) a pledge of the capital stock held by the Company in Cronos Finance; (ii) a security interest in the Company's shares of Common Stock of Transamerica Corporation (which are now convertible into shares of Aegon N.V. as a result of the merger of Transamerica with and into Aegon); and (iii) a pledge of the capital stock held by the Company in Cronos Holdings/Investments (U.S.), Inc., a Delaware corporation that, in turn, owns all of the

                                THE CRONOS GROUP

outstanding capital stock of Cronos Capital Corp., the general partner of the Group's U.S. container leasing limited partnerships.

     For establishing the Loan Facility, the Lenders were paid an arrangement fee of 1.50% of the Facility amount, issued 300,000 shares of Common Stock of the Company (150,000 shares to each Lender) and were each granted a warrant to purchase 100,000 shares of the Company's Common Stock at an exercise price of $4.41 per share (the average of the daily closing price of the Company's Common shares during the thirty day period preceding August 2, 1999). While the Lenders have advised the Company that they have no present intent of selling or otherwise disposing of the shares of Common Stock of the Company acquired by them, the Company has agreed to register the 300,000 shares issued to the Lenders under the Securities Act of 1933, as amended, within sixty days of August 2, 1999. In addition, under the Warrant Agreement entered into by the Company and the Lenders, the Lenders have the right to demand registration of the shares issuable thereunder.

     The Company will amortize the arrangement fee it paid to establish the Loan Facility ($0.75 million) and the fair market value of the 300,000 shares it issued to the Lenders to establish the Loan Facility ($1.275 million, determined by multiplying the 300,000 shares by the closing price of the Company's Common Stock on August 2, 1999) over the five-year term of the borrowings made under the Loan Facility.

     The establishment of the Loan Facility and the repayment of approximately $47.8 million in short-term indebtedness will result in a reduction in the annual interest payable by the Company on its indebtedness. Management estimates that the Company's interest cost will be reduced by approximately $1.4 million per annum (assuming no material increase in LIBOR) as a result of the establishment of the Loan Facility from the amounts payable by the Company on its indebtedness as such indebtedness stood prior to the establishment of the Loan Facility. These interest savings will be offset, in part, by the costs of establishing the Facility, including the arrangement fee paid and Common Stock issued to the Lenders and the legal expenses incurred by the Company in establishing the Loan Facility.

     In conjunction with the new facility, the Company has agreed to new financial covenant levels with all of its current lenders and has obtained waivers of non-compliance under current financial covenants. In addition, as part of the facility, all lenders have agreed that the new covenant levels will not be tested until the first quarter of 2000.

YEAR 2000

     The Company's computer systems have undergone modifications in order to render the systems ready for the year 2000. The Company has completed a detailed inventory of all software and hardware systems and has identified all components that need to be modified. The Company has completed all the necessary changes and testing in a dedicated year 2000 environment. The Company anticipates that all compliant code will be live by the end of August 1999. The Company has contacted all of its critical business suppliers and has been advised that their systems are year 2000 compliant. The Company has also confirmed the compliance of its suppliers' products through its own extensive testing. Expenses associated with addressing the year 2000 issues are being recognized as incurred. Management has not yet assessed the year 2000 compliance expense but does not anticipate the costs incurred to date or to be incurred in the future to be in excess of $0.5 million. The Company believes it will be able to resolve any major year 2000 issues.

     The Company is aware of the implications of a year 2000 computer system failure and is currently in the process of developing its contingency plans. Whilst management believes the possibility of a year 2000 system failure to be remote, if the Company's internal systems or those of its critical business suppliers fail, the Company's consolidated financial position, liquidity or results of operations may be adversely affected.

                                THE CRONOS GROUP

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest rate risk: outstanding borrowings are subject to interest rate risk. Approximately 65% and 60% of total borrowings had floating interest rates at December 31, 1998 and June 30, 1999, respectively.

     Exchange rate risk: Substantially all of the Company's revenues are billed and paid in U.S. dollars and a significant portion of costs are billed and paid in U. S. dollars. Of the remaining costs, the majority are individually small, unpredictable and incurred in various denominations and thus are not suitable for cost effective hedging. From, time to time, Cronos hedges a portion of the expenses that are predictable and are principally in U.K. pounds sterling. In addition, almost all of the Company's container purchases are paid for in U.S. dollars.

     As exchange rates are outside of the control of the Company, there can be no assurance that such fluctuations will not adversely effect its results of operations and financial condition.

     The Company has assessed the introduction of a single European Currency, the Euro, and believes that it will not be materially affected. In the past, the effects of inflation on administrative and operating expenses have been largely offset by the Company's ability to increase the operational economies of scale through expansion of the fleet.

                          PART II -- OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

SEC Investigation

     As the Company has previously reported, in February 1997, the Company's former independent auditors, Arthur Andersen LLP ("Arthur Andersen"), resigned as auditors to the Company, its subsidiaries, and related partnerships. In connection with its resignation, Arthur Andersen prepared a report pursuant to
Section 10A of the Securities Exchange Act of 1934, as amended, for filing by the Company with the Securities and Exchange Commission ("SEC"). In its report, Arthur Andersen cited, as a reason for its resignation, its inability to obtain what it believed to be adequate responses to its inquiries of former management regarding the payment and subsequent return of $1.5 million paid by the Company purportedly for professional fees in connection with a proposed strategic alliance of the Company. The Arthur Andersen report constituted a "reportable event" under the SEC's Regulation S-K in that it constituted advice to the former management of the Company that information had come to Arthur Andersen's attention that had made it unwilling to be associated with the financial statements prepared by the former management of the Company.

     As a result of the Arthur Andersen report, the SEC commenced a private formal investigation of the Company on February 10, 1997. The focus of the investigation has been to determine whether the Company and persons associated with the Company violated the federal securities laws administered by the SEC. Current management of the Company has been in discussions with the SEC with a view to settling the investigation as to the Company. The Company is hopeful of reaching a settlement of the investigation by the end of 1999. The Company does not believe that any current director or officer of the Company is a subject of the investigation.

Special Litigation Committee:

     The Board of Directors of the Company established a Special Litigation Committee ("Committee") of the Board in July 1998 to examine the relationships between Stefan M. Palatin, the former Chairman of the Board and Chief Executive Officer of the Company, and Contrin Holding S.A. ("Contrin"), Barton Holding Ltd ("Barton"), and affiliated persons. The Committee is also investigating transactions between the Company and its present and former officers and directors for the period from January 1, 1995, to determine

                                THE CRONOS GROUP

whether improper self-dealing occurred between the Company and such persons. The Committee intends to complete its investigation by the end of 1999. The Committee has the power, for and on behalf of the Company, and in consultation with counsel, to pursue the recovery of any damages the Committee concludes may have been suffered by the Company as a result of the transactions or conduct the Committee investigates.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

     None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

ITEM 5. OTHER INFORMATION

     CAUTIONARY STATEMENTS FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This Quarterly Report on Form 10-Q contains statements relating to future results of the Company, including certain projections and business trends, that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in: economic conditions; trade policies; demand for and market acceptance of leased marine cargo containers; competitive utilization and per-diem rental rate pressures; as well as other risks and uncertainties, including but not limited to those described above in the discussion of the marine container leasing business under Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations; and those detailed from time to time in the filings of the Company with the Securities and Exchange Commission.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

    NUMBER                          DESCRIPTION
    ------                          -----------
     4.1    Warrant Agreement, dated as of July 30, 1999, by and between the Company and MeesPierson N.V. ("MeesPierson") and First
            Union National Bank ("First Union").
    10.20   Guarantee, dated as of July 30, 1999, by and between the
            Company and MeesPierson, as agent on behalf of itself and
            First Union.
    10.21   Loan Agreement, dated as of July 30, 1999, by and between
            Cronos Finance (Bermuda) Limited ("CFBL") as issuer, and
            MeesPierson, as agent, on behalf of itself and First Union, as initial noteholders.
    10.22   CFBL Secured Note, dated as of July 30, 1999, in the
            principal amount of U.S. $25,000,000, in favor of
            MeesPierson.
    10.23   CFBL Secured Note, dated as of July 30, 1999, in the
            principal amount of U.S. $25,000,000, in favor of First
            Union.
    10.24   Issuer Stock Pledge Agreement [CFBL], dated as of July 30,
            1999, by and between the Company and MeesPierson, as agent on behalf of itself and First Union.
    10.25   Stock Pledge Agreement [Cronos Holdings/Investments (U.S.),
            Inc.], dated as of July 30, 1999, by and between the Company and MeesPierson, as agent on behalf of itself and First
            Union.
    27      Financial Data Schedule

                                THE CRONOS GROUP

(b) Reports on Form 8-K

     On April 1, 1999, a Current Report on Form 8-K was filed by the Company announcing the resignation of Rudolf J Weissenberger, Chairman of the Board of Directors and non-executive director, and Axel Friedberg, non-executive director. Dennis J Tietz and Charles Tharp were appointed Chairman and non-executive director, respectively.

     On April 13, 1999, a Current Report on Form 8-K was filed by the Company announcing the resignation of Stephen J Brocato, president of the Company's leasing division.

                                THE CRONOS GROUP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                THE CRONOS GROUP

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----

             By: /s/ P J YOUNGER                  Executive Vice President, Chief       August 11, 1999
  ----------------------------------------          Financial Officer and Chief
              Peter J. Younger                     Accounting Officer (Principal
                                                 Financial and Accounting Officer)